Exhibit 10.1

EXECUTION VERSION

FIRST AMENDED AND RESTATED BACKSTOP CONVERSION COMMITMENT AGREEMENT

AMONG

GLOBAL GEOPHYSICAL SERVICES, INC.,

CERTAIN SUBSIDIARIES OF GLOBAL GEOPHYSICAL SERVICES, INC.

AND

THE INVESTORS PARTY HERETO

Dated as of October 16, 2014

i

SCHEDULES AND EXHIBITS
Schedule 1	Notice Information
Schedule 2	Projected Cash Balance Calculation Principles

Schedule 3	Votable Claims
Schedule 4	Administrative Expenses
Exhibit A	BCA Approval Motion
Exhibit B	BCA Approval Order
Exhibit C	Bidding Procedures
Exhibit D	Form of Commitment Joinder Agreement
Exhibit E	KEIP Approval Motion
Exhibit F	Plan Term Sheet
Exhibit G	Form of Plan Support Joinder Agreement
Exhibit H	Attached Plan
Exhibit I	Attached Disclosure Statement

FIRST AMENDED AND RESTATED BACKSTOP CONVERSION COMMITMENT AGREEMENT

THIS FIRST AMENDED AND RESTATED BACKSTOP CONVERSION COMMITMENT AGREEMENT (this “Agreement”), dated as of October 16, 2014, is made by and among Global Geophysical Services, Inc. (as a debtor in possession and a reorganized debtor, as applicable, the “Company”) and certain Subsidiaries of the Company (each such Subsidiary and the Company, as a debtor in possession and a reorganized debtor, as applicable, a “Debtor” and collectively, the “Debtors”), on the one hand, and the Investors set forth on Schedule 1 hereto (each referred to herein individually as an “Investor” and collectively as the “Investors”), on the other hand, and amends, restates and supersedes in its entirety that certain Backstop Conversion Commitment Agreement dated as of September 23, 2014 and executed by the same parties (the “Original Agreement”).  The Company, each other Debtor and each Investor is referred to herein as a “Party” and collectively, the “Parties.”  Capitalized terms used herein have the meanings ascribed thereto in Article I.

RECITALS

WHEREAS, on March 25, 2014 (the “Petition Date”), the Company and certain of its Subsidiaries commenced jointly administered proceedings, styled “In re AUTOSEIS, INC., et al.” Case No. 14-20130 (the “Chapter 11 Proceedings”) under Title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as may be amended from time to time (the “Bankruptcy Code”) in United States Bankruptcy Court for the Southern District of Texas, Corpus Christi Division (the “Bankruptcy Court”); and

WHEREAS, the Company intends to propose and submit the Plan to the Bankruptcy Court for its approval; and

WHEREAS, the Debtors intend to seek entry of one or more Orders of the Bankruptcy Court (x) confirming the Plan pursuant to section 1129 of the Bankruptcy Code and (y) authorizing the consummation of the transactions contemplated hereby;

WHEREAS, the Company has requested that the Investors, severally and not jointly, enter into this Agreement pursuant to which, inter alia, such Investors agree to convert their respective portions of up to $68.1 million aggregate outstanding principal amount of the Term B Loans into shares of New Common Stock, and the Investors are willing to enter into this Agreement pursuant to which such Investors, inter alia, commit to convert their respective portions of up to $68.1 million aggregate outstanding principal amount of the Term B Loans into shares of New Common Stock, on the terms and subject to the conditions contained in this Agreement and the Plan; and

WHEREAS, on September 23, 2014, the Parties entered into the Original Agreement and the Parties, being the parties that executed the Original Agreement, have agreed pursuant to Section 11.7 of the Original Agreement to amend and restate the Original Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, agreements, representations, warranties and covenants contained herein, each of the Parties hereby agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.1     Definitions.  Except as otherwise expressly provided in this Agreement, or unless the context otherwise requires, whenever used in this Agreement (including any Exhibits and Schedules hereto), the following terms shall have the respective meanings specified therefor below.

“200MM Senior Notes” means the 10.5% senior unsecured notes due May 1, 2017 issued by the Company under that certain Indenture dated as of April 27, 2010, by and among the Company, the guarantors party thereto, and the Bank of New York Mellon Trust Company, N.A., as trustee, in the original amount of two hundred million dollars ($200,000,000), as supplemented by the First Supplemental Indenture, dated as of September 10, 2010, among Global Microseismic, Inc. (n/k/a Accrete Monitoring, Inc.), Global Geophysical Services, Inc., the other guarantors party thereto, and The Bank of New York Mellon Trust Company, N.A., as trustee; the Second Supplemental Indenture, dated as of November 10, 2010, among Paisano Lease Co., Inc. and Global Eurasia, LLC, Global Geophysical Services, Inc., the other guarantors party thereto, and The Bank of New York Mellon Trust Company, N.A., as trustee; the Third Supplemental Indenture, dated as of December 9, 2010, among AutoSeis Development Company, Global Geophysical Services, Inc., the other guarantors party thereto, and The Bank of New York Mellon Trust Company, N.A., as trustee; and the Fourth Supplemental Indenture, dated as of March 16, 2012, among STRM, LLC, an indirect subsidiary of Global Geophysical Services, Inc., Global Geophysical Services, Inc., the other guarantors party thereto, and The Bank of New York Mellon Trust Company, N.A., as trustee.

“50MM Senior Notes” means the 10.5% senior unsecured notes due May 1, 2017 issued by the Company under that certain Indenture dated as of March 28, 2012, by and among the Company, the guarantors party thereto, and the Bank of New York Mellon Trust Company, N.A., as trustee, in the original amount of fifty million dollars ($50,000,000).

“Accredited Investor” means an investor that is an “accredited investor” within the meaning of Rule 501(a) of the Securities Act.

“Ad Hoc Group” means the informal committee of Senior Noteholders of the Company comprised of those DIP Lenders party to this Agreement, as Investors.

“Ad Hoc Counsel” means Akin Gump Strauss Hauer & Feld LLP, acting in its capacity as counsel to the Ad Hoc Group.

“Affiliate” has the meaning ascribed to such term in Rule 12b-2 promulgated pursuant to the Exchange Act as in effect on September 23, 2014.

“Allowed Financial Claim” has the meaning ascribed to such term in the Plan.

“Alternative Proposal” means a proposal with respect to an Alternate Transaction.

“Alternate Transaction” means (i) a Sale of Auctioned Assets, (ii) a Sponsored Plan or (iii) any other chapter 11 plan or restructuring, reorganization, merger, consolidation, share exchange, business combination, recapitalization or similar transaction (including, for the avoidance of doubt, a transaction premised on one or more asset sales under section 363 of the Bankruptcy Code or pursuant to a plan) other than the transactions contemplated by this Agreement, the Rights Offering or the Plan, including (a) any chapter 11 plan, reorganization or restructuring involving the Company or any of the other Debtors, (b) the issuance, sale or other disposition of any equity interest or indebtedness, or any material assets, of the Company or any of the other Debtors or their Subsidiaries, or (c) a merger, sale, consolidation, business combination, recapitalization, refinancing, share exchange, rights offering, debt offering, equity investment or similar transaction (including the sale of all or a significant portion of the assets of the Company or any of the other Debtors or their Subsidiaries whether through one or more transactions) involving the Company or any of its Subsidiaries that is inconsistent with the transactions contemplated by this Agreement or the Plan.

“Ancillary Agreements” means the Stockholders Agreement and the Warrant Agreement.

“Antitrust Authorities” means the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States, and any other Governmental Entity having jurisdiction pursuant to the Antitrust Laws and “Antitrust Authority” means any of them.

“Antitrust Laws” mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, and any other Law governing agreements in restraint of trade, monopolization, pre-merger notification, the lessening of competition through merger or acquisition or anti-competitive conduct.

“Attached Disclosure Statement” means the disclosure statement for the Plan, including any exhibits and schedules thereto, that is attached hereto as of the date of this Agreement  as Exhibit I, and excluding any amendments, supplements, changes or modifications thereto.

“Attached Plan” means the chapter 11 plan of reorganization that is attached hereto as of the date of this Agreement as Exhibit H, and excluding any amendments, supplements, changes or modifications thereto.

“Auction” has the meaning ascribed to such term in the Bidding Procedures.

“Auctioned Assets” means all or a significant portion of the assets of the Debtors.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as amended from time to time and applicable to the Chapter 11 Proceedings, and the general, local and chambers rules of the Bankruptcy Court.

“BCA Approval Motion” means the Debtors’ motion for approval of the BCA Approval Order in the form attached hereto as Exhibit A, with only such amendments, supplements, changes and modifications that are satisfactory to the Debtors and the Requisite Investors.

“BCA Approval Obligations” means the obligations of the Debtors under this Agreement, including the payment, in accordance with, and subject to, the terms and conditions of this Agreement, of the Commitment Premium, the Expense Reimbursement and Termination Payment provided for herein.

“BCA Approval Order” means an Order to be entered by the Bankruptcy Court in the form attached hereto as Exhibit B approving and authorizing the Company to enter into this Agreement, approving the Bidding Procedures and authorizing the Debtors’ performance of the BCA Approval Obligations, with only such amendments, supplements, changes and modifications that are satisfactory to the Debtors and the Requisite Investors.

“Bidder” has the meaning ascribed to such term in the Bidding Procedures.

“Bidder Confidentiality Agreement” means a confidentiality agreement between the Company and any Bidder that is in form and substance satisfactory to the Company; provided, that such agreement shall not contain terms and conditions that are more favorable to the Bidder than the confidentiality agreements between the Company and the Investors and shall not contain terms which prevent the Company from complying with its obligations under Section 7.10.

“Bidding Procedures” means the procedures in the form attached hereto as Exhibit C setting forth procedures to be employed with respect to, among other things, (a) a proposed Alternative Proposal and (b) scheduling the submission deadlines for any Binding Proposals and an Auction related thereto, if necessary, with only such amendments, supplements, changes and modifications that are satisfactory to the Debtors and the Requisite Investors.

“Board” means the board of directors of the Company.

“Business Day” means any day, other than a Saturday, Sunday or legal holiday, as defined in Bankruptcy Rule 9006(a).

“Business Intellectual Property” means all Intellectual Property (i) owned by the Company or its Subsidiaries, in whole or in part, and/or (ii) used or held for use by the Company or its Subsidiaries.

“Business Plan” means the five-year business plan (or projections) for the Company and its Subsidiaries, dated June 2014, a copy of which has been made available for review by the Investors and their respective Representatives, and which is in form and substance satisfactory to the Investors.

“Bylaws” means the amended and restated bylaws of the Company as of the Effective Date, which shall be in form and substance satisfactory to the Company and the Requisite Investors.

“Cash” means, collectively, cash, cash equivalents and marketable securities, other than cash classified as restricted cash in accordance with GAAP.

“Cash EBITDA” means, for any period, an amount determined consistent with past practice for the Company and its Subsidiaries on a consolidated basis equal to (a) the sum, without duplication, of the amounts for such period of (i) Consolidated Net Income, plus (ii) Consolidated Interest Expense, plus (iii) provisions for taxes based on income, plus (iv) total depreciation expense, plus (v) total amortization expense, plus (vi) other non-Cash items reducing Consolidated Net Income (excluding any such non-Cash item to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash item that was paid in a prior period and excluding any write-down of a right to receive a payment or other consideration), minus (b) the sum, without duplication of the amounts for such period of (i) other non-Cash items increasing Consolidated Net Income for such period (excluding any such non-Cash item to the extent it represents the reversal of an accrual or reserve for potential Cash item in any prior period), plus (ii) interest income, plus (iii) other income, plus (iv) cash investment in the multi-client seismic data library of the Company and its Subsidiaries plus non-cash sales of Multi-Client Data.

“Certificate of Incorporation” means the amended and restated certificate of incorporation of the Company as of the Effective Date, which shall be in form and substance satisfactory to the Company and the Requisite Investors.

“Certification Form” means the certification form to be executed by a holder of a Financial Claim to determine if such holder is an Eligible Participant in the form attached as an exhibit to the Rights Offering Procedures.

“Change of Recommendation” means (i) the Company or the Board or any committee thereof shall have withheld, withdrawn, qualified or modified (or resolved to withhold, withdraw, qualify or modify), in a manner adverse to the Investors and inconsistent with the obligations of the Company under this Agreement, its approval or recommendation of this Agreement or the Plan or the transactions contemplated hereby or thereby or (ii) the Company or the Board or any committee thereof shall have approved or recommended, or resolved to approve or recommend (including by filing any pleading or document with the Bankruptcy Court seeking Bankruptcy Court approval of) any Alternate Transaction or Alternate Transaction Agreement, it being understood that taking steps to conduct an Auction in accordance with Section 7.10 of this Agreement shall not constitute a Change of Recommendation unless the Investors are not selected as the Successful Bidder at the conclusion of such Auction.

“Claim” means any claim (as such term is defined in section 101(5) of the Bankruptcy Code) against any Debtor, including, without limitation, any Claim arising after the Petition Date.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated and the rulings issued thereunder.

 “Collective Bargaining Agreements” means any and all written agreements, memoranda of understanding, contracts, letters, side letters and contractual obligations of any kind, nature and description, that have been entered into between or that involve or apply to the Company and/or any of its Subsidiaries and any Employee Representative.

“Committee” means the Official Committee of Unsecured Creditors appointed in the Chapter 11 Proceedings.

“Commitment Joinder Agreement” means a joinder agreement substantially in the form attached as Exhibit D hereto with only such amendments, supplements, changes and modifications that are satisfactory to the Company and the Requisite Investors.

“Company SEC Documents” means all of the reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) filed with the SEC by the Company on or after December 31, 2012.

“Company Intellectual Property License” means all Contracts under which the Company and/or any of its Subsidiaries has been granted the right to use the Intellectual Property of any third parties.

“Confirmation Order” means the order entered by the Bankruptcy Court confirming the Plan, which shall be in form and substance satisfactory to the Company and the Requisite Investors.

“Consent” means any consent, approval authorization, or waiver.

“Consolidated Net Income” means, for any period, (a) the net income (or loss) of Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (b) the sum of (i) the income (or loss) of any Person (other than a Subsidiary of Company) in which any other Person (other than Company or any of its Subsidiaries) has a joint interest, plus (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Company or is merged into or consolidated with Company or any of its Subsidiaries or that Person's assets are acquired by Company or any of its Subsidiaries, plus (iii) the income of any Subsidiary of Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, plus (iv) any gains or losses attributable to asset sales or returned surplus assets of any pension plan, plus (v) (to the extent not included in clauses (b)(i) through (iv) above) any net extraordinary gains or net extraordinary losses.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to capital leases in accordance with GAAP and capitalized interest) of Company and its Subsidiaries on a consolidated basis with respect to all outstanding Consolidated Total Debt, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements.

“Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Contract” means any binding agreement, contract, instrument or arrangement, including any loan, note, bond, mortgage, indenture, guarantee, deed of trust, license, franchise, commitment, lease, franchise agreement, letter of intent, memorandum of understanding or other obligation, and any amendments thereto.

“De Minimis Asset Sale Order” means the Order Establishing Procedures for the Sale or Abandonment of De Minimis Assets entered by the Bankruptcy Court on April 25, 2014.

“DIP Agent” means Wilmington Trust, National Association, in its capacities as Administrative Agent and Collateral Agent under the DIP Credit Agreement.

“DIP Credit Agreement” means that certain Financing Agreement, dated as of April 14, 2014, as amended on August 15, 2014, as further amended, supplemented, modified or replaced from time to time in accordance with its terms, by and among the Company, certain of its Subsidiaries, as guarantors, the lenders party thereto from time to time, and Wilmington Trust, National Association, as administrative agent and collateral agent.

“DIP Facility Claims” means Claims held by a DIP Lender as a lender under the DIP Credit Agreement.

“DIP Lender” means any lender party to the DIP Credit Agreement.

“Disclosure Statement” means a disclosure statement for the Plan, including all exhibits, annexes, schedules and appendices thereto, in substantially the form of the Attached Disclosure Statement attached as Exhibit I hereto and otherwise in form and substance satisfactory to the Company and the Requisite Investors, with only such amendments, supplements, changes and modifications that are satisfactory to the Debtors and the Requisite Investors.

“Effective Date” means the date on which the Plan becomes effective in accordance with its terms.

“Eligible Participant” means any holder of a Financial Claim as of the Rights Offering Record Date that is an Accredited Investor and that duly completes, executes and timely delivers to the Subscription Agent a Certification Form in a form reasonably satisfactory to the Company and the Requisite Investors certifying to that effect in accordance with the Rights Offering Procedures; provided that the term Eligible Participant expressly excludes the Investors and any of their Permitted Claim Transferees with respect Excluded Financial Claims; provided, further, that the Investors shall be considered Eligible Participants with respect to Financial Claims that the Investors acquire after September 23, 2014 and any Permitted Claim Transferees shall be considered Eligible Participants with respect to Financial Claims other than Excluded Financial Claims.

“Environmental Claim” means any complaint, summons, citation, investigation, notice, directive, notice of violation, order, claim, demand, action, litigation, judicial or administrative proceeding, judgment, letter or other communication from any Governmental Entity or any other Person, involving (a) any actual or alleged violation of any Environmental Law; (b) injury or damages to the environment, natural resources, any Person (including wrongful death) or property (real or personal) caused by Hazardous Materials or associated with alleged violations of Environmental Laws; or (c) actual or alleged Releases or threatened Releases of Hazardous Materials either (i) on, at, under or migrating from any assets, properties or businesses currently or formerly owned or operated by the Company or any of its Subsidiaries or any predecessor in interest, (ii) from adjoining properties or businesses, or (iii) on, at, under or migrating to any facilities which received Hazardous Materials generated by the Company or any of its Subsidiaries or any predecessor in interest.

“Environmental Laws” means any and all applicable foreign or domestic, federal or state (or any subdivision of any of them), statutes, ordinances, orders, rules, regulations, judgments, decrees, permits, licenses or binding determinations of any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Entity, or any other requirements of Governmental Entities relating to (a) the manufacture, generation, use, storage, transportation, treatment, disposal or Release of Hazardous Materials; or (b) occupational safety and health, industrial hygiene, land use or the protection of the environment, human, plant or animal health or welfare.

“Event” means any event, development, occurrence, circumstance, effect, condition, result, state of facts or change.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“Excluded Financial Claims” means Financial Claims held by the Investors on September 23, 2014; provided that Financial Claims that the Investors acquire from a Person that is not an Investor after September 23, 2014 are not Excluded Financial Claims and the determination of whether a Financial Claim that is Transferred by an Investor in accordance with Section 7.13(d) is an Excluded Financial Claim will be definitively determined by the designation included in the applicable Plan Support Joinder Agreement.

“Exclusivity Motion” means the Debtors’ Motion for an Order Pursuant to section 1121(D) of the Bankruptcy Code Extending the Exclusivity Period by Approximately 90 Days for the Debtors to File a Chapter 11 Plan and Solicit Acceptances submitted by the Debtors to the Bankruptcy Court on September 2, 2014.

“Existing Certificate of Incorporation” means the amended and restated certificate of incorporation of the Company in effect as of the date of this Agreement.

“Final Order” means an Order of the Bankruptcy Court, or other court of competent jurisdiction with respect to the subject matter, which has not been reversed, stayed, reconsidered, readjudicated, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the Order was appealed or from which certiorari was sought or the new trial, reargument or rehearing shall have been denied, resulted in no modification of such Order or has otherwise been dismissed with prejudice; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules (including Rule 9024 of the Bankruptcy Rules), may be filed relating to such Order shall not prevent such order from being a Final Order; provided, further, that the Requisite Investors may waive any appeal period.

“Financial Claim” means a Promissory Note Claim or Senior Notes Claim.

“Governmental Damages” means (i) any civil, administrative or criminal penalties, monetary fines, damages, restitution or reimbursements paid or payable to a Governmental Entity, (ii) any restitution, damages or reimbursements paid or payable by a Person to a third party, in each case, resulting from the (x) conviction (including as a result of the entry of a guilty plea, a consent judgment or a plea of nolo contendere) of such Person of a crime or (y) settlement with a Governmental Entity for the purpose of closing a Governmental Investigation, or (iii) injunctive relief obtained by a Governmental Entity or requirement to alter business practices as determined by a Governmental Entity.

“Governmental Entity” means any U.S. or non-U.S. federal, state, municipal, local, judicial, administrative, legislative or regulatory agency (including any self-regulatory organization), department, commission, board, bureau, instrumentality, court, tribunal or arbitration panel of competent jurisdiction (including any branch, department or official thereof).

“Hazardous Materials” means, regardless of amount or quantity, (a) any substance, waste, element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws or that is likely to cause immediately, or at some future time, harm to or have an adverse effect on, the environment or risk to human health or safety, including, without limitation, any pollutant, contaminant, waste, hazardous waste, toxic substance or dangerous good which is defined or identified in any Environmental Law and which is present in the environment in such quantity or state that it contravenes, or otherwise requires investigation, remediation, or corrective action under, any Environmental Law; (b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic, including, without limitation, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; (e) any raw materials, building components (including, without limitation, asbestos-containing materials) and manufactured products containing hazardous substances listed or classified as such under Environmental Laws; and (f) any substance or materials that are otherwise regulated under Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of a Person means (a) indebtedness for borrowed money; (b) liabilities evidenced by bonds, debentures, notes, or other similar instruments or debt securities;

(c) liabilities under or in connection with letters of credit that have been drawn on or bankers’ acceptances or similar items; (d) liabilities under or in connection with interest rate swaps, collars, caps and similar hedging arrangements; (e) liabilities under or in connection with off balance sheet financing arrangements or synthetic leases; (f) all capitalized lease obligations of such Person that are required to appear on a balance sheet prepared in accordance with GAAP; and (g) any guarantees of any of the items in (a) through (f) of this definition.

“Insider” means any officer, director of the Company or any of its Subsidiaries or any other Person who holds, individually or together with any Affiliate of such Person or, in the event such Person is an individual, any member(s) of such individual’s immediate family, 5% or more of the outstanding equity or ownership of the Company or any of its Subsidiaries.

“Intellectual Property” means any of the following worldwide, without limitation:  (i) trade names, trademarks and service marks, certification marks, trade dress, internet domain names, corporate names, business and fictitious names, slogans, logos and all other indicia of origin, whether registered or unregistered, and all registrations and applications to register any of the foregoing (including all translations, adaptations, derivations, and combinations of the foregoing), together with all associated goodwill; (ii) inventions (whether or not patentable or reduced to practice), issued patents and patent applications and patent disclosures and improvements thereto together with all reissues, continuations, continuations in part, divisions, extensions or reexaminations thereof; (iii) copyright registrations, copyright applications, works of authorship, unregistered copyrights and all associated moral rights; (iv) Trade Secrets; (v) computer software (including source code and object code), data, databases and documentation thereof; (vi) rights of privacy and publicity; (vii) rights to sue for past, present and future infringement or misappropriation of the foregoing; (viii) all proceeds of any of the forgoing including license royalties and other income and damages and other proceeds of suit; and (ix) all other intellectual property rights in and to any of the foregoing.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is (a) for the purpose of hedging the interest rate exposure associated with Company's and its Subsidiaries' operations and (b) not for speculative purposes.

“International Trade Laws” means Anti-Bribery Laws (as defined in Section 5.25), Money Laundering Laws (as defined in Section 5.26), and Sanctions Laws (as defined in Section 5.27).

“Investor Shares” means the Term B Loans Conversion Shares and the Commitment Premium Shares.

“IRS” means the United States Internal Revenue Service.

“Joint Venture” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other subsidiary) owns, directly or indirectly, fifty percent (50%) of the stock or other equity interests.

“KEIP” means the Key Employee Incentive Plan to be established by the Debtors subject to the approval of the Bankruptcy Court in the form attached to the KEIP Approval Motion, with only such amendments, supplements, changes and modifications that are satisfactory to the Debtors and the Requisite Investors.

“KEIP Approval Motion” means the Debtors’ motion for approval of the KEIP Approval Order, including any exhibits, annexes, schedules and appendices thereto, in the form attached hereto as Exhibit E, as filed by the Debtors on September 23, 2014, with only such amendments, supplements, changes and modifications that are satisfactory to the Debtors and the Requisite Investors.

“KEIP Approval Order” means an Order to be entered by the Bankruptcy Court in the form attached to the KEIP Approval Motion, with only such amendments, supplements, changes and modifications that are satisfactory to the Debtors and the Requisite Investors.

“KERP” means the Key Employee Retention Plan, in the form approved by the Bankruptcy Court on June 5, 2014, with only such amendments, supplements, changes and modifications that are satisfactory to the Debtors and the Requisite Investors.

“Knowledge of the Company” means any of  (i) facts or matters within the actual knowledge of Messrs. Richard White, Sean Gore, Tom Fleure, Ross Peebles or James Brasher, (ii) facts or matters about which Messrs. Richard White, Sean Gore, Tom Fleure, Ross Peebles or James Brasher should be aware, after a reasonable inquiry.

“Law” means any law (statutory or common), statute, regulation, rule, code or ordinance enacted, adopted, issued or promulgated by any Governmental Entity.

“Letter of Intent” means a non-binding letter of intent with respect to an Alternative Proposal setting forth (a) (i) a preliminary indication of the terms of the Alternative Proposal and (ii) the identity of the bidder and (b) to the extent requested by the Debtors, (i) the implied enterprise value and the amount of the investment in the reorganized Debtors, (ii) a detailed description of the transaction contemplated, including, but not limited to, the structure and financing of the Alternative Proposal, the sources of financing of the investment (including supporting documentation), as applicable, and the requisite deposit, sources and uses of funds, equity splits and timing, (iii) any anticipated regulatory and other approvals required to close the transaction and the anticipated time frame and any anticipated impediments for obtaining such approvals,(iv) the nature and extent of additional due diligence the Bidder wishes to conduct and the date in advance of the Binding Proposal Bid Deadline by which such due diligence will be completed; and (v) any additional information reasonably requested by the Committee regarding such Bidder, its proposal and its operational and financial ability to consummate such Alternative Proposal.

“Lien” means any lease, lien, adverse claim, charge, option, right of first refusal, servitude, security interest, mortgage, pledge, deed of trust, easement, encumbrance, restriction on transfer, conditional sale or other title retention agreement, defect in title, lien or judicial lien as defined in sections 101(36) and (37) of the Bankruptcy Code or other restrictions of a similar kind.

“Management Incentive Plan” means the New Emergence MIP as defined in the Plan and otherwise in form and substance satisfactory to the Company and the Requisite Investors, with only such pre-Effective Date amendments, supplements, changes and modifications that are satisfactory to the Company and the Requisite Investors.

“Material Adverse Change” means any Event which individually, or together with all other Events, has had or could reasonably be expected to have a material and adverse change on (a) the business, assets, liabilities, finances, properties, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company and its Subsidiaries to perform their obligations under, or to consummate, the transactions contemplated by this Agreement or the Plan; provided, that the following shall not constitute a Material Adverse Change and shall not be taken into account in determining whether or not there has been, or could reasonably be expected to be, a Material Adverse Change:  (i) any change after September 23, 2014 in any Law or GAAP, or any interpretation thereof; (ii) any change after September 23, 2014 in currency, exchange or interest rates or the financial or securities markets generally; (iii) any change to the extent resulting from the announcement or pendency of the transactions contemplated by this Agreement; and (iv) any change resulting from actions of the Company or its Subsidiaries expressly required to be taken pursuant to the Backstop Agreement; except in the cases of (i) and (ii) to the extent such change or Event is disproportionately adverse with respect to the Company and its Subsidiaries when compared to other companies in the industry in which the Company and its Subsidiaries operate.  Notwithstanding anything herein to the contrary, (i) any Event which individually, or together with all other Events, has directly or indirectly resulted in, or could reasonably be expected to result in, a reduction in any fiscal year of more than eight million dollars ($8 million) in Cash EBITDA collectively for the Company and its Subsidiaries, taken as a whole, shall be a Material Adverse Change and (ii) any Event after September 23, 2014, which individually, or together with all other Events, has not directly or indirectly resulted in, or could not reasonably be expected to result in, a reduction in any fiscal year of more than eight million dollars ($8 million) in Cash EBITDA collectively for the Company and its Subsidiaries, taken as a whole, shall not be a Material Adverse Change.

“Material Contract” means any Contract to which the Company or any of its Subsidiaries is a party or is bound, or to which any of the property or assets of the Company or any of its Subsidiaries is subject, that meets one or more of the following criteria:

(a)           the Contract is a “material contract,” or “plans of acquisition, reorganization, arrangement, liquidation or succession” as each such term is defined in Item 601(b)(2) or Item 601(b)(10) of Regulation S-K of the SEC as applied to the Company on a consolidated basis;

(b)           breach of, non-performance of, cancellation of or failure to renew the Contract could reasonably be expected to have a Material Adverse Change;

(c)           the Contract is a Material Expense Contract or a Material Revenue Contract;

(d)           any other Contract that otherwise is material to the businesses, operations, assets or financial condition of the Company or any of its Subsidiaries.

“Material Expense Contract” means any single Contract to which the Company or any of its Subsidiaries is a party or is bound involving aggregate consideration payable by the Company or any of its Subsidiaries of $500,000 or more in any fiscal year, other than (i) purchase orders in the ordinary course of the business of the Company or any of its Subsidiaries and (ii) Contracts that by their terms may be terminated by the Company or any of its subsidiaries in the ordinary course of its business upon less than 60 days’ notice without penalty or premium.

“Material Revenue Contract” means any single Contract to which the Company or any of its Subsidiaries is a party or is bound involving aggregate consideration payable to the Company or any of its Subsidiaries of $5,000,000 or more in any fiscal year, other than  Contracts that by their terms may be terminated by the Company or any of its Subsidiaries in the ordinary course of its business upon less than 60 days’ notice without penalty or premium.

“Multi-Client Data” means seismic data surveys acquired by the Company or its Subsidiaries for its multi-client seismic data library.

“New Common Stock” means the common stock of the Company as a reorganized debtor.

“New Warrants” means the warrants to purchase New Common Stock and having the terms and conditions set forth in the Warrant Agreement.

“Opportune” means Opportune LLP, as financial advisors to the Ad Hoc Group.

“Order” means any judgment, order, award, injunction, writ, permit, license or decree of any Governmental Entity or arbitrator of applicable jurisdiction.

“Owned Real Property” means all real property owned, in whole or in part, directly or indirectly by the Company, except to the extent such real property is residential real property that is not material to the Company.

“Permitted Liens” means (i) real estate taxes, assessments, and other governmental levies, fees or charges imposed with respect to any Owned Real Property that (A) are not due and payable or (B) are being contested in good faith by appropriate proceedings and for which adequate reserves have been made with respect thereto; (ii) mechanics liens and similar liens for labor, materials or supplies provided with respect to any Owned Real Property or personal property incurred in the ordinary course of business, consistent with past practice and as otherwise not prohibited under this Agreement, for amounts that (A) do not materially detract from the value of, or materially impair the use of, any of the Owned Real Property or personal property of the Company or any of its Subsidiaries as currently used or (B) are being contested in good faith by appropriate proceedings; (iii) zoning, building codes and other land use Laws regulating the use or occupancy of any Owned Real Property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such real property; provided, that no such zoning, building codes and other land use Laws prohibit the use or occupancy of such Owned Real Property as currently used or occupied or materially detract from the value of any of the Owned Real Property, or materially impair the use of any of the Owned Real Property as currently used; (iv) easements, covenants, conditions, restrictions and other similar matters affecting title to any Owned Real Property and other title defects that do not or would not materially impair the use or occupancy of such real property or the operation of the Company’s or any of its Subsidiaries’ business; and (v) Liens that, pursuant to the Confirmation Order, will not survive beyond the Effective Date.

“Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, Joint Venture, associate, branch office, representative office, trust, Governmental Entity or other entity or organization.

“Plan” means the chapter 11 plan of reorganization, including all exhibits, annexes, schedules and appendices thereto, in substantially the form of the Attached Plan attached as Exhibit H hereto and otherwise in form and substance satisfactory to the Debtors and the Requisite Investors, with only such amendments, supplements (including any Plan Supplement), changes and modifications that are satisfactory to the Debtors and the Requisite Investors.

“Plan Solicitation Motion” means the Debtors’ motion for an Order, in form and substance satisfactory to the Company and the Requisite Investors, among other things, (a) approving the Disclosure Statement; (b) establishing a voting record date for the Plan; (c) approving solicitation packages and procedures for the distribution thereof; (d) approving the forms of ballots; (e) establishing procedures for voting on the Plan; (f) establishing notice and objection procedures for the confirmation of the Plan; and (g) establishing procedures for the assumption and/or assignment of executory Contracts and unexpired leases under the Plan, with only such amendments, supplements, changes and modifications that are satisfactory to the Debtors and the Requisite Investors.

“Plan Solicitation Order” means an Order entered by the Bankruptcy Court, which Order shall, among other things, approve the Disclosure Statement and the commencement of a solicitation of votes to accept or reject the Plan, and which Order shall be in form and substance satisfactory to the Company and the Requisite Investors, with only such amendments, supplements, changes and modifications that are satisfactory to the Debtors and the Requisite Investors.

“Plan Supplement” has the meaning ascribed to such term in the Plan, and shall be satisfactory to the Company and the Requisite Investors, with only such amendments, supplements, changes and modifications that are satisfactory to the Debtors and the Requisite Investors.

“Plan Term Sheet” means the Preliminary Restructuring Term Sheet Summary of Terms and Conditions attached hereto as Exhibit F, including exhibits, annexes, schedules and appendices thereto, with only such amendments, supplements, changes and modifications that are satisfactory to the Debtors and the Requisite Investors.

“Promissory Note Claims” means the Claims arising under the Promissory Notes.

“Promissory Notes” has the meaning ascribed thereto in the Plan.

“Promissory Noteholders” means the holders of the Promissory Notes.

“Qualified Bid” has the meaning ascribed to such term in the Bidding Procedures.

“Qualified Bidder” has the meaning ascribed to such term in the Bidding Procedures.

“Real Property Leases” means those leases, subleases, licenses, concessions and other agreements, as amended, modified or restated, pursuant to which the Company or one of its Subsidiaries or Joint Ventures holds a leasehold or subleasehold estate in, or is granted the right to use or occupy, any land, buildings, structures, improvements, fixtures or other interest in real property used in the Company’s or its Subsidiaries’ or Joint Ventures’ business.

“Related Party” means, with respect to any Person, (i) any former, current or future director, officer, agent, Affiliate, employee, general or limited partner, member, manager or stockholder of such Person and (ii) any former, current or future director, officer, agent, Affiliate, employee, general or limited partner, member, manager or stockholder of any of the foregoing.

“Related Purchaser” means with respect to any Person, its Affiliates and any investment funds or separately managed accounts which such Person or its Affiliates controls or manages.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Reorganized GGS Corporate Documents” means the Bylaws, the Certificate of Incorporation, the Warrant Agreement and the Stockholders Agreement.

“Representatives” means, with respect to any Person, such Person’s directors, officers, members, partners, managers, employees, agents, investment bankers, attorneys, accountants advisors and other representatives, collectively.

“Requisite Investors” means Investors constituting a majority of the number of Investors and including Third Avenue; provided, that if one or more Investors are Affiliates, those Investors should be considered as a single investor for purposes of this definition.

“Revised Exclusivity Order” means an Order entered by the Bankruptcy Court, extending the Debtors’ exclusivity period (i) under section 1121(c)(2) of the Bankruptcy Code through November 24, 2014 and (ii) extend the Debtors’ exclusive rights under section 1121(c)(3) of the Bankruptcy Code through February 27, 2015, and otherwise on terms and conditions described in the Term Sheet and satisfactory to the Debtors and the Requisite

Investors, with only such amendments, supplements, changes and modifications that are satisfactory to the Debtors and the Requisite Investors.

“Rights Exercise Period” has the meaning ascribed to such term in the Rights Offering Procedures.

“Rights Holder” means an Eligible Participant that is the holder of a Right.

“Rights Offering Expiration Date” has the meaning ascribed thereto in the Rights Offering Procedures.

“Rights Offering Procedures” means the procedures for conducting the Rights Offering, including the exhibits and annexes thereto, in form and substance satisfactory to the Company and the Requisite Investors, with only such amendments, supplements, changes and modifications that are satisfactory to the Company and the Requisite Investors.

“Rights Offering Procedures Motion” means the Debtors’ motion for an Order, in form and substance satisfactory to the Company and the Requisite Investors, among other things, approving the Rights Offering Procedures, with only such amendments, supplements, changes and modifications that are satisfactory to the Debtors and the Requisite Investors.

“Rights Offering Procedures Order” means an Order entered by the Bankruptcy Court, which Order shall, among other things, approve the Rights Offering Procedures, and which Order shall be in form and substance satisfactory to the Company and the Requisite Investors, with only such amendments, supplements, changes and modifications that are satisfactory to the Debtors and the Requisite Investors.

“Rights Offering Record Date” has the meaning ascribed thereto under the Rights Offering Procedures.

“Rights Offering Subscribed Shares” means the Rights Offering Shares that have been duly and validly subscribed for and fully paid in accordance with the Rights Offering Procedures.

“Sale” means any proposed sale under section 363 of the Bankruptcy Code.

“Sanctioned Party” means any person or entity subject to trade control or sanctions restrictions under lists maintained by the  United States, the European Union, the United Nations,  or other countries, including, but not limited to, the EU list of sanctioned parties, the U.S. lists of Specially Designated Nationals and Blocked Persons, Foreign Sanctions Evaders, Denied Parties, Debarred Parties, the U.S. Entities Lists, sanctioned parties under the U.S. State Department’s Nonproliferation Sanctions programs, and equivalent lists of restricted or prohibited parties maintained under applicable laws of other countries.

“SEC” means the Securities and Exchange Commission.

“SEC Reports” means reports required to be filed by the Company under section 13 or 15(d) of the Exchange Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

“Senior Noteholders” means the holders of the Senior Notes.

“Senior Notes” means, collectively, (i) 200MM Senior Notes and (ii) the 50MM Senior Notes.

“Senior Notes Claims” means the Claims arising under the Senior Notes.

“Solicitation End Date” means (i) to the extent no Qualified Bids are received by the Company on or prior to the Binding Proposal Bid Deadline, the date of the Binding Proposal Bid Deadline, (ii) to the extent the Company receives a Qualified Bid but determines not to hold the Auction on the Auction Date, on the earlier of the date of such determination and the Auction Date, or (iii) if the Company holds an Auction in accordance with Section 7.10 and the Bidding Procedures, upon completion or termination of the Auction.

“Sponsored Plan” means any proposed plan of reorganization involving the Company and the other Debtors sponsored by a Bidder whereby the Bidder invests in the reorganized Debtors in exchange for some or all of the debt and/or equity of the reorganized Debtors.

“Stockholders Agreement” means the stockholders agreement to be executed by all the holders of New Common Stock and, to the extent provided therein, the holders of the New Warrants and effective as of the Effective Date, in form and substance satisfactory to the Company and the Requisite Investors, with only such amendments, supplements, changes and modifications that are satisfactory to the Company and the Requisite Investors.

“Subscription Agent” means Prime Clerk, LLC.

“Subsidiary” means, with respect to any Person, any corporation, partnership, Joint Venture, branch office, representative office or other legal entity of which such Person (either alone or through or together with any other subsidiary), (i) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests, (ii) has the power to elect a majority of the board of directors or similar governing body or (iii) has the power to direct the business and policies.

“Successful Bid” has the meaning ascribed to such term in the Bidding Procedures.

“Successful Bidder” has the meaning ascribed to such term in the Bidding Procedures.

“Superior Transaction” means an Alternative Proposal, (a) which is a binding commitment from a Qualified Bidder, (b) which is premised on an implied enterprise value of the Company and its Subsidiaries of more than one hundred and ninety million dollars ($190,000,000), plus the Termination Payment, plus anticipated approximate Expense Reimbursement, plus an initial minimum overbid increment of five million dollars ($5,000,000)

as determined by the Debtors’ independent financial advisor, management and the Board acting in good faith, (c) which contains a cash component sufficient to pay all DIP Facility Claims, plus the Termination Payment, plus the anticipated approximate Expense Reimbursement in cash in full, (d) is not subject to a financing condition or contingency and does not rely upon or otherwise assume that the Company obtains Exit Financing which has not otherwise previously been agreed to be provided to the Qualified Bidder, (e) that the Board, after consultation with its outside legal counsel, its independent financial advisors and the Committee, determines in good faith in its business judgment to be higher and better when viewed as a whole for the bankruptcy estate of the Company and the estates of the other Debtors than the transactions contemplated by this Agreement and the Plan, taking into account all terms, conditions and other aspects of such Alternative Proposal as compared to those of this Agreement and the Plan, and taking into account all of the facts and circumstances of the Chapter 11 Proceedings and the Board’s good-faith estimation of the likelihood and timing of consummating the Alternate Transaction, (f) can be consummated no later than February 27, 2015 and (g) that provides for payment in full in cash of all DIP Facility Claims, the Termination Payment and the Expense Reimbursement, upon the effective date or date of consummation (as applicable) of such Alternate Transaction.

“Taxes” means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including all federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any Person, and any liability therefor as a transferee, successor or otherwise.

“Technology” means, without limitation, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, results of research and development, software (including source code and object code), tools, data, inventions, apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, hardware, including, without limitation, computers, networks, communication controllers, and any and all parts and appurtenances, and any other embodiments of the above, in any form whether or not specifically listed herein, and all related technology, that are used, incorporated, or embodied in or displayed by any of the foregoing or used in the design, development, reproduction, sale, marketing, maintenance or modification of any of the foregoing.

“Term B Loans” has the meaning ascribed to such term in the DIP Credit Agreement.

“Third Avenue” means Third Avenue Focused Credit Fund.

“Trade Claims” has the meaning ascribed to such term in the Plan.

“Trade Secret” means, without limitation, any and all trade secrets (including the trade secrets that are defined in the Uniform Trade Secrets Act and under corresponding foreign Law and common law) and other confidential and/or proprietary information and data,  including ideas, formulas, compositions, unpatented inventions (whether patentable or unpatentable and whether or not reduced to practice), non-public invention disclosures, financial and accounting data, technical data, personal identification information, financial information, customer lists, supplier lists, business plans, know-how, formulae, methods (whether or not patentable), designs, processes, merchandising processes, procedures, non-public source and object codes, and techniques, research and development information, industry analyses, drawings, data collections and related information.

“Transaction Agreements” means this Agreement, the Ancillary Agreements, the Exit Financing Documents and any other agreements delivered in connection with this Agreement or the Plan.

“Transfer” means sell, transfer, assign, pledge, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions in which any Person receives the right to own or acquire any current or future interest in a Right, a Votable Claim, an Investor Share, a Commitment Premium Share, or a share of New Common Stock).  “Transferable” shall have a correlative meaning.

“Unsubscribed Shares” means the Rights Offering Shares, other than the Rights Offering Subscribed Shares.

“Verghese Agreement” means the Consulting Agreement dated as of August 4, 2014 between the Company and P. Mathew Verghese.

“Votable Claims” means, collectively all Allowed Financial Claims.

“Voting Deadline” has the meaning ascribed to such term in the Plan.

“Warrant Agreement” means the warrant agreement to be executed by the Company and the Warrant Agent, as warrant agent, and effective as of the Effective Date in form and substance consistent with the Warrant Term Sheet and otherwise satisfactory to the Company and the Requisite Investors, with only such amendments, supplements, changes and modifications that are satisfactory to the Company and the Requisite Investors.

“Warrant Term Sheet” means Exhibit B to the Plan Term Sheet.

“Warrant Agent” means a warrant agent selected by the Investors prior to the Effective Date.

Section 1.2     Additional Defined Terms.  In addition to the terms defined in Section 1.1, additional defined terms used herein shall have the respective meanings assigned thereto in the Sections indicated in the table below.

Defined Term	Section
Additional Increment	Section 2.1
Agreement	Preamble
Alternate Transaction Agreement	Section 8.1(d)
Anti-Bribery Laws	Section 5.25
Approval Conditions	Section 10.1(b)(iii)
Assigning Investor	Section 3.5(b)
Auction Date	Section 7.10(a)(vi)
Authorized Cleansing Party	Section 7.19(b)
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Base DIP Conversion Amount	Section 3.1(c)(i)
Base Projected Cash Balance	Section 3.1(c)(i)
Bidders	Section 7.10(a)(i)
Binding Proposal	Section 7.10(a)(iii)
Binding Proposal Bid Deadline	Section 7.10(a)(iii)
Chapter 11 Proceedings	Recitals
Cleansing Release	Section 7.19(a)
Commitment Premium	Section 4.1
Commitment Premium Shares	Section 3.1(g)
Company	Preamble
Company Plans	Section 5.21(a)
Compliance Criteria	Section 7.24
Confirmed Plan	Section 8.1(b)
Debtor	Recitals
Determination Date	Section 3.3(b)
DIP Conversion	Section 3.2(a)
Disclosure Letter	Article V
Disclosure Statement Cleansing Release	Section 7.19(a)
Emergence MIP Vested Grant	Section 5.4
Employee Representatives	Section 5.14(a)
ERISA	Section 5.21(a)

Exit Financing	Section 7.14
Exit Financing Documents	Section 7.14
Exit Term Loan	Section 7.14
Exit Revolving Facility	Section 7.14
Expense Reimbursement	Section 4.3(a)
Fee Capped Months	Section 7.25
Filing Party	Section 7.12(b)
Final Cleansing Release	Section 7.19(a)
Financial Reports	Section 7.8(a)
Financial Statements	Section 5.9(a)
Foreign Plan	Section 5.21(e)
GAAP	Section 5.9(a)
Indemnified Claim	Section 9.2
Indemnified Person	Section 9.2
Indemnifying Party	Section 9.2
Independent Directors	Section 7.16(a)
Investor	Preamble
Joint Filing Party	Section 7.12(c)
Legal Proceedings	Section 5.13
Losses	Section 9.1(a)
Market Maker	Section 7.13(d)(iii)
Material Business Intellectual Property	Section 5.15(b)
Material Technology	Section 5.15(b)
Minimum Increment	Section 2.1
MNPI	Section 7.19(a)
Money Laundering Laws	Section 5.26
Multiemployer Plans	Section 5.21(b)
Notice of Results	Section 3.3
OFAC	Section 5.27
Outside Date	Section 10.1(b)(iii)
Party	Preamble
PATRIOT Act	Section 5.26

Permitted Claim Transferee	Section 7.13(d)(i)
Petition Date	Recitals
Plan Support Joinder Agreement	Section 7.13(d)(i)
Pre-Closing Period	Section 7.6(a)
Professional Fee Caps	Section 7.25
Projected Cash Balance	Section 3.1(b)
Registered Intellectual Property	Section 5.15(a)
Required Combined Offering and Conversion Amount	Section 3.1(a)
Results Date	Section 3.3(a)
Right	Section 2.1
Rights Offering	Section 2.1
Rights Offering Offered Share Amount	Section 3.1(f)
Rights Offering Share	Section 2.1
Rights Offering Subscription Price	Section 2.1
Sanctions Laws	Section 5.27
Securities Act Legend	Section 3.4(f)
SEI/GPI Agreement	Section 7.21
Stockholder Agreement Legend	Section 3.4(g)
Takeover Statute	Section 5.30
Tax Return	Section 5.20(a)
Term B Loan Conversion Amount	Section 3.1(d)
Term B Loans Conversion Shares	Section 3.1(e)
Termination Payment	Section 10.2
Transactional Representations	Article V
Transfer Agent	Section 3.4(c)
Ultimate Purchaser	Section 3.5(b)

Section 1.3     Construction.  In this Agreement, unless the context otherwise requires:

(a)           references to Articles, Sections, Exhibits and Schedules are references to the articles and sections or subsections of, and the exhibits and schedules attached to, this Agreement;

(b)           the descriptive headings of the Articles and Sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement;

(c)           references in this Agreement to “writing” or comparable expressions include a reference to a written document transmitted by means of electronic mail in portable document format (.pdf), facsimile transmission or comparable means of communication;

(d)           words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(e)           the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including all Exhibits and Schedules attached to this Agreement, and not to any provision of this Agreement;

(f)            the term this “Agreement” shall be construed as a reference to this Agreement as the same may have been, or may from time to time be, amended, modified, varied, novated or supplemented;

(g)           “include”, “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words;

(h)           references to “day” or “days” are to calendar days;

(i)            references to “the date hereof” means as of the date of this Agreement;

(j)            unless otherwise specified, references to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder in effect on September 23, 2014; and

(k)           references to “dollars” or “$” are to United States of America dollars.

ARTICLE II

RIGHTS OFFERING

Section 2.1     The Rights Offering.  The Company proposes to offer and sell shares of New Common Stock pursuant to a rights offering (the “Rights Offering”) whereby the Company will distribute to each Eligible Participant that number of rights (each, a “Right”) that will enable Rights Holders to purchase their pro rata portion, based on amount of Financial Claims held by Senior Noteholders (other than Excluded Financial Claims) and Promissory Noteholders as of the Rights Offering Record Date, of up to an aggregate number of shares of New Common Stock equal to the Rights Offering Offered Share Amount (each, a “Rights Offering Share,” and collectively the “Rights Offering Shares”), at a purchase price per share equal to $8.0887 (the “Rights Offering Subscription Price”); provided that the Plan and the Rights Offering Procedures shall provide that a Rights Holder shall only be permitted to exercise

Rights held by such Rights Holder in a minimum initial increment of Rights enabling such Rights Holder to purchase an increment of 12,500 Rights Offering Shares and thereafter additional increments of Rights enabling the Rights Holder to purchase 2,500 Rights Offering Shares in each such additional increment.  The Company will conduct the Rights Offering in accordance with this Agreement, the Plan and the Rights Offering Procedures.

Section 2.2     Use of Proceeds.  All funds paid by the Rights Holders to the Company or the Subscription Agent in connection with the valid and proper exercise of their Rights pursuant to the Rights Offering, without any deductions for fees or expenses (the “Rights Offering Proceeds”) shall be used by the Company, upon the occurrence of the Effective Date and contemporaneously with the issuance of the Rights Offering Shares by the Company to the Rights Holders, to reduce the outstanding principal amount of Term B Loans owed under the DIP Credit Agreement by paying such Rights Offering Proceeds to the Term B Lenders in accordance with the terms of the DIP Credit Agreement, the Plan and the provisions of Article III, and shall reduce the amount of New Common Stock to be issued to the Term B Lenders in connection with the DIP Conversion in partial satisfaction of the outstanding principal amount owed by the Company with respect to the Term B Loans.  On the Effective Date, the Company shall cause the Rights Offering Proceeds to be paid, by wire transfer of immediately available cash funds, to the DIP Agent on behalf of the Term B Lenders.

ARTICLE III

THE BACKSTOP CONVERSION COMMITMENT

Section 3.1     Determination of Certain DIP Conversion Amounts; Rights Offering Offered Share Amount.

(a)           The “Required Combined Offering and Conversion Amount” shall be an amount not less than $51.9 million and not greater than $68.1 million of the outstanding principal amount of Term B Loans held by the Investors under the DIP Credit Agreement, as determined in accordance with Section 3.1(b) and Section 3.1(c).

(b)           No later than five (5) days prior to the Effective Date, the Company shall deliver a certificate, in form and substance (including calculation of amounts) acceptable to the Requisite Investors, setting forth the Company’s projected cash balance in its U.S. bank accounts as of December 31, 2014 (the “Projected Cash Balance”) prepared in accordance with the principles and line items set forth in Schedule 2 hereto and consistent with past practice; provided that if the Effective Date is after December 31, 2014, the Projected Cash Balance shall be the Company’s actual cash balance in its U.S. bank accounts as of December 31, 2014 as determined in accordance with the principles and line items set forth on Schedule 2 hereto and consistent with past practice.

(c)           If the Projected Cash Balance:

(i)           is equal to negative $6.0 million (the “Base Projected Cash Balance”), the Required Combined Offering and Conversion Amount shall be equal to $62.9 million (the “Base DIP Conversion Amount);”

(ii)           is less than the Base Projected Cash Balance, the Required Combined Offering and Conversion Amount shall be equal to (A) the Base DIP Conversion Amount plus (B) an amount equal to the Base Projected Cash Balance minus the Projected Cash Balance; provided, that the Required Combined Offering and Conversion Amount shall not exceed $68.1 million; and

(iii)          is greater than the Base Projected Cash Balance, the Required Combined Offering and Conversion Amount shall be equal to (A) the Base DIP Conversion Amount minus (B) an amount equal to the Projected Cash Balance minus the Base Projected Cash Balance; provided, that the Required Combined Offering and Conversion Amount shall not be less than $51.9 million.

(d)           The “Term B Loan Conversion Amount” shall be an amount equal to the Required Combined Offering and Conversion Amount less the amount of the Rights Offering Proceeds actually paid to the DIP Lenders in accordance with Section 2.2 and the Plan

(e)           The “Term B Loans Conversion Shares” shall be an amount of shares of New Common Stock equal to (i)(A) the Required Combined Offering and Conversion Amount, divided by (B) the Rights Offering Subscription Price, minus (ii) the number of Rights Offering Subscribed Shares.

(f)           The “Rights Offering Offered Share Amount” shall be an amount of shares of New Common Stock equal to (A) (i) the Required Combined Offering and Conversion Amount, divided by (ii) the Rights Offering Subscription Price, multiplied by (B) the aggregate percentage, as of September 23, 2014, of Financial Claims held by Senior Noteholders (excluding the Investors) and Promissory Noteholders.

(g)           The “Commitment Premium Shares” shall mean an amount of shares of New Common Stock equal to (A) (i) the Required Combined Offering and Conversion Amount, divided by (ii) the Rights Offering Subscription Price, multiplied by (B) 0.035.

Section 3.2     The DIP Conversion

(a)           On the terms and subject to the conditions set forth in the Plan and this Agreement (including the satisfaction or valid waiver (to the extent permitted by Law) of the conditions set forth in Article VIII), each Investor, severally and not jointly, hereby agrees that on the Effective Date, its pro rata share (based on the principal amount of Term B Loans held by such Investor on the Effective Date) of outstanding principal of Term B Loans equal to the Term B Loan Conversion Amount shall, without any further action on the part of the Investors, mandatorily convert into shares of New Common Stock in accordance with the terms and conditions contained in this Agreement and the Plan (the “DIP Conversion”).

(b)           Upon the satisfaction or valid waiver (to the extent permitted by Law) of the conditions set forth in Article VIII, the Company shall issue to each Investor in connection with the DIP Conversion an amount of shares of New Common Stock equal to its pro rata share (based on the principal amount of Term B Loans held by such Investor on the Effective Date) of the Term B Loans Conversion Shares.  In the event that the DIP Conversion would result in any Investor being entitled to receive a number of shares of New Common Stock that is not an integral multiple of one, fractions of 0.50 and greater will be rounded up to the next higher integral multiple of one and fractions less than 0.50 will be rounded down to the next lower integral multiple of one.  In no event will any fractional shares of New Common Stock be issued in the DIP Conversion, and no consideration will be paid in lieu of fractions that are rounded down.

Section 3.3     Notice of Results; Reduction in Backstop Conversion Commitment.

(a)           No later than the fifth (5th) Business Day following the date on which the Rights Offering Expiration Date occurs (the “Results Date”), the Company shall, or shall cause the Subscription Agent to, deliver to each Investor a preliminary written notice of (1) the aggregate number of Rights Offering Shares elected to be purchased by Rights Holders and the aggregate amount of the Rights Offering Proceeds, (2) the aggregate number of Unsubscribed Shares, if any, and (3) an estimate of the amount of Term B Loans Conversion Shares such Investor would receive in the DIP Conversion (assuming no further trading of the Term B Loans subsequent to the date of such written certification) based on such Investor’s pro rata share of the outstanding principal amount of Term B Loans as of the date thereof (each such written certification, a “Notice of Results”), which shall include the Company’s estimate of the Projected Cash Balance and documentation supporting such estimate.  The Company shall cause the Subscription Agent to promptly provide any written backup, information and documentation relating to the information contained in the Notice of Results as any Investor may reasonably request in writing

(b)           No later than the fifth (5th) Business Day prior to the Effective Date (the “Determination Date”), the Company shall, or shall cause the Subscription Agent to, deliver to each Investor a final Notice of Results, which shall include the Company’s final determination of the Projected Cash Balance and documentation supporting such final determination.

Section 3.4      DIP Conversion; Issuance and Delivery of Investor Shares.

(a)           At 10:00 a.m., New York City time, on the Effective Date, the Company shall issue (and deliver as promptly as reasonably practicable thereafter), the Investor Shares to each Investor (or to such other Persons as any Investor may designate in accordance with this Agreement) subject to compliance by such Investor with its obligations under Section 3.4(b), contemporaneously with the release of the funds held in the escrow account maintained by the Subscription Agent (in accordance with the Rights Offering Procedures) and payment thereof to the DIP Agent on behalf of the Investors (in accordance with the Plan and the Contract to be entered between the Company and the Subscription Agent related to the establishment of an escrow account for the Rights Offering).

(b)           On or prior to the Effective Date, the Company and each Investor shall, and each Investor shall cause any of its Related Purchasers designated by such Investor to receive Investor Shares, to deliver an executed counterpart to the Stockholders Agreement.

(c)           Unless an Investor requests in writing delivery of a physical stock certificate, the entry of any Investor Shares to be delivered pursuant to this Agreement into the book entry account of an Investor (or to such other accounts as any Investor may designate in accordance with this Agreement)  established with Computershare in its capacity as transfer agent to the Company (the “Transfer Agent”) pursuant to the Company’s book entry procedures and delivery to such Investor (or designated Person) of an account statement reflecting the book entry of such Investor Shares shall be deemed delivery of such Investor Shares for purposes of this Agreement.

(d)           All Investor Shares will be delivered with all issue, stamp, transfer, sales and use, or similar Taxes or duties that are due and payable (if any) in connection with such delivery duly paid by the Company.

(e)           The documents to be delivered on the Effective Date by or on behalf of the Parties and the Investor Shares will be delivered at the offices of Baker Botts L.L.P., 30 Rockefeller Plaza, New York, New York, 10112-4498 on the Effective Date.

(f)            Each certificate or book entry position evidencing shares of New Common Stock issued pursuant to this Agreement or the Plan, including the Rights Offering Shares but excluding shares of New Common Stock eligible for issuance pursuant to the exemption from the registration requirements under Section 5 of the Securities Act provided by section 1145 of the Bankruptcy Code including, to the extent applicable, the Term B Loans Conversion Shares and shares of New Common Stock issued under the Plan in respect of Financial Claims), shall, (i) in the case of book entry position, reflect, and (ii) in the case of certificates, be stamped or otherwise imprinted with a legend (the “Securities Act Legend”) in substantially the following form, with only such amendments, modifications, supplements or changes as are in form and substance satisfactory to the Company and the Requisite Investors:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [DATE OF ISSUANCE], HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER.”

(g)           Each certificate or book entry position evidencing shares of New Common Stock issued pursuant to this Agreement or the Plan, including the Rights Offering Shares and any Investor Shares and shares of New Common Stock issued in respect of Financial Claims or upon the exercise of New Warrants), shall, (i) in the case of book entry position, reflect, and (ii) in the case of certificates, be stamped or otherwise imprinted with a legend (the “Stockholder Agreement Legend”) in substantially the following form, with only such amendments, modifications, supplements or changes as are in form and substance satisfactory to the Company and the Requisite Investors:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE PROVISIONS OF A STOCKHOLDERS AGREEMENT, DATED AS OF [●], AND THE CERTIFICATE OF INCORPORATION AND BY-LAWS OF GLOBAL GEOPHYSICAL SERVICES, INC. (THE “COMPANY”), EACH AS MAY BE AMENDED FROM TIME TO

TIME, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER AND EXERCISE SET FORTH THEREIN. COPIES OF THE STOCKHOLDER AGREEMENT, THE CERTIFICATE OF INCORPORATION AND BY-LAWS ARE ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF THE COMPANY.”

Section 3.5     Designation and Assignment Rights.

(a)           Each Investor shall have the right to designate by written notice to the Company no later than two (2) Business Days prior to the Effective Date that some or all of its Investor Shares be issued in the name of and delivered to a Related Purchaser thereof in accordance with the terms hereof, which notice of designation shall (i) be addressed to the Company and signed by such Investor and each such designated Related Purchaser, (ii) specify the number of Investor Shares to be delivered to or issued in the name of such Related Purchaser and (iii) contain a confirmation by such Related Purchaser of the accuracy of the representations set forth inSection 6.6 through Section 6.8as applied to such Related Purchaser (a “Related Purchaser Confirmation”); provided, that no such designation pursuant to this Section 3.5 shall relieve such Investor from its obligations under this Agreement.

(b)           Additionally, in the event that any Investor (an “Assigning Investor”) sells, assigns or otherwise Transfers all or any portion of its Term B Loans to (i) another Investor or its Related Purchaser, (ii) a Related Purchaser of the Assigning Investor or (iii) one or more other Persons that is not an Investor or a Related Purchaser (each such Investor, Related Purchaser or other Person, an “Ultimate Purchaser”), in each case, it shall cause such Ultimate Purchaser (other than an Investor or any other Person that has already executed a Commitment Joinder Agreement) to agree in writing to be bound by this Agreement by executing and delivering to the Company and each other Investor a Commitment Joinder Agreement; provided, that such Assigning Investor shall provide written notice to the Company and each other Investor in advance of such Transfer (other than a Transfer to another Investor or any other Person that has already executed a Commitment Joinder Agreement) and no later than two (2) Business Days prior to the Effective Date; provided, further, that, subject to the Reorganized GGS Corporate Documents, nothing in this Agreement shall limit or restrict in any way any Investor’s ability to Transfer any of its Investor Shares or any interest therein after the Effective Date pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements thereunder and pursuant to applicable state securities Laws.  Each Investor or Ultimate Purchaser agrees that any Transfer of any Term B Loans that does not comply with the terms and procedures set forth in this Section 3.5(b) shall be deemed void ab initio, and the Debtors shall have the right to avoid such Transfer.

ARTICLE IV

PREMIUMS AND EXPENSES

Section 4.1     Premiums and Damages Payable by the Company.  The Company shall pay to the Investors the following premiums and damages, in accordance with and subject to Section 4.2 and Section 10.2, in the following manner:

(a)           as consideration for the DIP Conversion and the other agreements of the Investors in this Agreement, a nonrefundable aggregate premium consisting of the Commitment Premium Shares, in accordance with Section 3.4 to the Investors allocated pro rata among such Investors or their respective designees (based on the principal amount of the Term B Loans held by such Investor on the Effective Date) to compensate the Investors for their agreement to participate in the DIP Conversion subject to the terms and conditions contained in this Agreement (the “Commitment Premium”); or

(b)           in the event that this Agreement is terminated, the Termination Payment, if any, which shall be paid by the Company to the Investors as provided in Section 10.2 and Section 4.2.

Section 4.2     Payment of Premiums and Damages.  The Commitment Premium shall become fully earned, non-refundable and non-avoidable upon the Effective Date and shall be paid by the Debtors, free and clear of any withholding or deduction for any applicable Taxes, to the Persons specified in Section 4.1 and paid by the Company in the form of the Commitment Premium Shares on the Effective Date, simultaneously with the delivery of the other Investor Shares (subject to Section 3.5), if any, pursuant to the procedures for the delivery of Investor Shares in Section 3.4.  For the avoidance of doubt, to the extent payable in accordance with the terms of this Agreement, the Commitment Premium will be payable regardless of the amount of Term B Loans Conversion Shares actually issued in the DIP Conversion.  The Termination Payment, if any, will be paid by wire transfer of immediately available funds in accordance with Section 10.2 to the account(s) specified by each Investor and will be non-refundable and non-avoidable, free and clear of any withholding or deduction for any applicable Taxes.

Section 4.3     Expense Reimbursement.

(a)           The Company will reimburse or pay, as the case may be, the reasonable, documented fees and out-of-pocket costs and expenses incurred by each of the Investors and their respective Affiliates, including the fees and out-of-pocket costs and expenses of (i) the Ad Hoc Counsel, (ii) Opportune, (iii) EPIQ Systems, Inc. and (iii) any professional whose expertise is necessary for non-U.S. or Delaware law matters, in each case in connection with (i) the exploration and discussion of the Plan Term Sheet, this Agreement and the other Transaction Agreements, the Plan and the Chapter 11 Proceedings, the Rights Offering and the other transactions contemplated hereby and thereby (including any expenses related to obtaining required consents of Governmental Entities and other Persons or fees or expenses in connection with any filings required to be made by an Investor or its Affiliates under the HSR Act or any other Antitrust Laws), (ii) any due diligence related to this Agreement, the other Transaction Agreements, the Plan and the Chapter 11 Proceedings and the transactions contemplated hereby and thereby, (iii) the preparation and negotiation of the Plan Term Sheet, this Agreement and the other Transaction Agreements, the Plan (and related documents) and the proposed documentation of the transactions contemplated hereby and thereby (including any Auction) and (iv) the implementation of the transactions contemplated by this Agreement, the Transaction Agreements and the Plan (including any legal proceedings (A) in connection with the confirmation of the Plan and approval of the Disclosure Statement, and objections thereto, and any other actions in the Chapter 11 Proceedings related thereto and (B) to enforce the Investors’ rights against the Company (but not against any other Investor, any Related Purchaser or any

Ultimate Purchaser) under this Agreement, the Plan, the Chapter 11 Proceedings and any Transaction Agreement) (collectively, “Expense Reimbursement”).

(b)           Except as provided in clause (c) below and Section 10.2, the Expense Reimbursement shall be payable by the Company as soon as practicable, and in no event later than two (2) Business Days after receipt of invoices therefor, by wire transfer of immediately available funds to the account(s) specified by the Investors to the Company in writing prior to such date and such payment will be non-refundable and non-avoidable, free and clear of any withholding or deduction for any applicable Taxes; provided, that the Company’s final payment shall be made contemporaneously with the Effective Date or the termination of this Agreement in accordance with Article X.

(c)           The obligation of the Company to pay the Expense Reimbursement shall not be conditioned or contingent upon the consummation of the transactions contemplated by this Agreement, the Rights Offering, the DIP Conversion or the Plan or the transactions contemplated hereby or thereby.  For the avoidance of doubt, the obligations of the Company to pay any fees and expenses under the Final Order approving the DIP Credit Agreement shall continue notwithstanding entry into or termination of this Agreement.

(d)           The provision for the payment of the Expense Reimbursement, the Commitment Premium, the Termination Payment and the indemnification provided herein  are (and the BCA Approval Order shall so provide that payment of any amounts in respect of the Expense Reimbursement, the Commitment Premium, the Termination Payment and the indemnification provided herein are) an integral part of the transactions contemplated by this Agreement and without this provision the Investors would not have entered into this Agreement and such Expense Reimbursement, the Commitment Premium, the Termination Payment and the indemnification provided herein shall constitute an allowed administrative expense of the Company under sections 503(b)(1) and 507(a)(2) of the Bankruptcy Code.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (i) the Company SEC Documents filed prior to September 23, 2014 (excluding any risk factor disclosure and disclosure included in any “forward-looking statements” disclaimer or other statements included in such Company SEC Documents that are predictive, forward-looking, non-specific or primarily cautionary in nature), (ii) in the Attached Disclosure Statement (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer or other statements included in the Attached Disclosure Statement that are predictive, forward-looking, non-specific or primarily cautionary in nature) and (iii) the disclosure letter delivered by the Company to the Investors and the Ad Hoc Counsel on September 23, 2014 (the “Disclosure Letter”), the Debtors represent and warrant to each of the Investors (i) with respect to the representations and warranties set forth in Section 5.1 (Organization and Qualification), Section 5.2 (Corporate Power and Authority), Section 5.3 (Execution and Delivery; Enforceability), Section 5.4 (Authorized and Issued Capital Stock), Section 5.5 (Issuance), Section 5.6 (No Conflict), Section 5.7 (Consents and Approvals), Section 5.8 (Arm’s Length), Section 5.10(b) (Company SEC Documents; Disclosure Statement),

Section 5.28 (No Broker’s Fees), Section 5.30 (Takeover Statutes) and Section 5.36 ( No Integration of Offerings or General Solicitation) (the “Transactional Representations”), as of the date of this Agreement and as of the Effective Date and (ii) with respect to the representations and warranties set forth in any other Section of this Article V, as of September 23, 2014 and as of the Effective Date, in each case as set forth below.  Any disclosure in the Company SEC Documents or the Attached Disclosure Statement that is deemed to qualify a representation or warranty shall only so qualify a representation or warranty to the extent that it is made in such a way as to make the relevance of such disclosure to these representations and warranties reasonably apparent on its face.

Section 5.1     Organization and Qualification.  Each of the Company and its Subsidiaries (a) is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, (b) subject to any necessary authority from the Bankruptcy Court, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted and (c) is qualified to do business and in good standing (or the equivalent thereof) in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Change.

Section 5.2     Corporate Power and Authority.

(a)           Each of the Debtors has or, to the extent executed in the future, shall have when executed, the requisite corporate power and authority to enter into, execute and deliver this Agreement, the Plan, and the other Transaction Agreements to which it will be a party as contemplated by this Agreement and the Plan and, (i) subject to entry of the BCA Approval Order, to perform BCA Approval Obligations, (ii) subject to entry of the Plan Solicitation Order, to perform its obligations under the Rights Offering Procedures, including issuance of the Rights and (iii) subject to entry of the Confirmation Order, to perform its other obligations hereunder and under the Plan and to consummate the Rights Offering contemplated hereunder and by the Rights Offering Procedures, including the issuance of the Rights, the Rights Offering Shares pursuant to the Rights Offering and the Investor Shares, and the other transactions contemplated hereby and thereby.  Subject to receipt of the foregoing Orders, the each of the Debtors has or, to the extent executed in the future, shall have when executed, taken all necessary corporate action required for the due authorization, execution, delivery and performance by it of this Agreement and the other Transaction Agreements, including the issuance of the Rights, the Rights Offering Shares pursuant to the Rights Offering and the Investor Shares, and no other corporate proceedings on the part of such Debtor are or will be necessary to authorize this Agreement or any of the other Transaction Agreements or to consummate the transactions contemplated hereby or thereby.

(b)           Each of the Debtors’ Subsidiaries has or, to the extent executed in the future, shall have when executed the requisite power and authority (corporate or otherwise) to enter into, execute and deliver each Transaction Agreement to which such Subsidiary is a party and, subject to entry of the Confirmation Order, to perform its obligations thereunder.  Each of the Debtors’ Subsidiaries has or, to the extent executed in the future, shall have when executed, taken all necessary corporate action required for the due authorization, execution, delivery and performance by it of each Transaction Agreement to which such Subsidiary is a party.

(c)           Prior to the execution by the Debtors and filing with the Bankruptcy Court of the Plan, the Company and each of the other Debtors executing the Plan will have the requisite power and authority (corporate or otherwise) to execute the Plan and to file the Plan with the Bankruptcy Court and, subject to entry of the Confirmation Order, to perform its obligations thereunder, and will have taken all necessary actions (corporate or otherwise) required for the due authorization, execution, delivery and performance by it of the Plan.

Section 5.3     Execution and Delivery; Enforceability.

(a)           This Agreement and each other Transaction Agreement has been, or prior to its execution and delivery will be, duly and validly executed and delivered by the Debtors and each of their respective Subsidiaries party thereto, and, (i) upon the entry of the BCA Approval Order, this Agreement and (ii) upon entry of the Confirmation Order, each other Transaction Agreement, will constitute the valid and binding obligations of the Debtors and each of their respective Subsidiaries party thereto, enforceable against the Debtors and each of their respective Subsidiaries party thereto in accordance with their respective terms, in each case as may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity.

(b)           The Plan will be filed with the Bankruptcy Court by the Company and each of the other Debtors executing the Plan and, upon the entry of the Confirmation Order, will constitute the valid and binding obligation of the Company and such Debtors, enforceable against the Company and such Debtors in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity.

Section 5.4     Authorized and Issued Capital Stock.

(a)           As of the Effective Date, the authorized capital stock of the Company will consist of an amount of shares of New Common Stock and any other equity securities, in each case, as set forth in the Certificate of Incorporation.  As of the Effective Date, (i) nine million nine hundred and nine thousand (9,909,000) shares of New Common Stock will be outstanding, (ii) ninety one thousand (91,000) vested shares of restricted New Common Stock and/or restricted stock units of New Common Stock issued in accordance with and subject to the terms of the Management Incentive Plan will be outstanding (the “Emergence MIP Vested Grant”), (iii) New Warrants to purchase up to one million one hundred and eleven thousand one hundred and eleven (1,111,111) shares of New Common Stock will be outstanding, (iv) no shares of preferred stock will be issued and outstanding, (v) no shares of New Common Stock will be held by the Company in its treasury, (vi) no more than four hundred twenty nine thousand (429,000) shares of New Common Stock will be reserved for issuance upon exercise of stock options and other rights to purchase or acquire shares of New Common Stock granted under the Management Incentive Plan (excluding the 91,000 shares of New Common Stock that may be reserved for issuance with respect to the Emergence MIP Vested Grant) and (vii) other than the one million one hundred and eleven thousand one hundred and eleven (1,111,111) shares of New Common

Stock reserved for issuance upon exercise of the New Warrants and the shares of New Common Stock reserved for issuance for the Emergence MIP Vested Grant and/or for issuance upon exercise of upon exercise of stock options and other rights to purchase or acquire shares of New Common Stock granted under the Management Incentive Plan, no shares of New Common Stock will be reserved for issuance as of the Effective Date.

(b)           As of the Effective Date, all issued and outstanding shares of capital stock of the Company and each of its Subsidiaries will have been duly authorized and validly issued and will be fully paid and non-assessable, and (except as set forth in the Stockholders Agreement and the Certificate of Incorporation) will not be subject to any preemptive rights.

(c)           Except as set forth in this Section 5.4, as of the Effective Date, no shares of capital stock or other equity securities or voting interest in the Company will have been issued, reserved for issuance or outstanding.

(d)           Except as described in this Section 5.4, and except as set forth in the Stockholders Agreement and the Certificate of Incorporation as of the Effective Date, neither the Company nor any of its Subsidiaries will be party to or otherwise bound by or subject to any outstanding option, warrant, call, right, security, commitment, Contract, arrangement or undertaking (including any preemptive right) that (i) obligates the Company or any of its Subsidiaries to issue, deliver, sell or transfer, or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred, or repurchased, redeemed or otherwise acquired, any shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries, (ii) obligates the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, contract, arrangement or undertaking, (iii) restricts the transfer of any shares of capital stock of the Company or any of its Subsidiaries or (iv) relates to the voting of any shares of capital stock of the Company or any of its Subsidiaries.

(e)           Section 5.4(e) of the Disclosure Letter sets forth a complete and correct list of the ownership interest of the Company and each of its Subsidiaries in their respective Subsidiaries, and the type of entity and jurisdiction of organization of each such Subsidiary.

Section 5.5     Issuance.  The Investor Shares, the Rights Offering Shares to be issued and sold by the Company to the Rights Holders pursuant to the Rights, the shares of New Common Stock to be issued under the Plan and the shares of New Common Stock reserved for issuance upon the valid exercise of New Warrants, respectively, when such Investor Shares, the Rights Offering Shares to be issued and sold by the Company to the Rights Holders pursuant to the Rights, the shares of New Common Stock to be issued under the Plan and the shares of New Common Stock reserved for issuance upon the valid exercise of New Warrants, are issued and delivered in accordance with this Agreement, the Plan and the subscription documents contemplated hereby and thereby, and the New Warrants, respectively, shall have been duly and validly authorized, issued and delivered and shall be fully paid and non-assessable, and free and clear of all Taxes, Liens (other than transfer restrictions imposed under applicable securities laws), preemptive rights, subscription and similar rights, other than any rights set forth in the

Certificate of Incorporation, the Stockholders Agreement and the Warrant Agreement, as applicable.

Section 5.6     No Conflict.  Assuming that the Consents described in Section 5.7 are obtained, the execution and delivery by the Debtors and, to the extent relevant, their respective Subsidiaries of this Agreement, the Plan and the other Transaction Agreements, the compliance by the Debtors and, to the extent relevant, their respective Subsidiaries with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein (including compliance by each Investor with its obligations hereunder and thereunder) (a) will not conflict with, or result in a breach, modification or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result, except to the extent specified in the Attached Plan, in the acceleration of, or the creation or imposition of any Lien under, or cause any payment or consent to be required under, any Material Contract, (b) will not require any Consent of or notice to any Person under any Material Contract of the Debtors or any of their respective Subsidiaries (c) will not result in any violation of the provisions of the certificate of incorporation or bylaws (or comparable constituent documents) of the Debtors or any of their respective Subsidiaries or the Certificate of Incorporation or Bylaws, (d) will not result in any material violation of any Law or Order applicable to the any Debtor or any of its Subsidiaries or any of its or their properties and (e) will not result in any default under (with or without notice or lapse of time, or both), non-compliance, suspension revocation, impairment, forfeiture or non-renewal of any material permit, license, authorization or approval applicable to its operations or any of its properties, except in any such case described in clauses (a) and (b) for any conflict, breach, violation, default, acceleration or Lien which has not, and would not reasonably be expected to, individually or in the aggregate, (i) prohibit, materially delay or materially adversely impact the Debtors’ or any of their respective Subsidiaries’ ability to perform its respective obligations under, or to consummate the transaction contemplated by, this Agreement, the Plan and the other Transaction Agreements to which it is a party and (ii) adversely impact the ability of the Debtors and the respective Subsidiaries, taken as a whole, to conduct their respective businesses or otherwise result in a material liability to the Debtors and their respective Subsidiaries, taken as a whole.

Section 5.7     Consents and Approvals.  No Consent, approval, authorization, Order, registration or qualification of or with, or filing or notification with or to, any Governmental Entity having jurisdiction over the Debtors or any of their respective Subsidiaries or any of their properties is required for the execution and delivery by the Debtors and, to the extent relevant, their respective Subsidiaries of this Agreement, the Plan and the other Transaction Agreements, the compliance by the Debtors and, to the extent relevant, their respective Subsidiaries with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein (including compliance by each Investor with its obligations hereunder and thereunder), except (a) the entry by the Bankruptcy Court of the BCA Approval Order authorizing the Debtors to enter into, deliver and perform the BCA Approval Obligations, (b) the entry of the Plan Solicitation Order, (c) the entry of the Confirmation Order, (d) filings, if any, pursuant to the HSR Act and the expiration or termination of all applicable waiting periods thereunder or any applicable notification, authorization, approval or Consent under any other Antitrust Laws in connection with the transactions contemplated by this Agreement, (e) the filing with the Secretary of State of the State of Delaware of the Certificate of Incorporation to be applicable to the Company from and after the Effective Date and (f) such

Consents, approvals, authorizations, registrations or qualifications as may be required under state securities or Blue Sky laws in connection with the issuance of the Investor Shares to the Investors, the issuance of the New Warrants and the shares of New Common Stock to be issued upon exercise thereof and the issuance of the Rights and the Rights Offering Shares pursuant to the exercise of the Rights.

Section 5.8     Arm’s Length.  The Company acknowledges and agrees that (a) each of the Investors is acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the transactions contemplated hereby (including in connection with determining the terms of the Rights Offering and DIP Conversion) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any of its Subsidiaries and (b) no Investor is advising the Company or any of its Subsidiaries as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.

Section 5.9     Financial Statements; Disclosure Statement.

(a)           The consolidated financial statements of the Company included or incorporated by reference in the Company SEC Documents, and to be included or incorporated by reference in the Disclosure Statement (collectively, the “Financial Statements”), comply or will comply, as the case may be, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Bankruptcy Code, and present fairly and will present fairly in all material respects the financial position, results of operations and cash flows of the Company and its consolidated subsidiaries, taken as a whole, as of the dates indicated and for the periods specified.  The Financial Statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby, subject to (a) in the case of any unaudited Financial Statements, the absence of footnote disclosures and (b) in the case of any Financial Statements other than year-end Financial Statements, changes resulting from normal period-ending adjustment.

(b)           The Company and its Subsidiaries do not have any material liabilities or obligations of a nature required to be reflected on a balance sheet prepared in accordance with GAAP other than (i) liabilities specifically reflected on and fully reserved against in the Financial Statements, (ii) liabilities and obligations arising under or in connection with this Agreement or the performance by the Company of its obligations in accordance with the terms of this Agreement, (iii) liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2013 and (iv) liabilities and obligations  arising under any Material Contract existing as of September 23, 2014 or entered into after September 23, 2014 in compliance with the terms of this Agreement (other than in the case of breaches or defaults by, or claims for indemnification against, the Company and its Subsidiaries).

Section 5.10   Company SEC Documents; Disclosure Statement

(a)           Since December 31, 2012, the Company has filed all required reports, schedules, forms and statements with the SEC.  As of their respective dates, and giving effect to any amendments or supplements thereto filed prior to September 23, 2014, each of the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act applicable to such Company SEC Documents.  The Company has filed with the SEC all “material contracts” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act) that are required to be filed as exhibits to the Company SEC Documents.  No Company SEC Document, after giving effect to any amendments or supplements thereto, and to any subsequently filed Company SEC Documents, in each case filed prior to September 23, 2014, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)           The Attached Disclosure Statement conforms in all material respects to the requirements of the Bankruptcy Code and complies in all material respects with section 1125 of the Bankruptcy Code.  The Disclosure Statement, when submitted to the Bankruptcy Court, when approved thereby and upon confirmation and effectiveness, will conform in all material respects to the requirements of the Bankruptcy Code and will comply in all material respects with section 1125 of the Bankruptcy Code.

Section 5.11   Absence of Certain Changes.  Since December 31, 2013, except for actions required to be taken pursuant to this Agreement or the Plan:

(a)           no Event has occurred or exists which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Change;

(b)           neither the Company nor any of its Subsidiaries has amended its certificate of incorporation, bylaws or comparable constituent documents;

(c)           the Company has not made any material changes with respect to its accounting policies or procedures, except as required by Law or changes in GAAP;

(d)           neither the Company nor any of its Subsidiaries has (i) made, changed or revoked any material Tax election, (ii) entered into any settlement or compromise of any material Tax liability, (iii) filed any amended Tax Return with respect to any material Tax, (iv) changed any annual Tax accounting period, (v) entered into any closing agreement relating to any material Tax or (vi) made material changes to their Tax accounting methods or principles;

(e)           other than in the ordinary course of business in compliance with all applicable Laws, neither the Company nor any of its Subsidiaries has entered into any transaction or engaged in layoffs or employment terminations which, whether taken individually or in the aggregate, would trigger application of the Worker Adjustment and Retraining Notification Act of 1988 (or any similar foreign, state or local Law) or would be considered as a collective dismissal, mass termination or reduction in force under applicable foreign Law;

(f)            other than as expressly contemplated by the Verghese Agreement, there has not been (i) any increase in the compensation payable or to become payable to any officer or employee of the Company or any of its Subsidiaries with annual base compensation in excess of one hundred and twenty five thousand dollars ($125,000) (except for compensation increases in the ordinary course of business and consistent with past practice), (ii) any establishment, adoption, renewal, entry into or material amendment or supplement of any bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of (A) any individual officer or employee with annual base compensation in excess of one hundred and twenty five thousand dollars ($125,000) or (B) any director or (iii) any negotiation, establishment, adoption, renewal, entry into or material amendment, modification or supplement to any Collective Bargaining Agreement, or (iv) termination by the Company or any of its Subsidiaries (other than for grounds constituting cause) of any key employee;

(g)           neither the Company nor any of its Subsidiaries have sold, transferred, leased, licensed or otherwise disposed of any assets or properties material to the Company and its Subsidiaries, taken as a whole, except for (i) sales of inventory in the ordinary course of business consistent with past practice and (ii) leases or licenses entered into in the ordinary course of business consistent with past practice that do not, individually, require annual payments by or to the Company or any of its Subsidiaries in excess of one hundred thousand dollars ($100,000) and (iii) dispositions approved by the Bankruptcy Court or in which the aggregate consideration received did not exceed five hundred thousand dollars ($500,000); and

(h)           the Company has not been advised of or made aware of any fraud, whether or not material, that involves management or other employees.

Section 5.12   No Violation or Default; Compliance with Laws.  The Company is not in violation of its certificate of incorporation or bylaws and none of the Company’s Subsidiaries are in violation of their respective charters or bylaws or similar organizational documents in any material respect.  Neither the Company nor any of its Subsidiaries are, except as a result of the Chapter 11 Proceedings, in default, and no Event has occurred or exists that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries is subject, except, in each case, for any such default that has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change.  Neither the Company nor any of its Subsidiaries is or has been at any time since January 1, 2013 in violation of any Law or Order, except for any such violation that would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Change.  There is and since January 1, 2013 has been no failure on the part of the Company to comply in all material respects with the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated by the SEC thereunder.

Section 5.13   Legal Proceedings.  Other than the Chapter 11 Proceedings or as would not reasonably be expected to result in a Material Adverse Change, there are no material legal, governmental, administrative, judicial, or regulatory investigations, audits, actions, suits, claims, arbitrations, demands, notice of non-compliance or proceedings (“Legal Proceedings”) pending or, to the Knowledge of the Company, threatened, to which the Company or any of its Subsidiaries is a party or to which any property of the Company or any of its Subsidiaries is the subject or that relate to the transactions contemplated hereby.

Section 5.14   Labor Relations.

(a)           There is no labor or employment-related audit, inspection or Legal Proceeding pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries by any of their respective employees or such employees’ labor organization, works council, workers’ committee, union representatives or any other type of employees’ representatives appointed, elected, identified or recognized for collective bargaining purposes (collectively “Employee Representatives”) that has or would reasonably be expected to, individually or in the aggregate, adversely impact the ability of the Company and the Subsidiaries to conduct their respective businesses or otherwise result in a material liability to the Company or any Subsidiary.

(b)           Neither the Company nor any of its Subsidiaries is a party to, or is bound by, any Collective Bargaining Agreement.  No union organizing efforts or Employee Representatives’ elections or similar form of activity is ongoing at the Company or any of its Subsidiaries or, to the Knowledge of the Company, threatened in writing, nor is there any strike, slowdown, picketing, leafleting, sit-in, boycott, work stoppage, lockout, material labor dispute or similar form of organized labor disruption directed at the Company or any of its Subsidiaries or, to the Knowledge of the Company, threatened in writing.  There are no unfair labor practice charges pending against the Company or any of its Subsidiaries before the National Labor Relations Board or any similar local, state or federal agency or office or, to the Knowledge of the Company, are any such charges threatened against the Company or any of its Subsidiaries and no grievance or arbitration proceedings are pending against the Company or any of its Subsidiaries or to the Knowledge of the Company, threatened against any of them.  Neither the Company nor any of its Subsidiaries is subject to any obligation (whether pursuant to Law or Contract) to notify, inform and/or consult with, or obtain consent from, any Employee Representative regarding the transactions contemplated by this Agreement.

(c)           The Company and each of its Subsidiaries has complied in all material respects with all applicable Laws relating to labor and employment including but not limited to all applicable Laws relating to the payment of wages, salaries, fees, commissions, bonuses, overtime pay, holiday pay, sick pay, benefits and all other compensation, remuneration and emoluments due and payable to such employees under any Company or Subsidiary policy, practice, agreement, plan, program or any applicable Collective Bargaining Agreement or Law, collective bargaining, reductions in force, equal employment opportunities, working conditions, employment discrimination, harassment, civil rights, safety and health, disability, employee benefits, employee classification, workers’ compensation, immigration, family and medical leave, and the collection and payment of withholding or social security taxes.

Section 5.15   Intellectual Property.

(a)           Section 5.15(a) of the Disclosure Letter sets forth a true and complete list of (i) all registrations and pending applications for all Business Intellectual Property (“Registered Intellectual Property”).  All registrations included in the Registered Intellectual Property (i) are valid, enforceable, and have not lapsed, expired (other than expirations in accordance with their statutory terms) or been abandoned, and (ii) are not the subject of any opposition filed with the United States Patent and Trademark Office or any other applicable Intellectual Property registry.  All applications included in the Registered Intellectual Property (i) are subsisting and have not been cancelled or abandoned and (ii) are not the subject of any opposition filed with the United States Patent and Trademark Office or any other applicable Intellectual Property registry.  All necessary registration maintenance, renewal and other relevant filing fees due through September

23, 2014 in connection with the Registered Intellectual Property have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant patent, copyright, trademark, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property in full force and effect.

(b)           Except as set forth in Section 5.15(b) of the Disclosure Letter, the Company and/or its Subsidiaries owns or has the valid right to use (i) all Business Intellectual Property that is material to the conduct of the Company and/or its Subsidiaries’ businesses as currently conducted (“Material Business Intellectual Property”) and (ii) all the material Technology used or held for use in connection with the conduct of their respective businesses as currently conducted (“Material Technology”).  The Company and its Subsidiaries maintain reasonable and appropriate administrative, physical and technical security controls for all Material Technology against the risk of business disruption arising from attacks (including virus, worm and denial-of-service attacks), unauthorized activities of any employee, hackers or any other Person.  The Material Technology has not suffered any failure within the past three (3) years that materially disrupted the operation of the business of the Company and/or its Subsidiaries and is reasonably secure against intrusion, and all such failures have been cured or fixed.  The Material Technology performs in all material respects as currently required by the Company and Subsidiaries’ business as currently conducted.   The Material Business Intellectual Property and Material Technology constitutes all the Intellectual Property and Technology necessary for the conduct of the businesses of the Company and its Subsidiaries as currently conducted and contemplated to be conducted.

(c)           The consummation of the transactions contemplated by this Agreement and as provided by the Plan does not and will not (i) result in the loss or impairment of any rights to use, assign, convey, transfer or encumber any Material Business Intellectual Property or Material Technology (including, but not limited to, as a result of change of control or similar provisions) or (ii) obligate any of the Investors, the Company or any Subsidiary to pay any royalties or other amounts to any third party in excess of the amounts that would have been payable by Company and its Subsidiaries absent the consummation of such transactions.

(d)           The Company and its Subsidiaries are not in material default (or with the giving of notice alone, or together with a lapse of time, would be in material default) under any Contract relating to any Material Business Intellectual Property.  Except as set forth in Section 5.15(d) of the Disclosure Letter, no Material Business Intellectual Property rights owned by the Company or its Subsidiaries are being infringed, misappropriated, breached or violated by any other Person.  The conduct of the businesses of the Company and its Subsidiaries as presently conducted by the Company and/or its Subsidiaries (including the provision of any goods or services by the Company and its Subsidiaries) neither violates, infringes nor misappropriates any Intellectual Property rights of other Persons.

(e)           There are no pending or threatened material Legal Proceedings challenging the Company’s or any Subsidiary’s rights in or to, or the violation of any of the terms of, any Material Business Intellectual Property, and the Company is unaware of any facts which would form a reasonable basis for any such claim.  There is no pending or threatened Legal Proceeding that the Company or any subsidiary infringes, misappropriates or otherwise violates or conflicts with any Intellectual Property rights of other Persons and the Company is unaware of any other fact which would form a reasonable basis for any such claim.  There are no agreements between the Company or any of its Subsidiaries and any third party relating to any Material Business Intellectual Property or Intellectual Property of any third party under which there is, as of September 23, 2014, or is expected, as of September 23, 2014, to be, any material dispute regarding the scope or performance of such agreement.  Except as set forth in Section 5.15(e) of the Disclosure Letter, the Company and its Subsidiaries have not within the past six (6) years received any charge, complaint, claim or notice alleging that Material Business Intellectual Property or the operation of the businesses of the Company or its Subsidiaries infringes, misappropriates or otherwise violates or conflicts with the Intellectual Property of any Person or requires a license to the Intellectual Property of any person.

(f)           The Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of all Trade Secrets owned by any of them that are material to their businesses as currently conducted and as proposed to be conducted.  The Company and its Subsidiaries, as applicable, have executed valid written agreements with certain of their past and present employees who have contributed to the development of Material Technology and Material Business Intellectual Property pursuant to which such employees have assigned to the Company or its Subsidiaries all their rights in and to all such Material Technology and Material Business Intellectual Property they may develop in the course of their employment and agreed to hold all Trade Secrets of the Company and its Subsidiaries in confidence both during and after their employment.  The Company and its Subsidiaries have executed valid written agreements with certain past and present consultants and independent contractors who have been retained in connection with the development of Material Technology and Material Business Intellectual Property by which the consultants and independent contractors have assigned to the Company or its Subsidiaries all their rights in and to such Material Technology and Material Business Intellectual Property and agreed to hold all Trade Secrets of the Company and its Subsidiaries in confidence both during and after the term of their engagements.  No material Trade Secrets owned by the Company or any of its Subsidiaries that is material to their businesses as currently conducted and as proposed to be conducted have been disclosed or authorized to be disclosed by the Company or any of its Subsidiaries to any of their employees or any third party other than pursuant to a written and binding non-disclosure or confidentiality agreement

(g)           The Company and its Subsidiaries have: (i) complied in all material respects during the past three (3) years with all applicable Laws and internal privacy policies relating to the use, collection, storage, disclosure and transfer of any personally identifiable information collected by the Company or its Subsidiaries, or by third parties on behalf of the Company or its Subsidiaries, or having authorized access to the records of the Company or its Subsidiaries; (ii) not received any written complaint regarding their collection, use or disclosure of personally identifiable information; and (iii) to the Knowledge of the Company, not experienced any breach of security that resulted in unauthorized access by third parties to personally identifiable information in the possession, custody or control of the Company or its Subsidiaries.

Section 5.16   Title to Real and Personal Property.

(a)           Real Property.  The Company or one of its Subsidiaries, as the case may be, has good and marketable title in fee simple to each Owned Real Property, free and clear of all Liens, except (i) Liens that are described in the Disclosure Letter or (ii) Permitted Liens.  All Real Property Leases are valid, binding and enforceable by and against the Company or its relevant Subsidiary and the other parties thereto, (except (A) those which are cancelled, rescinded or terminated after September 23, 2014 in accordance with their terms and this Agreement and (B) as may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity), and no written notice to terminate, in whole or part, any Real Property Lease has been delivered to the Company or any of its Subsidiaries (nor has there been any indication that any such notice of termination will be served).  Other than as a result of the filing of the Chapter 11 Proceedings, neither the Company nor any of its Subsidiaries has given or received any written notice of a default or breach under any Real Property Lease, and to the Knowledge of the Company, neither the Company nor any of its Subsidiaries, nor any other party to any Real Property Lease is in default or breach under the terms thereof in a material respect.

(b)           Personal Property.  The Company or one of its Subsidiaries has good and valid title or, in the case of leased assets, a valid leasehold interest, free and clear of all Liens, to all of the tangible and intangible personal property and assets that are material to the business of the Company and its Subsidiaries, except (i) Liens that are described in the Disclosure Letter or (ii) Permitted Liens.

Section 5.17   No Undisclosed Relationships.  No relationship, direct or indirect, exists between or among the Company or any of its Subsidiaries, on the one hand, and the directors, officers, stockholders, customers or suppliers of the Company or any of its Subsidiaries, on the other, that is required by the Exchange Act to be described in the Company SEC Documents and that are not so described in the Company SEC Documents filed prior to September 23, 2014, except for the transactions contemplated by this Agreement.

Section 5.18   Licenses and Permits.  The Company and its Subsidiaries possess, and are in compliance with, all material licenses, certificates, approvals, entitlements, accreditations permits and other authorizations issued by, and have made all material declarations and filings with, the appropriate Governmental Entities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses, in each case.  All such licenses, certificates, approvals, entitlements, accreditations permits and other authorizations are in full force and effect.  No condition or violation exists or event or violation has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such licenses, certificates, approvals, entitlements, accreditations permits and other authorizations, and there is no claim (or threat of a claim) that any thereof is not in full force and effect, except to the extent any such condition, violation, event or claim would not reasonably be expected to have a Material Adverse Change.  Neither the Company nor any of its Subsidiaries has received notice of any revocation or modification of any such license, certificate, permit or authorization.

Section 5.19   Compliance With Environmental Laws.

(a)           The Company, its Subsidiaries and each of the properties formerly or currently owned or operated by the Company or its Subsidiaries, have complied and are in compliance in all material respects with all Environmental Laws;

(b)           the Company and its Subsidiaries (i) have received and are in material compliance with all permits, licenses, exemptions and other approvals required of them under applicable Environmental Laws to conduct their respective businesses and occupy each of their properties (and all such permits, licenses, exemptions and other approvals are in full force and effect and free from breach), (ii) are not subject to, and have not received any notification with respect to, any action to revoke, terminate, withdraw, cancel, limit, condition, amend, appeal or otherwise review any such permits, licenses, exemptions or approvals, (iii) have not received any notification under any Environmental Laws that any material work, repairs, construction or capital expenditures are required to be made in respect of, or as a condition of, continued compliance with any Environmental Laws and (iv) have paid all material fees, assessments or expenses due under any such permits, licenses or approvals;

(c)           except with respect to matters that have been fully and finally settled or resolved, the Company and its Subsidiaries have not received notice of any actual or potential material liability of the Company for the investigation, remediation or monitoring of any disposal or release of Hazardous Materials, or for any material violation of Environmental Laws;

(d)           there are no facts, circumstances or conditions relating to the past or present business or operations of the Company, its Subsidiaries or any of their predecessors (including the disposal, arrangement for disposal, Release or threatened Release, generation, treatment, storage or transport of any Hazardous Materials), or to any real property currently or formerly owned, leased or operated by the Company, its Subsidiaries or any of their predecessors, that would reasonably be expected to give rise to any material Environmental Claim, or to any material liability, under any Environmental Law or that otherwise interferes with or prevents material compliance with any Environmental Law;

(e)           except with respect to matters that have been fully and finally settled or resolved, no material Environmental Claim has been asserted against the Company, any of its Subsidiaries or any predecessor in interest nor has the Company, any of its Subsidiaries or any predecessor in interest received notice in writing of any material threatened or pending Environmental Claim against the Company, any of its Subsidiaries or any predecessor in interest; no material Legal Proceeding is pending, or to the Knowledge of the Company threatened, under any Environmental Laws to which the Company or any of its Subsidiaries is or will be named as a party, nor are there any Orders, or other administrative or judicial requirements outstanding under any Environmental Laws with respect to the Company and any of its Subsidiaries;

(f)            neither the Company nor any of its Subsidiaries has agreed by Contract to assume or accept responsibility for any material liability of any other Person under Environmental Laws;

(g)           none of the transactions contemplated under this Agreement will give rise to (i) any obligations to obtain the consent of any Governmental Entity under any Environmental Laws or (ii) any action to revoke, terminate, withdraw, cancel, limit, condition, appeal or otherwise review, or any other adverse effect on, any permits, licenses or other approvals required of the Company and its Subsidiaries under applicable Environmental Laws to conduct their respective business and occupy each of their properties; and

(h)           the Company and its Subsidiaries have made available to the Investors or the Ad Hoc Counsel true and complete copies of all material, non-privileged environmental reports, audits and investigations relating to the Company, its Subsidiaries and each of the properties owned or operated by the Company and its Subsidiaries.

Section 5.20   Tax Matters.

(a)           The Company has timely filed or caused to be timely filed (taking into account any applicable extension of time within which to file) with the appropriate taxing authorities all income and other material tax returns, statements, forms and reports (including elections, declarations, disclosures, schedules, estimates and information Tax Returns) for Taxes (“Tax Returns”) that are required to be filed by, or with respect to, the Company and its Subsidiaries.  The Tax Returns accurately reflect all material liability for Taxes of the Company and its Subsidiaries for the periods covered thereby.

(b)           All material Taxes and Tax liabilities due by or with respect to the income, assets or operations of the Company and its Subsidiaries for all taxable years or other taxable periods that end on or before the Effective Date have been paid in full or will be paid in full pursuant to the Plan or, to the extent not yet due, accrued and fully provided for in accordance with GAAP on the Financial Statements of the Company included in the Company SEC Documents.

(c)           Neither the Company nor any of its Subsidiaries has received any written notices from any taxing authority relating to any issue that could materially affect the Tax liability of the Company or any of its Subsidiaries.

(d)           All material Taxes that the Company and each of its Subsidiaries is (or was) required by Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party have been duly withheld or collected, and have been timely paid to the proper authorities to the extent due and payable.

(e)           Neither the Company nor any of its Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return provided for under any Law with respect to Taxes for any taxable period for which the statute of limitations has not expired (other than a group of which the Company and/or its Subsidiaries are the only members).

(f)           There are no tax sharing, allocation, indemnification or similar agreements in effect as between the Company or any of its Subsidiaries or any predecessor or Affiliate thereof and any other party (including any predecessors or Affiliates thereof) under which the

Company or any of its Subsidiaries could be liable for any material Taxes or other claims of any party.

(g)           The Company has not been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the five (5)-year period ending on September 23, 2014.

(h)           Neither the Company nor any of its Subsidiaries is a party to any agreement that would require the Company or any of its Subsidiaries or any of their respective Affiliates to make any material payment that would constitute an “excess parachute payment” for purposes of Sections 280G and 4999 of the Code.

(i)            Neither the Company nor any of its Subsidiaries has engaged in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

Section 5.21   Company Plans.

(a)           Except as set forth in Section 5.21(a) of the Disclosure Letter, the Company does not sponsor, maintain or contribute to or have any obligation to maintain or contribute to, or have any direct or indirect liability, whether contingent or otherwise, with respect to any plan, program, arrangement or agreement that is a pension, profit-sharing, savings, retirement, employment, consulting, severance pay, termination, executive compensation, incentive compensation, deferred compensation, bonus, stock purchase, stock option, phantom stock or other equity-based compensation, change-in-control, retention, salary continuation, vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which the Company is the owner, the beneficiary, or both), Code Section 125 “cafeteria” or “flexible” benefit, employee loan, educational assistance or fringe benefit plan, program, arrangement or agreement, whether written or oral,  including, without limitation, any (i) “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or (ii) other employee benefit plans, agreements, programs, policies, arrangements or payroll practices, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise) under which any current or former officer, director, employee, leased employee, consultant or agent (or their respective beneficiaries) of the Company has any present or future right to benefits (individually, a “Company Plan,” and collectively the “Company Plans”).  All references to “the Company” in this Section 5.21 shall refer to the Company, its Subsidiaries and any entity that would be considered a single employer with the Company under Sections 414(b), (c), (m) or (o) of the Code.

(b)           Correct and complete copies of the following documents, with respect to each Company Plan, have been delivered upon request or made available to the Investors by the Company, to the extent applicable:  (i) all Company Plan documents currently in effect, together with all amendments and attachments thereto (including, in the case of any Company Plan not set forth in writing, a written description thereof); (ii) all trust documents, declarations of trust and other documents establishing other funding arrangements currently in effect, and all amendments thereto currently in effect and the latest financial statements thereof; (iii) the annual report on

IRS Form 5500 for each of the past three (3) years and all schedules thereto; (iv) the most recent IRS determination letter; (v) summary plan descriptions and summaries of material modifications currently in effect; (vi) the three (3) most recently prepared actuarial valuation reports, and (vii) any other documents reasonably requested by the Investors.  The Company does not maintain, contribute or have any liability, whether contingent or otherwise, with respect to, and has not in the past six (6) years maintained, contributed or had any liability, whether contingent or otherwise, with respect to any Company Plan (including, for such purpose, any “employee benefit plan,” within the meaning of Section 3(3) of ERISA, which the Company previously maintained or contributed to), that is, or has in the past six (6) years been, (i) subject to Title IV of ERISA or Section 412 or 430 of the Code; (ii) maintained by more than one employer within the meaning of Section 413(c) of the Code; (iii) subject to Sections 4063 or 4064 of ERISA; (iv) a “multiemployer plan,” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”); (v) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA; or (vi) an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and that is not intended to be qualified under Section 401(a) of the Code.

(c)           (1) Each Company Plan, other than any Multiemployer Plans, is in compliance in all material respects with ERISA, the Code, other applicable Laws and its governing documents; (2) each Company Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the IRS covering all required changes prior to and, as applicable including, the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination within the applicable remedial amendment period under Section 401(b) of the Code, and,  nothing has occurred that is reasonably likely to result in the loss of the qualification of any Company Plan under Section 401(a) of the Code; (3) no Company Plan subject to Section 412 or Section 430 of the Code or Section 302 of ERISA has failed to satisfy the minimum funding standard within the meaning of Section 412 or Section 430 of the Code or Section 302 of ERISA, or has obtained a waiver of any minimum funding standard or an extension of any amortization period under Section 412 or Section 430 of the Code or Section 303 or 304 of ERISA; (4) no Company Plan covered by Title IV of ERISA has been terminated and no proceedings have been instituted to terminate or appoint a trustee under Title IV of ERISA to administer any such Company Plan; (5) the Company has not incurred any unsatisfied liability under Title IV of ERISA or Section 412 or Section 430 of the Code or Section 302 of ERISA by reason of being treated as a single employer together with any other entity under Section 4001 of ERISA or Section 414 of the Code; (6) the projected benefit obligations (whether or not vested) under each Company Plan that is subject to Title IV of ERISA as of the close of its most recent plan year did not exceed the market value of the assets allocable thereto by more than, as applicable, (A) the amount shown in the most recent actuarial valuation report for such Company Plan provided or made available to Investors pursuant to Section 5.21(b)(vi) hereof or (B) the amount shown in the Attached Plan or the Attached Disclosure Statement, and there has been no material change in the financial condition of any such Company Plan since the last day of its most recent plan year; (7) the Company has not incurred any withdrawal liability or received any notice of withdrawal with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA that has not been satisfied in full, and no condition or circumstance exists that could reasonably be expected to result in a withdrawal from or the partition, termination, reorganization or insolvency of any such Multiemployer Plan and no such Multiemployer Plan is in endangered or critical status; (8) other than routine claims for benefits, no Liens, lawsuits or complaints to or by any person or Governmental Entity have been filed against any Company Plan or the Company or against any other person or party and no such Liens, lawsuits or complaints are contemplated or threatened with respect to any Company Plan; (9) there are no audits or proceedings initiated pursuant to the IRS Employee Plans Compliance Resolution System (currently set forth in Revenue Procedure 2013-12) or similar proceedings pending with the IRS or U.S. Department of Labor with respect to any Company Plan; (10) no individual who has performed services for the Company has been improperly excluded from participation in any Company Plan; (11) no “reportable event,” within the meaning of Section 4043 of ERISA has occurred or is expected to occur for any Company Plan covered by Title IV of ERISA other than as a result of the Chapter 11 Proceedings; (12) all contributions and premiums (including Pension Benefit Guaranty Corporation premiums) required to be made under the terms of or payable in respect of any Company Plan have been timely made or paid or have been (A) properly reflected in the Financial Statements of the Company included in the Company SEC Documents filed prior to September 23, 2014 or (B) described in the Attached Plan or the Attached Disclosure Statement; (13) there has been no amendment to, announcement by the Company relating to, or change in employee participation or coverage under, any Company Plan which would increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year; (14) no Company Plan provides or has provided for post-employment or retiree health, life insurance or other welfare benefits, except for benefits required by Section 4980B of the Code or similar Law; (15) neither the Company, nor any of its directors, officers or employees, nor any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transaction, act or omission to act in connection with any Company Plan that would reasonably be expected to result in the imposition of a material penalty or fine to the Company pursuant to Section 502 of ERISA, damages to the Company pursuant to Section 409 of ERISA or a tax to the Company pursuant to Section 4975 of the Code; (16) no liability, claim, action, litigation, audit, examination, investigation or administrative proceeding has been made, commenced or, to the Knowledge of the Company, threatened with respect to any Company Plan; (17) each Company Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated and administered since January 1, 2005 in good faith compliance with Section 409A of the Code, and is currently in compliance with Section 409A of the Code; (18) neither the execution of this Agreement, stockholder approval of this Agreement nor the consummation of the transactions contemplated hereby will, alone or in the aggregate, (A) entitle any employees or other service providers of the Company to severance pay or any increase in severance pay upon any termination of employment after September 23, 2014 or any other compensation, (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Plans, (C) limit or restrict the right of the Company to merge, amend or terminate any of the Company Plans, (D) result in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code, (E) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code; (19) except as required to maintain the tax-qualified status of any Company Plan intended to qualify under Section 401(a) of the Code, no condition or circumstance exists that would prevent the amendment or termination of any Company Plan other than a Company Plan between the

Company, on the one hand, and an individual employee or director thereof on the other; and (20) no Company Plan (including without limitation any defined contribution plan) has equity of the Company (or its predecessors) as a permissible investment.

(d)           The Company and its Subsidiaries have no plan, Contract or commitment, whether legally binding or not, to create any additional employee benefit or compensation plans, policies or arrangements or, except as may be required by Law, to modify any Company Plan.

(e)           With respect to each Company Plan that is subject to the Laws or applicable customs or rules of relevant jurisdictions other than the United States (each, a “Foreign Plan”):  (i) each Foreign Plan is in compliance in all material respects with the applicable provisions of Law and regulations regarding employee benefits, mandatory contributions and retirement plans of each jurisdiction in which each such Foreign Plan is maintained, to the extent those Laws are applicable to such Foreign Plan; (ii) each Foreign Plan has been administered at all times and in all material respects in accordance with its terms; (iii) there are no pending investigations by any Governmental Entity involving any Foreign Plan, and no pending claims (except for claims for benefits payable in the normal operation of the Foreign Plans), suits or proceedings against any Foreign Plan or asserting any rights or claims to benefits under any Foreign Plan; (iv) the transactions contemplated by this Agreement, by themselves or in conjunction with any other transactions, will not create or otherwise result in any material liability, accelerated payment or any enhanced benefits with respect to any Foreign Plan; and (v) all liabilities with respect to each Foreign Plan have been funded in accordance with the terms of such Foreign Plan and have been properly reflected in the Financial Statements of the Company.

Section 5.22   Internal Control Over Financial Reporting.  The Company maintains, and has maintained since January 1, 2012, a system of internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that (a) complies in all material respects with the requirements of the Exchange Act, (b) has been designed by the Company’s principal executive officer and principal financial officer (or under their supervision) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, and (c) is effected by the Board and the Company’s management and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  The Company is not aware of any material weaknesses or significant deficiencies in its internal control over financial reporting.  Since the date of the Company’s most recent audited financial statements reviewed by the Board, there have been no significant changes in internal control over financial reporting or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

Section 5.23   Disclosure Controls and Procedures.  The Company maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act.  Such disclosure controls and procedures have been designed to ensure that information required to be disclosed by the Company is recorded, processed, summarized and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.

Section 5.24   Contracts.

(a)           Material Contracts.  All Material Contracts are valid, binding and enforceable by and against the Company or its relevant Subsidiary (except those which are cancelled, rescinded or terminated after September 23, 2014 in accordance with their terms and this Agreement and as may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity), and no written notice to terminate, in whole or part, any Material Contract has been delivered to the Company or any of its Subsidiaries.  All Material Contracts (i) have been made available to the Investors or the Ad Hoc Counsel for review, (ii) are included in the Company SEC Documents, or (iii) are included in the reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) filed with the SEC prior to December 31, 2012.  Section 5.24(a) of the Disclosure Letter sets forth a true and complete list of all Material Contracts.

(b)           No Defaults; Performance.  Other than as a result of the filing of the Chapter 11 Proceedings, neither the Company nor any of its Subsidiaries nor any other party to any Material Contract, is in material default or breach under the terms thereof, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a material default or breach.

Section 5.25   No Unlawful Payments.  Neither the Company nor any of its Subsidiaries nor any of their respective directors, officers or employees nor any agent or other Person acting on behalf of the Company or any of its Subsidiaries, has, in the past five (5) years, directly or indirectly, offered, promised, made any payment of anything of value to any Person in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law enacted in any applicable jurisdiction in connection with, or arising under the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed December 17, 1997, or any similar applicable laws, rules, or regulations issued, administered or enforced by any Governmental Entity (collectively, the “Anti-Bribery Laws”), nor has the Company nor any of its Subsidiaries nor any of their respective directors, officers or employees nor any agent or other Person acting on behalf of the Company or any of its Subsidiaries received written notice within the last five (5) years that it has been or is the subject of any investigation, complaint or claim of any violation of any applicable Anti-Bribery Laws by any Governmental Entity in any country in which the Company or its Subsidiaries does business.  The Company and its Subsidiaries have implemented and maintain policies, procedures and controls to ensure compliance by the Company and its Subsidiaries with Anti-Bribery Laws.

Section 5.26   Compliance with Money Laundering Laws.  The operations of the Company and its Subsidiaries are, and have been at all times, conducted in compliance in all material respects with (a) applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, (b) to the extent applicable, the Bank Secrecy Act, as amended by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act )

of 2001 (the “PATRIOT Act”), and (c) the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar Laws (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any Governmental Entity or any arbitrator involving the Company or any of its Subsidiaries with respect to Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

Section 5.27   Compliance with Sanctions Laws.

(a)           Neither the Company nor any of its Subsidiaries nor any of their respective directors, officers or employees nor any agent or other Person acting on behalf of the Company or any of its Subsidiaries, has, in the past five (5) years, taken any action, directly or indirectly, that would result in a violation of or allow for the imposition of sanctions under any applicable trade embargoes or economic sanctions laws, regulations, or orders of the United States, the European Union, or any similar applicable laws, rules, or regulations issued, administered or enforced by a Governmental Entity, including, but not limited to, any sanctions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”),  the U.S. Department of State, and any executive order, directive, or regulation pursuant to the authority of any of the foregoing, or any orders or licenses issued thereunder (collectively, “Sanctions Laws”), nor has the Company nor any of its Subsidiaries nor any of their respective directors, officers or employees nor any agent or other Person acting on behalf of the Company or any of its Subsidiaries received written notice within the last five (5) years that it has been or is the subject of any investigation, complaint or claim of any violation of any applicable Sanctions Laws by any Governmental Entity in any country in which the Company or its Subsidiaries does business.  The Company and its Subsidiaries have implemented and maintain policies, procedures and controls to ensure compliance by the Company and its Subsidiaries with Sanctions Laws.  Neither the Company nor any of its Subsidiaries nor any of their respective directors, officers or employees nor any agent or other Person acting on behalf of the Company or any of its Subsidiaries is designated as a Sanctioned Party.

(b)           The Company will not directly or indirectly use the proceeds of the Rights Offering, or lend, contribute or otherwise make available such proceeds to any Subsidiary, Joint Venture partner or other Person, for the purpose of financing the activities of any Person that is a Sanctioned Party and the Company will not directly or indirectly use the proceeds of the Rights Offering in any way that directly or indirectly violates any applicable Sanctions Laws.

Section 5.28   No Broker’s Fees.  Neither the Company nor any of its Subsidiaries is a party to any Contract with any Person (other than this Agreement) that would give rise to a valid claim against the Investors for a brokerage commission, finder’s fee or like payment in connection with the Rights Offering or the sale of the Investor Shares.

Section 5.29   No Registration Rights.  As of the Effective Date, no Person will have the right to require the Company or any of its Subsidiaries to register any securities for sale under the Securities Act except pursuant to the Stockholders Agreement.

Section 5.30   Takeover Statutes.  The Existing Certificate of Incorporation provides that the Company is not governed by Section 203 of the General Corporation Law of the State of Delaware.  Except for Section 203 of the General Corporation Law of the State of

Delaware (which has been rendered inapplicable), no other “fair price,” “moratorium,” “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation (a “Takeover Statute”) is applicable to the Company, the New Common Stock, or the sale and issuance of New Common Stock in accordance with this Agreement or the Plan.

Section 5.31   No Off-Balance Sheet Liabilities.  Except for liabilities incurred in the ordinary course of business, since December 31, 2013, neither the Company nor any of its Subsidiaries has any material off balance sheet liabilities, except as set forth in (a) the statements of financial affairs filed by the Debtors with the Bankruptcy Court on May 23, 2014, (b) the schedules of assets and liabilities filed by the Debtors with the Bankruptcy Court on May 23, 2014, (c) the Debtors’ monthly operating report filed with the Bankruptcy Court during the Bankruptcy Proceeding or (d) the Financial Statements included in the Company SEC Documents filed prior to September 23, 2014.

Section 5.32   Performance Bonds, Letters of Credit and Similar Instruments.  Section 5.32 of the Disclosure Letter sets forth all performance bonds, letters of credit and similar instruments to or under which the Company or any of its Subsidiaries is a party or has any obligations.  The Company has made available to the Investors or the Ad Hoc Counsel for review complete and correct copies of all such performance bonds, letters of credit and instruments.  Other than as set forth in Section 5.32 of the Disclosure Letter, there are no guarantees, performance bonds, letters of credit and similar instruments necessary to conduct the business of the Company and its Subsidiaries.

Section 5.33   Governmental Regulation.  Neither the Company nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act or under any other federal or state statute or regulation which may limit its ability to perform its obligations under this Agreement or which may otherwise render all or any portion of the Agreement unenforceable.  Neither the Company nor any of its Subsidiaries is, or, after the consummation of the transactions contemplated by this agreement, will be, a “registered investment company” or a company “controlled” by an “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940 or otherwise subject to regulation under the Investment Company Act of 1940, as amended.

Section 5.34   Customers and Suppliers.  Except to the extent resulting from or related to the entry and the terms of the Chapter 11 Proceedings, there exists no actual or, to the Knowledge of the Company, threatened, termination, cancellation or limitation of, or modification to or change in, the business relationship between (a) any of the Company or its Subsidiaries, on the one hand, and any customer or any group thereof, on the other hand, whose agreements with any of the Company or its Subsidiaries are individually or in the aggregate material to the business or operations of the Company or any of its Subsidiaries, or (b) any of the Company or its Subsidiaries, on the one hand, and any supplier or any group thereof, on the other hand, whose agreements with any of the Company or its Subsidiaries are individually or in the aggregate material to the business or operations of the Company or its Subsidiaries.

Section 5.35   Insurance.  Each of the Company and its Subsidiaries keeps its property adequately insured and maintains (a) insurance to such extent and against such risks as is customary with companies in the same or similar businesses (including but not limited to policies covering real and personal property owned or leased by the Company and its Subsidiaries against theft, damage, destruction and acts of vandalism), (b) workmen's compensation insurance in the amount required by applicable law, (c) public liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (d) such other insurance as may be required by law.  The Company and its Subsidiaries are in material compliance with the terms of all insurance, and there are no material claims by the Company or its Subsidiaries under any such policy or instrument as to which any insurance company is denying liability or defending under a reservation of rights clause, in each case that would materially and adversely impact the Company and its Subsidiaries, taken as a whole.  Neither the Company nor any of its Subsidiaries has been refused any insurance coverage sought or applied for, and neither the Company nor any of its Subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurances as may be necessary to continue its business at a cost that would not have a Material Adverse Change.

Section 5.36   No Integration of Offerings or General Solicitation.  None of the Company, its Subsidiaries, or any Person acting on its or their behalf, has, directly or indirectly, solicited any offer to buy or offered to sell, or will, directly or indirectly, solicit any offer to buy or offer to sell, any security which is or would be integrated with the issuance or sale of the shares of New Common Stock (in the Rights Offering or the DIP Conversion) or the New Warrants in a manner that would require any of the shares of New Common Stock, New Warrants or any other securities of the Company or its Subsidiaries to be registered under the Securities Act.  None of the Company, its Subsidiaries, or any Person acting on its or their behalf has engaged or will engage in any form of general solicitation or general advertising within the meaning of Rule 502 under the Securities Act or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act.

Section 5.37   SEC Deregistration.

(a)           Number of New Holders. (1) It is not reasonably likely that as of September 23, 2014 and as of the Effective Date, the Senior Notes and Promissory Notes are held of record by 300 or more Persons and (2) it is not reasonably likely that, following the consummation of the transactions contemplated by this Agreement and the Plan, either the shares of New Common Stock or the New Warrants will be held of record by 300 or more Persons (whether such shares of New Common Stock or New Warrants are acquired pursuant to this Agreement, the Rights Offering, the Plan, the Management Incentive Plan or otherwise).  For purposes of this Agreement, “held of record” shall have the meaning specified in Rule 12g5-1 under the Exchange Act.

(b)           Rule 12g-2. The Company does not have any class of securities outstanding which would have been required to be registered pursuant to section 12(g)(1) of the Exchange Act except for the fact that it was exempt from such registration by section 12(g)(2)(A) of the Exchange Act because it was listed and registered on a national securities exchange.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

Each Investor represents and warrants as to itself only as of the date of this Agreement, severally and not jointly, to the Company, as set forth below.

Section 6.1     Incorporation.  Such Investor is a legal entity duly organized, validly existing and, if applicable, in good standing (or the equivalent thereof) under the laws of its jurisdiction of incorporation or organization.

Section 6.2     Corporate Power and Authority.  Such Investor has the requisite corporate, limited partnership or limited liability company power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder and has taken all necessary corporate, limited partnership or limited liability company action required for the due authorization, execution, delivery and performance by it of this Agreement.

Section 6.3     Execution and Delivery.  This Agreement and each Transaction Agreement to which such Investor is a party (a) has been, or prior to its execution and delivery will be, duly and validly executed and delivered by such Investor and (b) upon the entry of the BCA Approval Order and assuming due and valid execution and delivery of this Agreement by the Company and the other Debtors, will constitute the valid and binding obligations of such Investor, enforceable against such Investor in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity whether applied in a court of law or a court of equity.

Section 6.4     No Conflict.  Assuming that the Consents described in Section 6.5 are obtained, the execution and delivery by such Investor of this Agreement and each other Transaction Agreement to which such Investor is a Party, the compliance by such Investor with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein (including compliance by each other Party with its obligations hereunder and thereunder) (a) will not conflict with, or result in a breach or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result in the acceleration of, or the creation of any Lien under, any Contract to which such Investor is a party or by which such Investor is bound or to which any of the property or assets of such Investor is subject, (b) will not result in any violation of the provisions of the certificate of incorporation or bylaws (or comparable constituent documents) of such Investor and (c) will not result in any material violation of any Law or Order applicable to such Investor or any of its properties, except in each of the cases described in clauses (a), (b) and (c), for any conflict, breach, violation, default, acceleration or Lien which has not and would not reasonably be expected, individually or in the aggregate, to prohibit, materially delay or materially and adversely impact such Investor’s performance of its obligations under this Agreement and each other Transaction Agreement to which such Investor is a party.

Section 6.5     Consents and Approvals.  No Consent, approval, authorization, Order, registration or qualification of or with, or filing or notification with or to, any

Governmental Entity having jurisdiction over such Investor or any of its properties is required for the execution and delivery by such Investor of this Agreement and each other Transaction Agreement to which such Investor is a party, the compliance by such Investor with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein (including compliance by each other Party with its obligations hereunder and thereunder), except (a) filings, if any, pursuant to the HSR Act and the expiration or termination of all applicable waiting periods thereunder or any applicable notification, authorization, approval or Consent under any other Antitrust Laws in connection with the transactions contemplated by this Agreement, and (b) any Consent, approval, authorization, Order, registration or qualification which, if not made or obtained, has not and would not reasonably be expected, individually or in the aggregate, to prohibit, materially delay or materially and adversely impact such Investor’s performance of its obligations under this Agreement and each other Transaction Agreement to which such Investor is a party.

Section 6.6     No Registration.  Such Investor understands that the Investor Shares (including any Commitment Premium Shares) have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends on, among other things, the bona fide nature of the investment intent and the accuracy of such Investor’s representations as expressed herein or otherwise made pursuant hereto.

Section 6.7     Investment Intent.  Such Investor is acquiring its Investor Shares (including the Commitment Premium Shares) for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof not in compliance with applicable securities Laws, and such Investor has no present intention of selling, granting any participation in, or otherwise distributing the same, except in compliance with applicable securities Laws.  Subject to the foregoing, by making the representations herein, such Investor does not agree to hold its Investor Shares (including the  Commitment Premium Shares) for any minimum or other specific term and reserves the right to dispose of its Investor Shares (including the Commitment Premium Shares), subject to the terms of the Stockholders Agreement and the Certificate of Incorporation at any time in accordance with or pursuant to a registration statement or exemption from the registration requirements under the Securities Act and any applicable state securities laws.

Section 6.8     Sophistication.  Such Investor has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its investment in the Investor Shares being acquired hereunder.  Such Investor is an Accredited Investor.

Section 6.9     No Broker’s Fees.  Such Investor is not a party to any Contract with any Person (other than this Agreement and any Contract giving rise to the payment of reimbursement of the Expense Reimbursement hereunder) that would give rise to a valid claim against the Company, other than pursuant to Section 4.3, for a brokerage commission, finder’s fee or like payment in connection with the Rights Offering or the sale of the Investor Shares.

Section 6.10   Votable Claims.

(a)           As of September 23, 2014, such Investor and its Affiliates were, collectively, the beneficial owner of, or the investment advisor or manager for the beneficial owner of, the aggregate principal amount of Votable Claims as set forth opposite such Investor’s name under the column titled “Votable Claims” on Schedule 3 attached hereto.

(b)           As of September 23, 2014, such Investor or its applicable Affiliates has the full power to vote, dispose of and compromise at least the aggregate principal amount of the Votable Claims set forth opposite such Investor’s name under the column titled “Votable Claims” on Schedule 3 attached hereto.

(c)           Such Investor has not entered into any Contract to Transfer, in whole or in part, any portion of its right, title or interest in such Votable Claims where such Transfer would prohibit such Investor from complying with the terms of this Agreement.

ARTICLE VII

ADDITIONAL COVENANTS

Section 7.1     Approval Motion and Approval Order.  The Debtors agree that they shall use reasonable best efforts to (a) obtain the entry of the BCA Approval Order, the Plan Solicitation Order, the Rights Offering Procedures Order and the Confirmation Order (including filing any and all supporting affidavits necessary with respect thereto, including on behalf of the Company and its financial advisor), and (b) cause each of the BCA Approval Order, the Plan Solicitation Order, Rights Offering Procedures Order and the Confirmation Order to become a Final Order (including by requesting that such BCA Approval Order be a Final Order immediately upon its entry by the Bankruptcy Court), in each case as soon as practicable following the filing of the applicable motion seeking entry of such Orders.

Section 7.2     Plan, Disclosure Statement and Other Documents.

(a)            The Debtors shall authorize, execute and file with the Bankruptcy Court the Disclosure Statement and the Plan, and shall seek approval of the Disclosure Statement and seek confirmation of the Plan.

(b)            The Debtors:

(i)             have filed the BCA Approval Motion and submit the Revised Exclusivity Order to the Bankruptcy Court to replace the proposed Order attached to the Exclusivity Motion, on or before 11:59 pm (Central time) on September 23, 2014;

(ii)            have filed the Disclosure Statement, the Plan, the Plan Solicitation Motion and the Rights Offering Procedures Motion on or before 11:59 pm (Central time) on September 23, 2014, as such date may be extended by the consent of the Debtors and the Requisite Investors;

(iii)           have obtained approval of the Revised Exclusivity Order from the Bankruptcy Court on September 24, 2014;

(iv)          shall file the Plan Supplement on or before 5:00 pm (Central time) on the day that is ten (10) calendar days before the Voting Deadline, as such date may be extended by the consent of the Debtors and the Requisite Investors;

(v)           shall obtain from the Bankruptcy Court entry of (A) the BCA Approval Order and (B) the Rights Offering Procedures Order on or before 5:00 pm (Central time) on October 15, 2014;

(vi)          shall obtain from the Bankruptcy Court entry of the Plan Solicitation Order (approving, among other things, the Disclosure Statement) on or before 5:00 pm (Central time) on October 30, 2014;

(vii)         shall, following receipt of the Plan Solicitation Order, commence solicitation of acceptances of the Plan, including distributing ballot form(s), as promptly as practicable thereafter and no later than November 4, 2014;

(viii)        shall obtain from the Bankruptcy Court entry of the Confirmation Order as promptly as practicable and no later than 5:00 pm (Central time) on December 9, 2014; and

(ix)           shall file this Agreement, the Attached Plan, the Attached Disclosure Statement, the Bidding Procedures, the Rights Offering Procedures (as revised in accordance with this Agreement) and revised versions of the BCA Approval Order and Rights Offering Procedures Order on or before 11:59 pm (Central time) on October 10, 2014.

(c)           The Debtors shall provide to the Investors and the Ad Hoc Counsel copies of the motions seeking entry of the Plan Solicitation Order and the Confirmation Order, the proposed Revised Exclusivity Order, the proposed Plan Solicitation Order and the proposed Confirmation Order, and a reasonable opportunity to review and comment on such motions and such Orders prior to such motions and such Orders being filed with the Bankruptcy Court, and such motions and such Orders must be in form and substance satisfactory to the Company and the Requisite Investors prior to such motions and such Orders being filed.  Any amendments, modifications, changes or supplements to any of the BCA Approval Order, the Revised Exclusivity Order, the Plan Solicitation Order and the Confirmation Order, and any of the motions seeking entry of such Orders, shall be in form and substance satisfactory to the Company and the Requisite Investors.

(d)           The Debtors shall provide to each of the Investors and the Ad Hoc Counsel a copy of the proposed Plan, Disclosure Statement, Certificate of Incorporation, Bylaws, the Stockholders Agreement, the Warrant Agreement, the KEIP, the Management Incentive Plan and the Rights Offering Procedures and any proposed amendment, modification, supplement or change to the Plan, the Disclosure Statement, the Certificate of Incorporation, the Bylaws, the Stockholders Agreement, the Warrant Agreement, the KEIP, the Management Incentive Plan, the Rights Offering Procedures and any other Transaction Agreement and a reasonable opportunity to review and comment on such documents prior to authorizing, agreeing to, entering into, implementing, executing or, if applicable, filing with the Bankruptcy Court or seeking Bankruptcy Court approval or confirmation of, any such documents and each such document, and each such amendment, modification, supplement or change to such documents, must be in form and substance satisfactory to the Company and the Requisite Investors (prior to being filed, if applicable).  The Debtors shall provide to each of the Investors, their respective counsel and the Ad Hoc Counsel a copy of the proposed Confirmation Order (together with copies of any briefs, pleadings and motions related thereto) and a reasonable opportunity to review and comment on such Order, briefs, pleadings and motions prior to such Order, briefs, pleadings and motions being filed with the Bankruptcy Court, and such Order, briefs, pleadings and motions must be in form and substance satisfactory to the Company and the Requisite Investors.

(e)           Notwithstanding anything to the contrary contained in this Agreement, at all times prior to the Effective Date or the termination of this agreement in accordance with Article X, the Debtors shall not: authorize, approve, agree to, enter into, implement, execute or, if applicable, file with the Bankruptcy Court or seek Bankruptcy Court approval or confirmation of (x) any plan of reorganization for any Debtor, disclosure statement, confirmation order, certificate of incorporation or bylaws of the Company, stockholders agreement, charter, bylaws, rights offering procedures other than a Plan, Disclosure Statement, Confirmation Order, Certificate of Incorporation, Bylaws, Stockholder Agreement, Rights Offering Procedures which conforms with the requirements therefor set forth in this Agreement; (y) any management equity incentive program that is inconsistent with or does not conform with the requirements and criteria for the Management Incentive Plan set forth in the Plan Term Sheet as attached hereto as of September 23, 2014 or (z) any key employee incentive plan that is inconsistent with or does not conform with the terms and conditions of the KEIP attached as an exhibit to the KEIP Approval Motion in Exhibit E as attached hereto as of September 23, 2014.

(f)            Notwithstanding anything herein to the contrary, the Debtors shall file under seal with the Bankruptcy Court Schedule 3 and shall not disclose to any Person, other than legal, accounting, financial and other advisors to the Company, such information or the principal amount or percentage of Senior Notes Claims, held by any Investor or any of its respective Affiliates; provided, however, that the Debtors shall be permitted to disclose at any time the aggregate principal amount of, and aggregate percentage of, the Votable Claims held by the Investors as a group.

(g)           If at any time prior to the Rights Offering Expiration Date, any Event occurs as a result of which the Disclosure Statement, as then amended or supplemented, would not meet the requirements of section 1125 of the Bankruptcy Code, or if it shall be necessary to amend or supplement the Disclosure Statement to comply with applicable Law, the Debtors shall promptly notify the Investors of any such Event and prepare an amendment or supplement to the Disclosure Statement that is satisfactory in form and substance to Requisite Investors that will correct such statement or omission or effect such compliance.

Section 7.3     Securities Laws.  The Company shall use its reasonable best efforts to take all action as may be necessary or advisable so that the Rights Offering and the issuance and sale of the Investor Shares and the other transactions contemplated by this Agreement will be effected in accordance with this Agreement, the Plan, the Securities Act (without registration thereunder), the Exchange Act and any state or foreign securities or Blue Sky laws.

Section 7.4     Delisting and Deregistration.

(a)           Section 12(b) Termination.  The Company shall not take any action that is reasonably likely to have the effect of delaying or suspending the effectiveness of any Form 25 that has been filed to terminate existing registrations of the Company’s securities under section 12(b) of the Exchange Act.

(b)           Registration Statement Termination.  The Company shall (1) promptly file post-effective amendments with the SEC to terminate all effective Securities Act registration statements prior to the earlier of (i) the Effective Date and (ii) December 31, 2014 and (2) use reasonable best efforts to cause the SEC to declare such post-effective amendments effective prior to the earlier of (i) the Effective Date and (ii) December 31, 2014.

(c)           SEC Reports.  Prior to the Effective Date, the Company shall file all reports the Company is required to file under section 13 or 15(d) of the Exchange Act before the Effective Date.  If the Effective Date is prior to January 1, 2015, then following the Effective Date and prior to January 1, 2015, the Company shall file all reports required to be filed under section 13 or 15(d) of the Exchange Act before January 1, 2015.

(d)           No-Action Relief. No later than 45 days following September 23, 2014, the Company shall submit a written or oral request to the SEC for no-action relief from the requirement to file its Form 10-K for the fiscal year ending December 31, 2014 in form and substance satisfactory to the Company and the Investors and shall use its reasonable best efforts to obtain from the SEC a statement  to the effect that it will not take enforcement action if the Company does not file its Form 10-K for the fiscal year ending December 31, 2014.

(e)           Section 15(d) Suspension.  If the Effective Date is prior to January 1, 2015, then as soon as possible after January 1, 2015, the Company shall file a Form 15 in form and substance satisfactory to the Company and the Investors to notify the SEC that its reporting requirements under section 15(d) of the Exchange Act have been suspended by operation of section 15(d)(1) of the Exchange Act.  If the Effective Date is on or after January 1, 2015, then as soon as possible after the Effective Date, the Company shall file a Form 15 in form and substance satisfactory to the Company and the Investors to suspend its reporting requirements under section 15(d) of the Exchange Act pursuant to Rule 12h-3 under the Exchange Act.

(f)           The Company and the Investors agree to use commercially reasonable efforts to cooperate to structure the issuance of New Common Stock and New Warrants pursuant to this Agreement, the Plan and the Rights Offering so that it is not reasonably likely that, following the consummation of the transactions contemplated by this Agreement, the Plan and the Rights Offering Procedures, either the shares of New Common Stock or the New Warrants will be “held of record” within the meaning of Rule 12g5-1 under the Exchange Act by 300 or more Persons; provided that nothing in this Section 7.4(f) will require the Investors to amend or modify this Agreement or accept any changes to the economic terms of the transactions contemplated by this Agreement, the Plan and the Rights Offering Procedures. Notwithstanding

anything in this Agreement to the contrary, a failure to structure the issuance of New Common Stock and New Warrants in the foregoing manner shall not limit the Investors’ ability to assert or otherwise rely on the conditions set forth in Article VIII, the indemnities set forth in Article IX or the termination rights set forth in Article X.

Section 7.5     Notification.  The Company shall notify, or cause the Subscription Agent to notify, the Investors, on each Friday during the Rights Exercise Period and on each Business Day during the five (5) Business Days prior to the Rights Offering Expiration Date (and any extensions thereto), or more frequently if reasonably requested by any of the Investors, of the aggregate number of Rights known by the Company to have been exercised pursuant to the Rights Offering as of the close of business on the preceding Business Day or the most recent practicable time before such request, as the case may be.

Section 7.6     Conduct of Business.

(a)            Except as otherwise (i) required by Law or this Agreement, or (ii) consented to in writing by Requisite Investors, during the period from September 23, 2014 to the earlier of the Effective Date and the date on which this Agreement is terminated in accordance with its terms (the “Pre-Closing Period”), the Debtors and their Subsidiaries shall use their respective reasonable best efforts to carry on their businesses in the usual, regular and ordinary course in substantially the same manner as conducted at September 23, 2014, but only to the extent consistent with the Business Plan, and, to the extent consistent therewith, use reasonable best efforts to (x) preserve intact their current business organizations, (y) keep available the services of their current officers and employees and (z) preserve their relationships with material customers, suppliers, licensors, licensees, distributors and others having material business dealings with the Debtors or their Subsidiaries, in each case consistent with past practice as conducted prior to September 23, 2014.  The Company shall host weekly calls with the Investors and advisors to the Investors (including the Ad Hoc Counsel) at which the Company’s management will provide updates with regard to the Debtors’ business and any developments, including a discussion of, among other things, any proposed or existing Material Expense Contracts or Material Revenue Contracts.

(b)           The Debtors shall, and shall cause their Subsidiaries to, (i) consult with the Investors and their respective advisors prior to entry into any new Material Expense Contracts and (ii) use reasonable best efforts to consult with the Investors and their respective advisors prior to entry into any new Material Revenue Contracts, but in all events will inform the Investors and their respective advisors at the time of or shortly after entry into any new Material Revenue Contracts.

(c)           The Debtors shall, and shall cause their Subsidiaries to, cooperate and consult with the Investors regarding any changes to the Debtors’ long term business plan, including without limitation, any determination with regard to where the Debtors continue to do business.  The Debtors shall, and shall cause their Subsidiaries to, cooperate and consult with the Ad Hoc Group to determine which executory Contracts and unexpired leases should be assumed or rejected in connection with the Chapter 11 Proceedings.  The Debtors shall, and shall cause their Subsidiaries to, provide the Ad Hoc Group and their respective Representatives (including the Ad Hoc Counsel) with information necessary in order for the Ad Hoc Group to meaningfully participate in making such determinations.  The Debtors shall not, and shall cause their Subsidiaries not to, assume or reject any executory Contract or unexpired leases (or agree to pay any cure amounts) without first obtaining the consent of the Requisite Investors.

(d)           Without limiting the generality of any of the foregoing in this Section 7.6, except as otherwise expressly required by this Agreement, or as otherwise required by Law (including, for the avoidance of doubt, any Law relating to fiduciary duties), during the Pre-Closing Period, the Debtors shall not, and shall cause their Subsidiaries not to, without the prior written consent of Requisite Investors:

(i)             (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock other than dividends and distributions in respect of the capital stock of any direct or indirect Subsidiary of the Company to the Company or another wholly owned Subsidiary or (B) purchase, redeem or otherwise acquire, except in connection with the Plan, any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(ii)            issue, deliver, grant, sell, pledge, dispose of or otherwise encumber any of its capital stock or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock;

(iii)           acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the stock, or other ownership interests in, or substantial portion of assets of, or by any other manner, any business or any corporation, partnership, association, Joint Venture, limited liability company or other entity or division thereof, except for any acquisition of any interest in a Joint Venture in an amount not to exceed one hundred thousand dollars ($100,000) in the aggregate during the Pre-Closing Period or (B) any assets in excess of one hundred thousand dollars ($100,000) in the aggregate during the Pre-Closing Period, except purchases of supplies, equipment and inventory in the ordinary course of business consistent with past practice;

(iv)          (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another individual or entity, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another individual or entity, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for (1) borrowings and increases in letters of credit permitted under the DIP Credit Agreement and (2) indebtedness existing solely between the Company and its wholly owned Subsidiaries or between such Subsidiaries or (B) make any loans, advances or capital contributions to, or investments in, any other individual or entity, except for (1) loans, advances or capital contributions (x) between the Company and its Subsidiaries, or (y) between such Subsidiaries and (2) customary immaterial advances in the ordinary course of business consistent with past practice;

(v)           other than as set forth in the Business Plan or in connection with the repair or replacement of the plant and equipment of the Company or its Subsidiaries in the ordinary course of business consistent with past practice, make or incur any capital expenditure involving the expenditure of no more than one hundred thousand dollars ($100,000) in the aggregate during the Pre-Closing Period;

(vi)           make, change or rescind any material election relating to Taxes, except elections that are consistent with past practice, settle or compromise any material Tax liability for an amount greater than the amount reserved for such liability on the most recent Financial Statements, or amend any material Tax Return;

(vii)          voluntarily recognize any Employee Representative of its employees or negotiate, adopt, or enter into any Collective Bargaining Agreement;

(viii)         (A) enter into any new, or amend or terminate (other than amendments required to maintain the tax qualified status of such plans under the Code in the ordinary course of business consistent with past practices) any existing, Company Plans, arrangements or programs, severance agreement, deferred compensation arrangement or employment agreement (other than rank-and-file offer letters) with any officers, directors or key employees, (B)  grant any increases in employee compensation (except for compensation increases in the ordinary course of business and consistent with past practice, provided that such increases were accounted for in the Business Plan), (C) grant any stock options, stock awards or any other equity based compensation, (D) make any annual or long-term incentive awards, (E) enter into any transaction with or distribute or advance any assets or property to any Insider other than the payment of salary and benefits in the ordinary course of business consistent with past practice or (F) terminate any key employee or executive officer, other than due to events constituting “cause”; or

(ix)           assign, convey, transfer, encumber, license to any person or otherwise extend, amend or modify any material rights to any Business Intellectual Property, or enter into grants to transfer or license to any Person future rights in any Business Intellectual Property, other than in the ordinary course of business consistent with past practices; providedthat in no event shall the Debtors or their Subsidiaries license on an exclusive basis or sell, assign or convey any Business Intellectual Property;

(x)            sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales of inventory and equipment in the ordinary course of business consistent with past practice and in accordance with the De Minimis Asset Sale Order, and (B) the sale, lease or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to the business of the Company and its Subsidiaries and in accordance with the De Minimis Asset Sale Order;

(xi)           Commence any Legal Proceedings or compromise, pay, discharge, settle, satisfy or agree to settle any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), or any Legal Proceedings (whether or not commenced prior to September 23, 2014) other than the payment, discharge, settlement or satisfaction of claims, obligations or Legal Proceedings in the ordinary course of business consistent with past practices;

(xii)           enter into or amend, modify, terminate, waive, supplement, restate or otherwise change any Material Contract (other than Material Expense Contracts and Material Revenue Contracts) or the terms thereof;

(xiii)          except as required by GAAP, revalue any of its assets or make any change in accounting methods, principles or practices;

(xiv)          form, establish or acquire any Subsidiary except as permitted by the Order Authorization Formation, Registration and Dissolution of Non-Debtor Subsidiaries entered into by the Bankruptcy Court;

(xv)           make or omit to take any action which would be reasonably anticipated to have a Material Adverse Change;

(xvi)          take any action that, if taken prior to September 23, 2014, would have constituted a breach of the Company’s representations and warranties in Section 5.11; or

(xvii)         agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 7.6(d)(i) through (xvi) above.

Section 7.7     Access to Information.  Subject to applicable Law, upon reasonable notice, prior to the Effective Date, the Debtors shall (and shall cause their Subsidiaries to) afford (i) the Investors and their Representatives (including the Ad Hoc Counsel), upon request, reasonable access, during normal business hours and without unreasonable disruption or interference with the Company’s and its Subsidiaries’ business or operations to the Company’s and its Subsidiaries’ officers, directors and employees, and Representatives, properties, books, contracts and records and, prior to the Effective Date, the Debtors shall (and shall cause their Subsidiaries to) furnish promptly to such parties all information concerning the Company’s and its Subsidiaries’ business, properties and personnel as may reasonably be requested by any such party, provided, that the foregoing shall not require the Company (a) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would cause the Company to violate any of its obligations with respect to confidentiality to a third party if the Company shall have used its commercially reasonable efforts to obtain, but failed to obtain, the consent of such third party to such inspection or disclosure, (b) to disclose any legally privileged information of the Debtors or any of their Subsidiaries as determined based on the advice of the Company’s legal counsel, or (c) to violate any Laws.  In furtherance of the foregoing, but subject thereto, including the proviso, the Debtors shall, and shall cause their Subsidiaries to, provide the Investors with access to all pertinent information, memoranda and documents reasonably requested by the Ad Hoc Counsel or other Representatives of the Ad Hoc Group with respect to (x) any investigation or other Proceeding conducted by the SEC or any other Governmental Entity or (y) or any Proceeding relating to the restatement of the Company and its Subsidiaries’ pre-petition financial statements.  All requests for information and access made pursuant to this Section 7.7 shall be directed to an executive officer of the Company, the Company’s advisors or such person as may be designated by the Company’s executive officers.  All information acquired by any Investor or its Representatives pursuant to this Section 7.7 shall be subject to any confidentiality agreement between the Company and such Investor.  Notwithstanding the foregoing, the Debtors shall use reasonable best efforts to cooperate with the Ad Hoc Counsel to provide the Investors and their Representatives (including the Ad Hoc Counsel) with information subject to any common interest agreements or privilege between the Debtors and the Investors.

Section 7.8     Financial Information.

(a)           At all times prior to the Effective Date, the Company shall deliver to (i) each Investor who so requests, (ii) Opportune as financial advisors to the Investors and (iii) the Ad Hoc Counsel, all statements and reports the Company is required to deliver to the DIP Agent or any DIP Lender pursuant to Section 6.1 of the DIP Credit Agreement (the “Financial Reports”) in accordance with the terms thereof (as in effect on September 23, 2014).  Neither any waiver by the DIP Lenders of their right to receive the Financial Reports nor any amendment or termination of the DIP Credit Agreement shall affect the Company’s obligation to deliver the Financial Reports to the Investors, Opportune and the Ad Hoc Counsel in accordance with the terms of this Agreement and the DIP Credit Agreement (as in effect on September 23, 2014).

(b)           All Financial Reports shall be complete and correct in all material respects and shall be prepared in accordance with GAAP applied (except as approved by such accountants or officer, as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.  Information required to be delivered pursuant to Section 6.1 of the DIP Credit Agreement (as in effect on September 23, 2014) shall be deemed to have been delivered in accordance with Section 7.8(a) on the date on which the Company provides written notice to (i) each Investor who so requests, (ii) Opportune as financial advisors to the Investors and (iii) the Ad Hoc Counsel that such information has been posted on the Company’s website on the internet at http://www.globalgeophysical.com or is available via the EDGAR system of the SEC on the internet (to the extent such information has been posted or is available as described in such notice).

Section 7.9     Takeover Statutes.  The Company and the Board shall (a) take all necessary action to prevent a Takeover Statute or similar statute or regulation from becoming applicable to this Agreement or any transaction contemplated by this Agreement or the Plan, including the sale or issuance of New Common Stock to Investors in accordance therewith and (b) if any Takeover Statute is or would reasonably be expected to become applicable to this Agreement, the Plan or any transaction contemplated hereby or thereby, including the sale or issuance of New Common Stock to Investors in accordance therewith, the Company and the Board shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Plan and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

Section 7.10   Alternate Transaction.

(a)           Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on September 23, 2014 and continuing until 11:59 p.m. (Central time) on the Solicitation End Date, the Debtors shall, and shall cause their respective Representatives to, conduct a bidding process to solicit an Alternative Proposal that is reasonably likely to constitute a Superior Transaction in accordance with the Bidding Procedures and the following:

(i)            the Debtors may, and may cause their respective Representatives to, solicit bona fide third parties (“Bidders”) to submit Letters of Intent prior to the Binding Proposal Bid Deadline; provided that any deadline imposed by the Company with respect to such Letters of Intent shall be subsequent to the date of the BCA Approval Order;

(ii)           each of the Debtors shall, and shall cause its Subsidiaries and its and their respective Representatives to, (A) notify the Investors and the Ad Hoc Counsel promptly (but in any event within twenty-four hours) of any Alternative Proposal or any other proposals or offers made or received after September 23, 2014 by any Debtors, any of their Subsidiaries or any of their respective Representatives, relating to any Alternate Transaction (as well as, for purposes of this paragraph, any other proposal with respect to an Alternate Transaction made by or on behalf of the Committee or any other official committee appointed in the Chapter 11 Proceedings), which such notice shall indicate the identity of such Person(s) making such proposal, contain a summary of the material terms and conditions of such Alternative Proposal or other proposal or offer for an Alternate Transaction and (B) provide the Investors and the Ad Hoc Counsel with copies of any Letter of Intent together with any other information submitted as part of such Letter of Intent or related thereto and, if applicable, copies of any written inquiries, requests, proposals or offers, including any proposed agreements within 24 hours of receiving any such Letter of Intent or other materials;

(iii)          the Company (x) shall invite Bidders to submit a binding written Alternative Proposal that purports to comply with the requirements for a Qualified Bid, including purportedly constituting a Superior Transaction (a “Binding Proposal”) prior to 12:00 p.m. Eastern Time on December 1, 2014 (the “Binding Proposal Bid Deadline”)  in accordance with this Section 7.10 and the Bidding Procedures and (y) may enter into and maintain discussions or negotiations with any such Bidder and its Representatives with respect to such Binding Proposal and the Alternative Proposal contemplated thereby and otherwise cooperate with or assist or participate in, or facilitate, any such requests, proposals, discussions or negotiations;

(iv)          each of the Debtors shall, and shall cause its Subsidiaries and its and their respective Representatives to, provide the Investors and their respective Representatives (including the Ad Hoc Counsel) with copies of any Binding Proposal together with any other information submitted as part of such Binding Proposal or related thereto and, if applicable, copies of any written inquiries, requests, proposals or offers, including any proposed agreements, within 24 hours of receiving any such Binding Proposal or other materials;

(v)           the Debtors may furnish or otherwise provide non-public information in response to a request therefor by a Bidder if such Person has executed and delivered to the Company a Bidder Confidentiality Agreement if the Debtors also promptly (and in any event within twenty-four (24) hours after the time such information is provided to such Person) makes such information available to the Investors, to the extent not previously provided to the Investors;

(vi)           If (A) the Board has determined in good faith, after consultation with its outside counsel and independent financial advisor, that in its business judgment one or more Binding Proposals submitted by Qualified Bidders prior to the Binding Proposal Bid Deadline constitutes a Qualified Bid, including by constituting a Superior Transaction and (B) the Company has delivered to the Investors a certificate from its independent financial advisor to the Investors certifying that its independent financial advisor has determined in good faith that each such Binding Proposal constitutes a Superior Transaction, the Debtors shall hold an Auction on December 5, 2014 (the “Auction Date”) in accordance with the Bidding Procedures at which the Investors and any such Qualified Bidder are permitted to participate.

(b)           Except as expressly permitted pursuant to Section 7.10(a), until the earlier of the termination of this Agreement in accordance with its terms and the Effective Date, (i) the Debtors shall, and shall cause their Subsidiaries to, and shall instruct and direct their respective Representatives to, immediately cease and terminate any ongoing solicitation, discussions and negotiations with any Person (including any Investor) with respect to any Alternate Transaction, and (ii) the Debtors shall not, and shall not permit their Subsidiaries to, and the Debtors shall, and shall cause their Subsidiaries to, instruct and direct their respective Representatives not to, initiate or solicit any inquiries or the making of any proposal or offer relating to an Alternate Transaction, engage or participate in any discussions or negotiations, or provide any non-public information to any Person, with respect to an Alternate Transaction.  For the avoidance of doubt, immediately following the Solicitation End Date, the Debtors shall, and shall cause their Subsidiaries to, cease and terminate any ongoing solicitation, discussions and negotiations with any Person with whom they had such solicitations, discussion or negotiations pursuant to Section 7.10(a).

Section 7.11   Reasonable Best Efforts.

(a)           Without in any way limiting any other obligation of the Company in this Agreement, the Debtors shall use (and shall cause their Subsidiaries to use) reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement and the Plan, including using reasonable best efforts in:

(i)            timely preparing and filing all documentation reasonably necessary to effect all necessary notices, reports and other filings of such party and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or Governmental Entity; provided, that, notwithstanding the foregoing, in connection with obtaining such consents, the Debtors shall not, and shall cause their Subsidiaries not to, without the prior written consent of the Requisite Investors, pay or commit to pay to any Person whose consent is being solicited any cash or other consideration (other than de minimis amounts), nor incur or agree to incur any liability (other than de minimis liabilities) due to such Person in connection therewith; and

(ii)           defending any Legal Proceedings challenging (A) this Agreement, the Plan or any Transaction Agreement or the consummation of the transactions contemplated hereby and thereby, (B) the BCA Approval Order, the Plan Solicitation Order, the Confirmation Order or (C) the consummation of the transactions contemplated hereby and thereby, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed.

(b)           Subject to applicable Laws relating to the exchange of information, the Investors and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on all of the information relating to Investors or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement or the Plan; provided, however, that the Investors shall not be required to provide for review in advance declarations or other evidence submitted in connection with any filing with the Bankruptcy Court.  In exercising the foregoing rights, each of the Company and the Investors shall act reasonably and as promptly as practicable.

(c)           The Debtors shall, subject to their fiduciary duties as debtors in possession, from September 23, 2014 through the Effective Date, provide or cause to be provided to the legal and financial advisors to the Investors (including the Ad Hoc Counsel and Opportune) a draft of all motions, applications, pleadings, schedules, Orders, reports or other material papers (including all material memoranda, exhibits, supporting affidavits and evidence and other supporting documentation) in the Chapter 11 Proceedings (other than those contemplated by Section 7.1) no less than five (5) days in advance of filing the same with the Bankruptcy Court and shall consult in good faith with such advisors with regards to any comments, questions, or changes that such advisors have with regards to such motions.  The Debtors shall, subject to their fiduciary duties as debtors in possession, from September 23, 2014 through the Effective Date, endeavor to avoid filing any motions, documents or pleadings which are not supported by the Investors.

Section 7.12   Antitrust Approval.

(a)           Each Party agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate and make effective the transactions contemplated by this Agreement, the other Transaction Agreements and the Plan, including (i) if applicable, filing, or causing to be filed, the Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement with the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission and any filings under any other Antitrust Laws that are necessary to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable following the date on which the BCA Approval Order is entered and (ii) promptly furnishing documents or information requested by any Antitrust Authority.

(b)           The Company and each Investor subject to an obligation pursuant to the Antitrust Laws to notify any transaction contemplated by this Agreement, the Plan or the Transaction Agreements that has notified the Company in writing of such obligation (each such Investor, a “Filing Party”) agree to reasonably cooperate with each other as to the appropriate time of filing such notification and its content.  The Company and each Filing Party shall, to the extent permitted by applicable Law:  (i) promptly notify each other of, and if in writing, furnish each other with copies of (or, in the case of material oral communications, advise each other orally of) any communications from or with an Antitrust Authority; (ii) not participate in any meeting with an Antitrust Authority unless it consults with each other Filing Party and the Company, as applicable, in advance and, to the extent permitted by the Antitrust Authority and applicable Law, give each other Filing Party and the Company, as applicable, a reasonable opportunity to attend and participate thereat; (iii) furnish each other Filing Party and the Company, as applicable, with copies of all correspondence, filings and communications between such Filing Party or the Company and the Antitrust Authority; (iv) furnish each other Filing Party with such necessary information and reasonable assistance as may be reasonably necessary in connection with the preparation of necessary filings or submission of information to the Antitrust Authority; and (v) not withdraw its filing, if any, under the HSR Act without the prior written consent of Requisite Investors and the Company.

(c)           Should a Filing Party be subject to an obligation under the Antitrust Laws to jointly notify with one or more other Filing Parties (each, a “Joint Filing Party”) a transaction contemplated by this Agreement, the Plan or the Transaction Agreements, such Joint Filing Party shall promptly notify each other Joint Filing Party of, and if in writing, furnish each other Joint Filing Party with copies of (or, in the case of material oral communications, advise each other Joint Filing Party orally of) any communications from or with an Antitrust Authority.

(d)           The Company and each Filing Party shall use their reasonable best efforts to obtain all authorizations, approvals, consents, or clearances under any applicable Antitrust Laws or cause the waiting periods under the applicable Antitrust Laws in connection with the transactions contemplated by this Agreement or the Plan to terminate or expire at the earliest possible date after the date of filing.  The communications contemplated by this Section 7.12 may be made by the Company or a Filing Party on an outside counsel-only basis or subject to other agreed upon confidentiality safeguards.  The obligations in this Section 7.12 shall not apply to filings, correspondence, communications or meetings with Antitrust Authorities unrelated to the transactions contemplated by this Agreement, the Plan and the Transaction Agreements.

(e)           Notwithstanding anything in this Agreement to the contrary, nothing shall require the Debtors, any Investor or any of their respective Affiliates or Subsidiaries to (i) dispose of, license or hold separate any of their or their Subsidiaries’ or Affiliates’ assets, (ii) limit their freedom of action with respect to any of their or their Subsidiaries’ or Affiliates’ businesses or make any other behavioral commitments, (iii) divest any of their Subsidiaries or Affiliates, or (iv) commit or agree to any of the foregoing. Without the prior written consent of Requisite Investors, neither the Debtors nor any of their Subsidiaries shall commit or agree to (i) dispose of, license or hold separate any of their assets or (ii) limit their freedom of action with respect to any of their businesses or commit or agree to any of the foregoing, in each case, in order to secure any necessary consent or approvals for the transactions contemplated hereby under the Antitrust Laws. Notwithstanding anything to the contrary herein, neither the Investors, nor any of their Affiliates, nor the Debtors or any of their Subsidiaries, shall be required as a result of this Agreement, to initiate any legal action against, or defend any litigation brought by, the United States Department of Justice, the United States Federal Trade Commission, or any other Governmental Entity in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing or materially delaying the transactions contemplated hereby, or which may require any undertaking or condition set forth in the preceding sentence.

Section 7.13   Plan Support and Related Covenants.  Each Investor, severally, and not jointly, agrees and covenants with the Company as follows:

(a)           Investor Plan support.  Each Investor agrees and covenants that:

(i)           it and its affiliates will (A) not object to the confirmation of the Plan, subject to its receipt of a Disclosure Statement and other solicitation materials in respect of the Plan that is approved by the Bankruptcy Court, as containing “adequate information” under section 1125 of the Bankruptcy Code (as may be amended, modified or changed in accordance with this Agreement), (B) not object to the approval of the Disclosure Statement (as may be amended, modified or changed in accordance with this Agreement), (C) to the extent applicable, vote for, subject to its receipt of a Disclosure Statement and other solicitation materials in respect of the Plan that is approved by the Bankruptcy Court, as containing “adequate information” under section 1125 of the Bankruptcy Code (as may be amended, modified or changed in accordance with this Agreement), the Plan (as such Plan may be amended, modified or changed in accordance with this Agreement), (D) not object to the Disclosure Statement or, subject to its receipt of a Disclosure Statement and other solicitation materials in respect of the Plan that is approved by the Bankruptcy Court, as containing “adequate information” under section 1125 of the Bankruptcy Code (as may be amended, modified or changed in accordance with its terms), the solicitation of acceptance of the Plan (each as may be amended, modified or changed in accordance with this Agreement), (E) not, so long as the Plan is filed on or prior to September 23, 2014 (or such date as extended pursuant to Section 7.2(b)(ii)), object to the entry by the Bankruptcy Court of the Order being sought by the Debtors under the Exclusivity Motion at a hearing scheduled on September 24, 2014 so long as it constitutes the Revised Exclusivity Order, (F) not object to the approval of the KEIP (as may be amended, modified or changed in accordance with this Agreement), so long as the BCA Approval Motion has been filed prior thereto and the BCA Approval Order has been entered by the Bankruptcy Court prior thereto, (G) not object to the extension of the KERP (as may be amended, modified or changed in accordance with this Agreement), so long as the BCA Approval Motion has been filed prior thereto and the BCA Approval Order has been entered by the Bankruptcy Court prior thereto and (H) through and including any termination of this Agreement, not directly or indirectly file a chapter 11 plan or support any chapter 11 plan or sale process, or cause any affiliate to file a chapter 11 plan or support any chapter 11 plan or sale process, proposed by any entity other than the Debtors, regardless of any termination of either or both of the exclusivity periods under Bankruptcy Code section 1121(c);

(ii)            it will, and it will cause its Affiliates to, subject to its receipt of a Disclosure Statement and other solicitation materials in respect of the Plan that is approved by the Bankruptcy Court, as containing “adequate information” under section 1125 of the Bankruptcy Code (as may be amended, modified or changed in accordance with this Agreement), vote (and cause the person, if any, otherwise entitled to vote) the Votable Claims (if any), in which such Investor and its Affiliates have a beneficial interest arising under the 200MM Senior Notes or the 50MM Senior Notes, to accept the Plan (as such Plan may be amended, modified or changed in accordance with this Agreement);

(iii)           for so long as this Agreement remains in effect, it and its Affiliates will not Transfer or otherwise dispose of, directly or indirectly, any of its Votable Claims (if any), or any option thereon or any right or interest (voting or otherwise) therein unless the transferee, assignee, pledgee or other successor in interest agrees (and covenants to cause any subsequent transferee, assignee, pledgee or other successor in interest to agree) to vote such Votable Claims (if any) in favor of the Plan; provided that notwithstanding the foregoing, any Investor will be permitted to transfer its rights or obligations with respect to this Agreement in accordance with Section 11.2; and

(iv)           to the extent it or its Affiliates acquire additional Votable Claims, each such Investor and its Affiliates agrees that such Votable Claims shall be subject to this Section 7.13(a).

(b)           [RESERVED]

(c)            Information.  Each Investor agrees and covenants to provide the Company with such information as the Company reasonably requests regarding the Investors for inclusion in the Disclosure Statement.

(d)           Transfer of Votable Claims.

(i)             Each Investor agrees that it will not Transfer, in whole or in part, any Votable Claim unless the transferee thereof (other than another Investor with respect to a Transfer in which only Excluded Financial Claims are Transferred), prior to such Transfer, agrees in writing for the benefit of the Company and the other Investors to be bound by this Section 7.13 by executing a joinder agreement substantially in the form attached hereto as Exhibit G (the “Plan Support Joinder Agreement”) and delivering an executed copy thereof to the Company (a transferee party to a Plan Support Joinder Agreement shall be referred to as a “Permitted Claim Transferee”).  The Debtors acknowledge and agree that for purposes of this Agreement, the Plan and the Rights Offering, any Investor’s designation of whether a Votable Claim is an Excluded Financial Claim in a Plan Support Joinder Agreement shall be the final determination of whether such claim is an Excluded Financial Claim, provided that following any such designation, the aggregate principal amount of Excluded Financial Claims remains the same as the aggregate principal amount of Excluded Financial Claims as of September 23, 2014.

(ii)            Each Investor shall deliver written notice of all Transfers and acquisitions, whether direct or indirect, made by it and the aggregate principal amount of Votable Claims held by it immediately following such transfer to the Company and the Ad Hoc Counsel, in each case within three (3) Business Days of the Transfer or acquisition.

(iii)           Each Investor or Permitted Claim Transferee agrees that any Transfer of any Votable Claims that does not comply with the terms and procedures set forth in this Section 7.13(d) shall be deemed void ab initio, and the Debtors shall have the right to avoid such Transfer.  Notwithstanding the foregoing, execution of a Plan Support Joinder Agreement under Section 7.13(d)(i) and delivery of notices under Section 7.13(d)(ii) shall not be required for transferees or transferors that are broker-dealers or trading desks in their capacity or to the extent of their holdings as a broker-dealer or market maker of Financial Claims engaged in market making or riskless back-to-back trades (such transferees or transferors being referred to as “Market Makers”); provided that execution of a Plan Support Joinder Agreement shall be required for an actual purchaser (i.e., not a Market Maker) of Financial Claims from an Investor (other than another Investor with respect to a Transfer in which only Excluded Financial Claims are Transferred) in such market transactions.

(e)            Nothing shall limit the ability of any Investor to consult with the Debtors, to appear and be heard, or to file objections, concerning any matter arising in the Chapter 11 Proceedings, so long as such consultation, appearance or objection is not inconsistent with (i) such Investor’s obligations hereunder or (ii) the terms of the Plan and the other transactions contemplated by and in accordance with this Agreement and the Plan.

Section 7.14   Exit Financing.  The Debtors shall, and shall cause their Subsidiaries to, use their reasonable best efforts to, obtain exit financing providing for (i) a first lien term loan in a principal amount of one hundred million dollars ($100,000,000) (the “Exit Term Loan”) and (ii) to the extent determined appropriate by the Company and the Requisite Investors, a delayed draw term loan or a working capital facility (the “Exit Revolving Facility”), in each case, in an amount and on terms and conditions determined by the Company and the Requisite Investors (the “Exit Financing”).  Except with respect to such portion, if any and in any event not to exceed $16.2 million, that the Company and its Subsidiaries must retain in the form of Cash to satisfy the minimum liquidity conditions set forth in Section 8.1(f), which portion shall be used solely in accordance with the Plan, the net proceeds of the Exit Term Loan shall be used solely to partially satisfy repayment of advances under the DIP Credit Agreement at the Effective Time and the Exit Revolving Facility, if any, shall be available to fund the post-emergence operations and general corporate and working capital of the Company and its Subsidiaries.  The Debtors and the Investors shall cooperate in the Company’s efforts to obtain for and on behalf of the Company and its Subsidiaries the Exit Financing from financing sources satisfactory to the Company and the Investors.  The Debtors shall reasonably cooperate with the Investors in connection with arranging and obtaining of the Exit Financing, including by (a) participating in a reasonable number of meetings, due diligence sessions, management presentations and rating agency sessions, (b) assisting the Investors with preparation of materials required in connection with the Exit Financing and (c) executing and delivering any customary and reasonable commitment letters, underwriting or placement agreements, registration statements, pledge and security documents, other customary and reasonable definitive financing documents, or requested certificates or documents reasonably necessary or desirable to obtain the Exit Financing (the “Exit Financing Documents”).  The Debtors shall provide to the Investors an opportunity to sponsor the Exit Term Loan and the Exit Revolving Facility, if any, on the same or better terms offered by any third party source of such facilities.  In furtherance thereof, the Debtors shall not execute any commitment letter or Contract (or similar documents relating to the Exit Financing) without first providing the same to the Investors and giving the Investors five (5) Business Days to match such terms (or provide better terms for the Company).  The Debtors agree that under no circumstances shall the execution of this Agreement or any act of the Investors pursuant to this Section 7.14 commit or be deemed a commitment by any of the Investors (or any their Affiliates) to provide or arrange the Exit Financing.

Section 7.15    Actions Regarding Conditions.  Prior to the Effective Date, the Debtors shall not take any action or omit to take any action that would reasonably be expected to cause any of their representations and warranties set forth in this Agreement to become untrue in any material respect or that is intended to, or would reasonably be expected to, result in the conditions to the Agreement set forth in Article VIII not being satisfied.

Section 7.16   New Board of Directors and Senior Management.

(a)           The Company shall take all necessary actions so that the initial Board on the Effective Date will be established in accordance with the Plan and will be composed of five members as follows:  (i) the Chief Executive Officer of the Company, (ii) two members selected by Third Avenue, and (iii) two members selected by the Requisite Investors (the “Independent Directors”).  The Investors shall consult with the Chief Executive Officer of the Company regarding the selection of the Independent Directors.

(b)           On the Effective Date, subject to agreement on employment terms reasonably satisfactory to the Company and the Requisite Investors, (a) Richard White shall be the Company’s Chief Executive Officer, (b) Sean Gore shall be the Company’s Chief Financial Officer, (c) Tom Fleure shall be Senior Vice President, Geophysical Technology, (d) Ross Peebles shall be Senior Vice President, North America and E&P Services, and (e) James Brasher shall be Senior Vice President and General Counsel.

Section 7.17   Ancillary Agreements and Organizational Documents.

(a)           The Plan will provide that on the Effective Date, the Reorganized GGS Corporate Documents will be approved, adopted and effective.  Forms of the Reorganized GGS Corporate Documents shall be filed with the Bankruptcy Court as part of the Plan or an amendment or supplement thereto.

(b)           The Parties will use their reasonable best efforts to prepare and finalize (i) the form of Rights Offering Procedures and file them with the Bankruptcy Court on or prior to September 23, 2014 and (ii) the Reorganized GGS Corporate Documents on or prior to ten calendar days prior to the Voting Deadline.

Section 7.18   No Integration; No General Solicitation.  Neither the Company nor any of its affiliates (as defined in Rule 501(b) of Regulation D promulgated under the Securities Act) will, directly or through any agent, sell, offer for sale, solicit offers to buy or otherwise negotiate in respect of, any security (as defined in the Securities Act), that is or will be integrated with the issuance or sale of the shares of New Common Stock (in the Rights Offering or the DIP Conversion) or the New Warrants in a manner that would require any of the shares of New Common Stock, New Warrants or any other securities of the Company or its Subsidiaries to be registered under the Securities Act.  None of the Company or any of its affiliates or any other Person acting on its or their behalf will solicit offers for, or offer or sell, any shares of New Common Stock by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D promulgated under the Securities Act or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act.

Section 7.19   Disclosure of Material Non-Public Information.

(a)           Prior to the Effective Date, or if this Agreement is terminated in accordance with its terms within two (2) Business Days following such termination, the Company shall file with the SEC and make generally available to the public one or more cleansing documents containing all of the written or oral material non-public information of or regarding the Company and its Subsidiaries (“MNPI”) previously disclosed to any Investor or its Affiliates prior to such date or a summary thereof (such filings and disclosure being the “Final Cleansing Release”).  Contemporaneously with the filing of the Plan with the Bankruptcy Court and at the time of the filing of the Disclosure Statement with the Bankruptcy Court, the Company shall file with the SEC and make generally available to the public cleansing documents containing all of the MNPI previously disclosed to any Investor or its Affiliates prior to such date or a summary thereof (such filings and disclosure being the “Disclosure Statement Cleansing Release” and together with the Final Cleansing Release, the “Cleansing Releases”).  As promptly as practicable but in no event less than two (2) Business Days in advance of the filing of any Cleansing Release, the Company shall provide the Investors and the Ad Hoc Counsel with a draft of each Cleansing Release and each Cleansing Release shall be in form and substance satisfactory to the Requisite Investors and the Ad Hoc Counsel and other legal advisors to the Investors and contain such information as is required so that the holder is no longer restricted from trading in the Company’s securities or debt, including the Senior Notes and the shares of New Common Stock.   Each Cleansing Release shall be on Form 8-K or any periodic report required or permitted to be filed under the Exchange Act with the SEC or, if the SEC's EDGAR filing system is not available, in such other manner that the Company reasonably determines results in public dissemination of such information.

(b)           In the event that the Company fails to file any required Cleansing Release by the applicable deadline or such Cleansing Release does not contain all of the material non-public information as determined by the Requisite Investors in their sole judgment, then the Debtors agree that, automatically and requiring no further act hereunder, and effective immediately on the applicable deadline and for so long as such filing has not occurred (and notwithstanding if this Agreement has been terminated), each Investor or its Representatives or Affiliates (each an “Authorized Cleansing Party”) shall be authorized to make available to the public at the expense of the Debtors a summary that reflects, in the sole judgment of the Requisite Investors, the material non-public information.  None of the Investors, their Affiliates or their respective Representatives (including the Ad Hoc Counsel) shall have any liability to the Debtors or their Subsidiaries or their Representatives in connection with the disclosure of the material non-public information as set forth in this Section 7.19 and the Debtors agree to hold each of them harmless and indemnify each of them for any loss, expenses, damages or liabilities suffered by such party as a result of any action against or liability attached to an Authorized Cleansing Party from or in connection with the disclosure of information as set forth in this Section 7.19.

Section 7.20   International Trade Laws.  The Debtors shall, and shall cause their Subsidiaries to, comply with all International Trade Laws in the performance of the Rights Offering, the issuance and sale of the Investor Shares, and their business operations.  The Debtors and their Subsidiaries shall maintain and enforce policies and procedures designed to ensure compliance with International Trade Laws by the Debtors, their Subsidiaries and their respective directors, officers, employees, agents and other Persons authorized to act on behalf of the Debtors or their Subsidiaries

Section 7.21   SEI/GPI Agreement.  The Debtors shall not, and shall cause their Subsidiaries not to, assume or settle causes of action or other Proceedings under chapter 5 of the Bankruptcy Code related to that certain License and Marketing Agreement dated as of March 28, 2013, by and among the Company and SEI-GPI JV LLC, as such agreement has been and may in the future be modified, restated or amended, with the consent of the Requisite Investors (the “SEI/GPI Agreement”) without the consent of the Requisite Investors.  For the avoidance of doubt, the Debtors shall not, and shall not permit any Subsidiary to, assume the SEI/GPI Agreement without the consent of the Requisite Investors.

Section 7.22   Tax and Corporate Structure.  The Company shall structure the Rights Offering and the Plan in the most tax efficient manner, and reflect a post-Effective Date corporate structure, as determined by the Investors, and all accounting treatment and other tax matters shall be resolved to the satisfaction of the Requisite Investors.  The Parties shall negotiate in good faith to amend this Agreement to the extent necessary to make consistent with any tax structure or corporate structure reflected in the Plan or the Rights Offering Procedures.  The Debtors shall take all action necessary or appropriate to cause the Company to reorganize its corporate structure so that on the Effective Date the equity interests in the Company are held by a newly formed direct holding company (which shall be a limited liability company) and the shares of New Common Stock and New Warrants issued pursuant to this Agreement, the Plan or the Rights Offering Procedures would be issued by the holding company formed in such internal reorganization, and all terms in this Agreement, the Plan and the Rights Offering Procedures and the related Transaction Documents relating to actions by the Company and the Debtors shall be amended as necessary to reflect such determination, mutatis mutandis in each case on terms and conditions satisfactory to the Company and the Requisite Investors.  The Debtors agree (i) to amend the Plan and the Disclosure Statement to reflect any such reorganizations permitted or required by this Section 7.22, (ii) that such an amendment would be an immaterial amendment not requiring resolicitation of the Plan, and (iii) to use their best efforts to obtain an Order of the Bankruptcy Court that such amendment does not require resolicitation and (iv) to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable in order to cause the Company to be reorganized with such corporate form and structure.

Section 7.23   Non-U.S. Cash Accounts.   The Debtors shall not move cash or cash equivalents from their non-U.S. bank accounts (or those of their Subsidiaries (including branch offices)) if it would be reasonably expected that such movement would cause the aggregate balance of all such non-U.S. accounts, as estimated in good faith by the Company, to fall below five million dollars ($5,000,000).

Section 7.24   Accounting Matters.  The Investors acknowledge and agree that  (a) any reasonable decision by the Company with respect to restatements of its historical financial statements prior to December 6, 2014, so long as such financial statements would when restated comply with the requirements set forth in Section 5.9(a), (b) any amendments to the Company SEC Documents or SEC Reports to reflect such changes so long as such Company SEC Documents or SEC Reports would comply in all material respects with the requirements of the Securities Act or the Exchange Act applicable to such documents and no such Company SEC Documents or SEC Reports contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading (the “Compliance Criteria”) and are filed prior to the Effective Date, (c) the failure to timely file any Company SEC Documents following September 23, 2014 so long as such documents are filed prior to the Effective Date and satisfy the Compliance Criteria, in each case due primarily to the effects of historical ineffective controls and material weaknesses shall not constitute a breach of any representation or warranty or covenant in this Agreement, provided that any such restatement or filing does not result in a Material Adverse Change.

Section 7.25   Fee Caps.  The Debtors shall not pay, have paid or make any agreement to pay, the following professional firms’ fees in excess of the following amounts incurred by such professional firm solely in the months of October, November, and December 2014 (the “Fee Capped Months”): (i) Baker Botts LLP, $1,793,000 aggregate fees incurred during the Fee Capped Months; (ii) Greenberg Traurig LLP, $743,000 aggregate fees incurred during the Fee Capped Months; (iii) Opportune, the Debtors’ current projected  aggregate fees for Opportune incurred in the Fee Capped Months less $57,000 incurred during the month of December; (iv) the Ad Hoc Counsel, the Debtors’ current projected aggregate fees for the Ad Hoc Counsel incurred in the Fee Capped Months less $182,000; (v) Alvarez & Marsal North America, LLC, the Debtors’ current projected aggregate fees for Alvarez & Marsal North America, LLC incurred in the Fee Capped Months less $232,000; (vi) Rothschild Inc., the Debtors’ current projected aggregate fees for Rothschild Inc. incurred in the Fee Capped Months less $157,000, which shall be taken as a deduction from the completion fee in Rothschild’s engagement letter, which deduction shall be acknowledged by  Rothschild in a notice filed with the Bankruptcy Court  within a reasonable time after September 23, 2014; and (vii) Lazard Frères & Co. LLC and Lazard Middle Market LLC, the Debtors’ current projected aggregate fees for Rothschild Inc. incurred in the Fee Capped Months less $69,500, which shall be taken as a deduction from the “success” or “completion” fee in Lazard Frères & Co. LLC and Lazard Middle Market LLC’s engagement letter and which deduction shall be acknowledged by Lazard Frères & Co. LLC and Lazard Middle Market LLC in a notice filed with the Bankruptcy Court within a reasonable time after September 23, 2014 (all such amounts, collectively, the “Professional Fee Caps”); provided, however, that the Debtors’ professionals and the Committee’s professionals may exceed such fee caps if and to the extent they or their respective clients make a good faith determination that the incurrence of such additional fees is consistent with the applicable professional responsibilities of such professional or the fiduciary duties of their clients; provided, further, that in such event, the Debtors, the Committee or their respective professionals, as the case may be, make such determination, the Debtors shall provide the Investors notice of such event as soon as reasonably practicable.  For the avoidance of doubt, the Professional Fee Caps shall not apply to any professionals’ fees and expenses incurred prior to the Fee Capped Months (including any unpaid holdback amounts accrued prior to the Fee Capped Months).  The Investors shall not be required to close and consummate the transaction contemplated by this Agreement if there is an amount incurred in excess of the Professional Fee Caps.   If the Investors choose to close and consummate the transaction contemplated by this Agreement and the Plan, the Debtors and the Investors (whether acting in their capacity as Investors, DIP Lenders, members of the Ad Hoc Group or as holders of Senior Notes) shall not object, and the Debtors shall cause the Committee not to object, to the professional fees (a) incurred during the Fee Capped Months, or (b) that are the subject of the engagement letters of Rothschild Inc., Lazard Frères & Co. LLC and Lazard Middle Market LLC, or Opportune (as modified by any notice filed with the Bankruptcy Court pursuant to the terms of the Plan and this Agreement).

ARTICLE VIII

CONDITIONS TO THE OBLIGATIONS OF THE PARTIES

Section 8.1     Conditions to the Obligation of the Investors.  Subject to Section 8.2, the obligations of each of the Investors hereunder to consummate the transactions contemplated hereby shall be subject to (unless waived by Requisite Investors in accordance with Section 8.2) the satisfaction on or prior to the Effective Date of each of the following conditions:

(a)           BCA Approval Order.  The BCA Approval Order shall have become a Final Order.

(b)           Bankruptcy Approval of Plan and Disclosure Statement.  The Disclosure Statement shall have been approved by the Bankruptcy Court and the Plan Solicitation Order shall have been entered into by the Bankruptcy Court, which Disclosure Statement, and the Plan Solicitation Order approving it, shall be in form and substance satisfactory to Requisite Investors.  The Plan confirmed by the Bankruptcy Court in the Confirmation Order (the “Confirmed Plan”) and any amendments, supplements, changes and modifications thereto shall, in each case, meet the requirements set forth in the definition of the Plan in Section 1.1.  The Confirmation Order and the Orders entered by the Bankruptcy Court for any amendments, supplements, changes or modifications to the Confirmed Plan shall be in form and substance satisfactory to Requisite Investors; provided, that Requisite Investors shall have the same approval rights over any amendments, supplements, changes or modifications to the Confirmed Plan that Requisite Investors have with respect to the Plan as set forth in the definition of the Plan in Section 1.1. The Orders entered by the Bankruptcy Court referred to above approving the Disclosure Statement and the Confirmed Plan and any amendments, supplements, changes and modifications to the Confirmed Plan shall, in each case, have become Final Orders.

(c)           Plan of Reorganization.  The Company and all of the other Debtors shall have complied in all material respects with the terms and conditions of the Plan that are to be performed by the Company and the other Debtors prior to the Effective Date.

(d)           Alternate Transaction.  Neither the Debtors nor any of their Subsidiaries shall have entered into any Contract or written agreement in principle providing for the consummation of any Alternate Transaction (an “Alternate Transaction Agreement”) (or proposed or resolved to do so, which proposal or resolution has not been withdrawn or terminated).

(e)           Change of Recommendation.  There shall not have been a Change of Recommendation.

(f)            Conditions to Plan.  The conditions to the occurrence of the Effective Date of the Plan as set forth in the Confirmed Plan shall have been satisfied or, with the prior written consent of the Requisite Investors, waived in accordance with terms of the Plan.

(g)           Rights Offering.  The Rights Offering shall have been conducted in all material respects in accordance with this Agreement and the Plan, and the Rights Offering Expiration Date shall have occurred.

(h)           Effective Date.  The timing of the Effective Date shall be as agreed upon by the Company, the other Debtors and the Requisite Investors, the Effective Date shall have occurred in accordance with the terms and conditions in the Plan and in the Confirmation Order and the Effective Date shall have occurred by the Outside Date.

(i)            Antitrust Approvals.  All terminations or expirations of waiting periods imposed by any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement, including under the HSR Act and any other Antitrust Laws, shall have occurred and all other notifications, consents, authorizations and approvals required to be made or obtained from any Governmental Entity under any Antitrust Law shall have been made or obtained for the transactions contemplated by this Agreement.

(j)            Consents.  All governmental and third party notifications, filings, consents, waivers and approvals, if any, required for the consummation of the transactions contemplated by this Agreement and the Plan shall have been made or received and all applicable waiting periods shall have expired.

(k)           No Legal Impediment to Issuance.  No Law or Order shall have been enacted, adopted or issued by any Governmental Entity that prohibits the implementation of the Plan or the transactions contemplated by this Agreement.

(l)            Good Standing.  The Investors shall have received on and as of a date no earlier than six (6) Business Days prior to the Effective Date satisfactory evidence of the good standing of the Debtors and their Subsidiaries in their respective jurisdictions of incorporation or organization, in each case in writing or any standard form of telecommunication from the appropriate Governmental Entity of such jurisdictions; provided, however, that no such evidence shall be required if the applicable jurisdiction does not recognize good standing or a similar concept.

(m)           Representations and Warranties.

(i)            The representations and warranties in Section 5.1 (Organization and Qualification), Section 5.2 (Corporate Power and Authority), Section 5.3 (Execution and Delivery; Enforceability), Section 5.4 (Authorized and Issued Capital Stock), Section 5.11(a) (No Material Adverse Change), Section 5.28 (No Broker’s Fees), Section 5.29 (No Registration Rights) and Section 5.30 (Takeover Statutes) shall be true and correct in all respects as of (A) the date of this Agreement and at and as of the Effective Date in the case of those that are Transactional Representations and (B) September 23, 2014 and at and as of the Effective Date in the case of those that are not Transactional Representations, in each case, with the same effect as if made on and as of the Effective Date (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date).

(ii)            The representations and warranties in Section 5.5 (Issuance), Section 5.6 (No Conflict), and Section 5.7 (Consents and Approvals), shall be true and correct in all material respects as of the date of this Agreement and at and as of the Effective Date with the same effect as if made on and as of the Effective Date (except for such representations and warranties made as of a specified date, which shall be true and correct in all material respects only as of the specified date).

(iii)           The other representations and warranties of each of the Debtors contained in this Agreement shall be true and correct (disregarding all “materiality” and “Material Adverse Change” qualifiers and other terms of similar import) (A)  (1) the date of this Agreement in the case of those that are Transactional Representations and (2) September 23, 2014 in the case of those that are not Transactional Representations,  and (B) at and as of the Effective Date with the same effect as if made on and as of the Effective Date (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), except, in the case of (A) and (B), where the failure to be so true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Change.

(iv)           The representations and warranties of each Investor (other than the Investor asserting the failure of this condition) contained in this Agreement and in any other Transaction Agreement shall be true and correct (disregarding all “materiality” and “Material Adverse Change” qualifiers) as of the date of this Agreement and at and as of the Effective Date with the same effect as if made on and as of the Effective Date (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), except where the failure to be so true and correct, individually or in the aggregate, has not and would not reasonably be expected to prohibit, materially delay or materially and adversely impact such Investor’s performance of its obligations under this Agreement, the Plan, the Ancillary Agreements and, to the extent applicable, the Exit Financing Documents.

(n)           Covenants.  Each of the Debtors and each Investor (other than the Investor asserting the failure of this condition) shall have performed and complied with all of its respective covenants and agreements contained in this Agreement that contemplate, by their terms, performance or compliance prior to the Effective Date, in all material respects.

(o)           Officer’s Certificate.  The Investors shall have received on and as of the Effective Date a certificate of the chief financial officer or chief accounting officer of the Company confirming that the conditions set forth in Sections 8.1(m)(i), (m)(ii) and (m)(iii), (n), (p), and (r) have been satisfied, other than any such conditions in Section 8.1(m) relating to the Investors.

(p)           No Material Adverse Change.  There shall not have occurred from and after September 23, 2014 any Event that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Change.

(q)           Reorganized GGS Corporate Documents.

(i)            Certificate and Bylaws.  The Company shall have duly approved and adopted the Certificate of Incorporation and the Bylaws, and the Bankruptcy Court shall have entered an Order approving such Certificate of Incorporation and Bylaws, and they shall be in full force and effect; and

(ii)           Stockholders Agreement; Warrant Agreement.  The Stockholders Agreement and Warrant Agreement shall have been executed and delivered by the Company, the Bankruptcy Court shall have entered an Order or Orders approving such Stockholders Agreement and Warrant Agreement, the Stockholders Agreement and the Warrant Agreement shall have become effective with respect to the Investors and the other parties thereto, and the Stockholders Agreement and the Warrant Agreement shall be in full force and effect.

(r)            Minimum Liquidity.  The amount, determined on a pro forma basis after giving effect to the occurrence of the transactions contemplated by the Transaction Agreements and the Plan, including the DIP Conversion and the Exit Term Loan, but excluding any amounts received from the Exit Revolving Facility and any amounts transferred from the Debtors’ non-U.S. bank accounts in violation of Section 7.23, of cash determined in accordance with the principles and line items set forth on Schedule 2 hereto and consistent with past practice held by the Company and its Subsidiaries in their U.S. bank accounts shall be no less than five million dollars ($5,000,000) as of the Effective Date  without consent of the Investors.

(s)           Expense Reimbursement; Administrative Expenses; Fee Caps.

(i)           The Company shall have paid all amounts payable as the Expense Reimbursement accrued through the Effective Date pursuant to Section 4.3;

(ii)           the total amount of administrative expenses under sections 503 and 507 of the Bankruptcy Code paid by the Debtors on the Effective Date (or prior thereto) shall not exceed the sum of  (A) fees and expenses incurred by legal and financial advisors plus (B) such expenses set forth on Schedule 4 hereto plus (iii) (C) an additional amount not to exceed two hundred and fifty thousand dollars $250,000 in the aggregate, solely as necessary to make additional payments under the KERP consistent with the Order of the Bankruptcy Court approving the KERP on June 5, 2014; provided that the total amount of such administrative expenses that may be paid under this Section 8.1(s)(ii) may be increased with the consent of the Investors.

(iii)           The Debtors shall have performed and complied with their covenants and agreements in Section 7.25 (Fee Caps) in all respects

(t)            Exit Financing; Indebtedness.  The Debtors shall have obtained the Exit Financing and shall have executed and delivered the Exit Financing Documents and all conditions to effectiveness of the Exit Financing Documents shall have been satisfied or waived (or will be satisfied and waived substantially concurrently with the occurrence of the Effective Date); provided that no more than one hundred million dollars ($100,000,000) shall be outstanding under the Exit Financing after giving effect to the transactions to be consummated on the Effective Date; provided, further, that no more than a total of four million five hundred thousand dollars ($4,500,000) of Indebtedness of the Company or any of its Subsidiaries shall be outstanding, other than the Exit Financing, after giving effect to the transactions to be consummated on the Effective Date.

(u)           Documentation; Access to Information; SEI/GPI Agreement.  The Debtors shall have performed and complied with their covenants and agreements in Section 7.2 (Plan, Disclosure Statement and Other Documents), Section 7.7 (Access to Information), Section 7.11(c) (Reasonable Best Efforts), Section 7.21 (SEI/GPI Agreement) and Section 7.22 (Tax and Corporate Structure) in all respects.

(v)           DIP Credit Agreement.  (i) The Company shall have repaid all amounts outstanding under the DIP Credit Agreement other than any amounts that are to be converted in the DIP Conversion  and provided evidence to the Investors, in form and substance reasonably satisfactory to the Investors, that on the Effective Date all obligations under the DIP Credit Agreement have been repaid in full, all commitments under the DIP Credit Agreement have been terminated and all liens and security interests related to the DIP Credit Agreement have been terminated or released and (ii) no “Event of Default” or “Default” (each as defined in the DIP Credit Agreement), or breach by the Company or any of its Subsidiaries of the Final Order relating to the DIP Credit Agreement entered by the Bankruptcy Court on April 25, 2014, has occurred that has not been cured by the Debtors in a manner consistent with the DIP Credit Agreement or waived by the lenders pursuant to the DIP Credit Agreement;

(w)           Cleansing Releases.  (i) At the time of filing the Disclosure Statement with the Bankruptcy Court, the Debtors shall have publicly filed the Disclosure Statement Cleansing Release and (ii) on the Effective Date, the Debtors shall have publicly filed the Final Cleansing Release and, in each case, complied in all material respects with its obligations with respect to such cleansing releases as set forth in Section 7.19.

(x)            D&O Policies.  The terms and conditions of the director and officer liability insurance policies of the Company in effect from and after the Effective Date shall be satisfactory to the Company and the Requisite Investors.

(y)           Certain Foreign Proceedings. From and after the date of the Backstop Agreement, the Debtors shall not have commenced an insolvency (or similar) proceeding in any foreign jurisdiction and the recognition proceeding in Colombia shall not have been converted to a plenary insolvency proceeding or liquidation.

(z)            Delisting and Deregistration

(i)            Number of New Holders.  The Requisite Investors shall be reasonably satisfied that following the consummation of the transactions contemplated by the Plan and this Agreement, (A) shares of New Common Stock and (B) the New Warrants, will each not be “held of record” within the meaning of Rule 12g5-1 under the Exchange Act by 300 or more Persons (whether such shares of New Common Stock or New Warrants are acquired pursuant to this Agreement, the Rights Offering, the Plan, the Management Incentive Plan or otherwise).

(ii)           Section 12(b) Termination.  A Form 25 for each class of the Company’s securities that were registered under section 12(b) of the Exchange Act has become effective.

(iii)          Section 12 Registration.  No classes of the Company’s securities are registered or deemed registered under section 12 of the Exchange Act.

(iv)          Registration Statement Termination.  The SEC has declared effective all post-effective amendments required to be filed by Section 7.4(b).  There are no effective Securities Act registration statements on file with the SEC for any of the Company’s securities.

(v)           SEC Reports.  The Company has filed all SEC Reports prior to the Effective Date and such reports shall comply with the Compliance Criteria.

(vi)          No-Action Relief.  The Company has submitted a written or oral request to the SEC for no-action relief from the requirement to file the Company’s Form 10-K for the fiscal year ending December 31, 2014 in form and substance satisfactory to the Company and the Investors.

Section 8.2     Waiver of Conditions to Obligation of Investors.  All or any of the conditions set forth in Section 8.1 may only be waived in whole or in part with respect to all Investors by a written instrument executed by Requisite Investors in their sole discretion and if so waived, all Investors (including Ultimate Purchasers) shall be bound by such waiver.

Section 8.3     Conditions to the Obligation of the Company.  The obligation of the Company to consummate the transactions contemplated hereby is subject to (unless waived by the Company) the satisfaction on or prior to the Effective Date of each of the following conditions:

(a)           BCA Approval Order.  The BCA Approval Order shall have become a Final Order.

(b)           Bankruptcy Approval of Plan and Disclosure Statement.  The Disclosure Statement shall have been approved by the Bankruptcy Court.  The Confirmation Order and the Plan Solicitation Order entered by the Bankruptcy Court approving the Disclosure Statement shall, in each case, have become Final Orders.

(c)           Conditions to Plan.  The conditions to the occurrence of the Effective Date of the Confirmed Plan shall have been satisfied or waived in accordance with the Plan.

(d)           Antitrust Approvals.  All terminations or expirations of waiting periods imposed by any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement, including under the HSR Act and any other Antitrust Laws, shall have occurred and all other notifications, consents, authorizations and approvals required to be made or obtained from any Governmental Entity under any Antitrust Law shall have been made or obtained for the transactions contemplated by this Agreement.

(e)           No Legal Impediment to Issuance.  No Law or Order shall have been enacted, adopted or issued by any Governmental Entity that prohibits the implementation of the Plan or the transactions contemplated by this Agreement.

(f)           Representations and Warranties.  The representations and warranties of each Investor contained in this Agreement (or of a Related Purchaser in a Related Purchaser Confirmation or an Ultimate Purchaser in a Commitment Joinder Agreement, as applicable) shall be true and correct (disregarding all “materiality” qualifiers or terms of similar import) as of the date of this Agreement and at and as of the Effective Date with the same effect as if made on and as of the Effective Date (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), except where the failure to be so true and correct, individually or in the aggregate, has not and would not reasonably be expected to prohibit, materially delay or materially and adversely impact such Investor’s performance of its obligations under this Agreement, the Plan and, to the extent applicable, the Transaction Agreements.

(g)           Covenants.  Each Investor shall have performed and complied with all of its covenants and agreements contained in this Agreement and in any other document delivered pursuant to this Agreement (including in any Transaction Agreement) in all material respects.

Section 8.4     Failure of Closing Conditions.  No Party may rely on the failure of any condition set forth in Section 8.1 or Section 8.3, as applicable, to be satisfied, and such condition shall be deemed to be satisfied with respect to such Party if such failure was caused by such Party’s failure, to act in good faith or fulfill any of its obligations contained in this Agreement.

ARTICLE IX

INDEMNIFICATION AND CONTRIBUTION

Section 9.1     Indemnification Obligations.

(a)        Indemnification by the Company.  Subject to the entry of the BCA Approval Order by the Bankruptcy Court, following September 23, 2014, the Debtors shall indemnify and hold harmless each Investor, their respective Affiliates, shareholders, general partners, members, managers, equity holders and their respective Representatives, agents and controlling persons from and against any and all losses, claims, damages, liabilities and reasonable expenses (including any legal or other expenses reasonably incurred in connection with defending or investigating any action or claim as to which it is entitled to indemnification hereunder as such expenses are incurred), joint or several (collectively, “Losses”) that such Person has incurred or to which any such Person has become subject arising out of or in connection with this Agreement, the Plan and the transactions contemplated hereby and thereby, including the DIP Conversion, the Rights Offering, the payment of the Commitment Premium or the use of the proceeds of the Rights Offering, or any claim, challenge, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any such Person is a party thereto, whether or not such proceedings are brought by the Company, the other Debtors, their respective equity holders, Affiliates, creditors or any other Person, and reimburse each such Person upon demand for reasonable documented (with such documentation subject to redaction to preserve attorney client and work product privileges) legal or other third-party expenses incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (including in connection with the enforcement of the indemnification obligations set forth herein), irrespective of whether or not the transactions contemplated by this Agreement or the Plan are consummated or whether or not this Agreement is terminated.

Section 9.2     Indemnification Procedure.  Promptly after receipt by a Person entitled to indemnification under Section 9.1 (such Person, an “Indemnified Person”) of notice of the commencement of any claim, challenge, litigation, investigation or proceeding (an “Indemnified Claim”) by any Person other than the Party obligated to provide indemnification under Section 9.1 (such Person, the “Indemnifying Party”), such Indemnified Person will, if a claim is to be made hereunder against the Indemnifying Party in respect thereof, notify the Indemnifying Party in writing of the commencement thereof; provided, that (a) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have hereunder except to the extent it has been materially prejudiced by such failure and (b) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have to such Indemnified Person otherwise than on account of this Article IX.  In case any such Indemnified Claims are brought against any Indemnified Person and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and, to the extent that it may elect by written notice delivered to such Indemnified Person, to assume the defense thereof, with counsel reasonably acceptable to such Indemnified Person; provided, that if the parties (including any impleaded parties) to any such Indemnified Claims include both such Indemnified Person and the Indemnifying Party and based on advice of such Indemnified Person’s counsel there are legal defenses available to such Indemnified Person that are different from or additional to those available to the Indemnifying Party, such Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Indemnified Claims on behalf of such Indemnified Person.  Upon receipt of notice from the Indemnifying Party to such Indemnified Person of its election to so assume the defense of such Indemnified Claims with counsel reasonably acceptable to the Indemnified Person, the Indemnifying Party shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof (other than reasonable costs of investigation) unless (w) such Indemnified Person shall have employed separate counsel (in addition to any local counsel) in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel representing the Indemnified Persons who are parties to such Indemnified Claims (in addition to one local counsel in each jurisdiction in which local counsel is required) and that all such expenses shall be reimbursed as they occur), (x) the Indemnifying Party shall not have employed counsel reasonably acceptable to such Indemnified Person to represent such Indemnified Person within a reasonable time after notice of commencement of the Indemnified Claims, (y) the Indemnifying Party shall have failed or is failing to defend such claim, and is provided written notice of such failure by the Indemnified Person and such failure is not reasonably cured within fifteen (15) Business Days of receipt of such notice, or (z) the Indemnifying Party shall have authorized in writing the employment of counsel for such Indemnified Person.

Section 9.3     Settlement of Indemnified Claims.  In connection with any Indemnified Claim for which an Indemnified Person is assuming the defense in accordance with this Article IX, the Indemnifying Party shall not be liable for any settlement of any Indemnified Claims effected by the Indemnified Person without written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).  If any settlement of any Indemnified Claims is consummated with the written consent of the Indemnifying Party or if there is a final judgment for the plaintiff in any such Indemnified Claims, the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Person from and against any and all Losses by reason of such settlement or judgment to the extent such Losses are otherwise subject to indemnification by the Indemnifying Party hereunder in accordance with, and subject to the limitations of, the provisions of this Article IX.  The Indemnifying Party shall not, without the prior written consent of an Indemnified Person, effect any settlement of any pending or threatened Indemnified Claims in respect of which indemnity or contribution has been sought hereunder by such Indemnified Person unless such settlement (x) includes an unconditional release of such Indemnified Person in form and substance reasonably satisfactory to such Indemnified Person from all liability on the claims that are the subject matter of such Indemnified Claims and (y) does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

Section 9.4     Contribution.  If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless from Losses that are subject to Indemnification pursuant to Section 9.1, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Person as a result of such Loss in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party on the one hand and such Indemnified Person on the other hand but also the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, as well as any relevant equitable considerations.  It is hereby agreed that the relative benefits to the Indemnifying Party on the one hand and all Indemnified Persons on the other hand shall be deemed to be in the same proportion as (a) the total value received or proposed to be received by the Company in the DIP Conversion (measured by the aggregate principal amount of secured claims to be converted or proposed to be converted to New Common Stock) contemplated by this Agreement bears to (b) the Commitment Premium and any Termination Payment paid or proposed to be paid to the Investors.  The Indemnifying Parties also agree that no Indemnified Person shall have any liability based on their comparative or contributory negligence or otherwise to the Indemnifying Parties, any Person asserting claims on behalf of or in right of any of the Indemnifying Parties, or any other Person in connection with an Indemnified Claim.

Section 9.5     Treatment of Indemnification Payments.  The provisions of this Article IX are an integral part of the transactions contemplated by this Agreement and without these provisions the Investors would not have entered into this Agreement and the obligations of the Company under this Article IX shall constitute an allowed administrative expense of the Company under sections 503(b)(1) and 507(a)(2) of the Bankruptcy Code.

Section 9.6     Survival of Representations and Warranties and Covenants.  No representations, warranties, covenants or agreements made in this Agreement by the Company or any Investor shall survive the Effective Date except for covenants and agreements that by their terms are to be satisfied after the Effective Date, which covenants and agreements shall survive until satisfied in accordance with their terms.

ARTICLE X

TERMINATION

Section 10.1   Termination Rights.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Date:

(a)           by mutual written consent of the Debtors and Requisite Investors;

(b)           by the Debtors upon written notice to each Investor, or by the Requisite Investors by written notice to the Company if:

(i)            any Law or Order has been enacted, adopted or issued by any Governmental Entity, pursuant to applicable law or any change in law, that operates to prevent, restrict or alter the implementation of the Plan, the Rights Offering or the transactions contemplated by this Agreement;

(ii)           the Bankruptcy Court has determined not to approve the Plan;

(iii)           the Effective Date has not occurred by 11:59 p.m. (Central time) on December 31, 2014 (as may be extended in accordance with the provisos to this Section 10.1(b)(iii), the “Outside Date”); provided, that if (1) all of the conditions set forth in Section 8.1(i), Section 8.1(j) and Section 8.1(k) (collectively, the “Approval Conditions”) have not been satisfied but still could be satisfied and (2) the Requisite Investors deliver to the Company a written request for an extension of the Outside Date to satisfy the Approval Conditions, the Outside Date may be extended until 11:59 p.m. (Central time) on the date that is sixty (60) days after the entry of the Confirmation Order by the Bankruptcy Court or, if such Confirmation Order is stayed, until 11:59 p.m. (Central time) on the date that is sixty (60) days, less that number of days that elapsed during the period after the Confirmation Order was entered and before such Confirmation Order was stayed, but in no event less than five (5) Business Days following the date that such stay is vacated; and provided, further, that if (1) the Company determines,  that additional time prior to December 31, 2014 and prior to the Effective Date as a result of the matters described in Section 7.24 is required to file the SEC Reports or prepare additional restatements of the Company’s financial statements contained in the Company SEC Documents to satisfy Section 8.1(z)(v), and provides notice to the Investors of the same prior to December 6, 2014 and (2) all conditions to the Investors’ obligations in Section 8.1 have been satisfied as of 11:59 p.m. (Central time) on December 31, 2014 except for Section 8.1(z)(v), the Outside Date shall be extended to the earlier of (A) the first day that any conditions in Section 8.1 (other than Section 8.1(z)(v)) are not satisfied or (B) 11:59 p.m. (Central time) on February 28, 2015.

(iv)          any of the Chapter 11 Proceedings shall have been dismissed or converted to a case under chapter 7 of the Bankruptcy Code, or the Bankruptcy Court has entered an order in any of the Chapter 11 Proceedings appointing an examiner with expanded powers or a trustee under chapter 7 or chapter 11 of the Bankruptcy Code;

(c)           by the Requisite Investors by written notice to the Company if:

(i)            any inquiry, investigation (whether formal or informal) or other proceeding has been commenced by any Governmental Entity pursuant to applicable laws in relation to the Company or any of its Subsidiaries or any of its or its Subsidiaries’ officers or managers which could prevent, restrict or alter the implementation of the Plan, the Rights Offering or the transactions contemplated by this Agreement or the Plan;

(ii)           a Material Adverse Change (including by reason of any catastrophe of national or international consequence affecting the Company and its Subsidiaries) has occurred after September 23, 2014;

(iii)          an “Event of Default” or “Default” (each as defined in the DIP Credit Agreement), or breach by the Company or any of its Subsidiaries of the Final Order relating to the DIP Credit Agreement entered by the Bankruptcy Court on April 25, 2014, has occurred and is continuing and has not been waived by the DIP Lenders pursuant to the DIP Credit Agreement;

(iv)          any of the BCA Approval Order, Plan Solicitation Order or Confirmation Order is reversed, stayed, dismissed, vacated, reconsidered or is modified or amended after entry without the prior written consent of the Requisite Investors;

(v)           any of this Agreement, the DIP Credit Agreement, Rights Offering Procedures, Disclosure Statement, Plan or any documents related to the Plan, including notices, exhibits, annexes, schedules or appendices, or any of the other Transaction Agreements is amended or modified without the prior written consent of the Requisite Investors;

(vi)           (A) the Debtors or their Subsidiaries have breached or failed to perform in any material respect any of the representations, warranties or covenants or other agreements contained in this Agreement or any such representation or warranty shall have become inaccurate and such breach, failure to perform or inaccuracy would, individually or in the aggregate, cause a condition set forth in Sections 8.1(m), 8.1(n) or 8.1(p) not to be satisfied, and (B) such breach, failure to perform or inaccuracy has not been cured or is incapable of being cured by the third (3rd) Business Day after receipt of written notice thereof by the Ad Hoc Counsel;

(vii)         any or all of the conditions to consummation of the Plan have not been satisfied and such condition or conditions (A) are incapable of being satisfied by the earlier of (1) the date the Bankruptcy Court enters the Confirmation Order or (2) the Outside Date or (B) have been waived by the Company without the consent of the Requisite Investors;

(viii)        the Exit Financing is not consummated and the proceeds thereof have not been received by the Company by the Outside Date;

(ix)           the Bankruptcy Court has not entered the BCA Approval Order on or before 5:00 pm (Central time) on the date that is twenty one (21) days after September 23, 2014;

(x)            the Bankruptcy Court has not entered the Plan Solicitation Order approving the Disclosure Statement on or before 5:00 pm (Central time) on the date that is forty five (45) days after September 23, 2014;

(xi)           the Certification Forms are not mailed to the holders of Financial Claims within three (3) days after the Bankruptcy Court has entered the Rights Offering Procedures Order; provided, that the Requisite Investors shall not be entitled to terminate this Agreement pursuant to this Section 10.1(c)(xi) at any time after such Certification Forms have been mailed to the holders of Financial Claims;

(xii)           if the Debtor’s exclusive right to propose a plan of reorganization expires or is terminated by the Bankruptcy Court;

(xiii)         (A) there shall have been a Change of Recommendation, or (B) the Company shall have entered into an Alternate Transaction Agreement;

(xiv)         at any time after the Outside Date, as such date may be extended as described in Section 10.1(b)(iii);

(xv)          at any time after the date which is fifty (50) days after September 23, 2014 if the Committee has not provided a letter supporting the Plan for inclusion in materials sent to holders of Trade Claims and Financial Claims pursuant to the Plan Solicitation Order; or

(xvi)         the Bankruptcy Court has not entered the Confirmation Order on or before 5:00 pm (Central time) on December 10, 2014.

(d)           by the Debtors upon written notice to each Investor:

(i)            any Investor (or Related Purchaser or Permitted Claim Transferee, as applicable) shall have breached or failed to perform in any respect any representation, warranty, covenant or other agreement made by such Investor in this Agreement (or a Related Purchaser Certificate or Commitment Joinder Agreement, as applicable) or any such representation or warranty shall have become inaccurate and such breach, failure to perform or inaccuracy would, individually or in the aggregate, cause a condition set forth in Section 8.3(f) or Section 8.3(g) not to be satisfied, and (ii) such breach, failure to perform or inaccuracy is not cured by such Investor (or Related Purchaser or Permitted Claim Transferee, as applicable by the tenth (10th) Business Day after receipt of written notice thereof from the Company; provided, that, the Debtors shall not have the right to terminate this Agreement pursuant to this Section 10.1(d)(i) if they are then in breach of this Agreement; or

(ii)           if following completion of the Auction the Company enters into any Alternate Transaction Agreement with respect to the Successful Bid selected at the Auction and the Investors are not the Successful Bidder; provided, that the Debtors may only terminate this Agreement under the circumstances set forth in this Section 10.1(d)(ii) if: (A) the Debtors have not breached any of their obligations under Section 7.10, (B) the Board has determined in good faith, after consultation with its outside legal counsel, its independent financial advisor and the Committee, that such Successful Bid constitutes a Superior Transaction and that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and (C) concurrently with such termination, the Company pays any unpaid Expense Reimbursement pursuant to Section 4.3.

Section 10.2   Alternate Transaction Termination.  The Company and the other Debtors shall pay liquidated damages for the destruction of a capital asset in an amount equal to three million seven hundred and fifty thousand dollars ($3,750,000) (the “Termination Payment”) to the Investors or their designees based upon the respective pro rata share of Term B Loans held by such Investors on the date of payment, by wire transfer of immediately available funds to such accounts as the Investors may designate in writing if this Agreement is terminated as follows:

(a)           if the Requisite Investors shall terminate this Agreement pursuant to Section 10.1(c)(xiii)(B), the Debtors shall pay the Termination Payment on the date of consummation of any Alternate Transaction;

(b)           if the Debtors shall terminate this Agreement pursuant to Section 10.1(d)(ii), the Debtors shall then pay the Termination Payment on the date of consummation of any Alternate Transaction;

(c)           if this Agreement shall be terminated (a) pursuant to Section 10.1(b) (other than clause (i) or (ii) of Section 10.1(b)) or (b) by the Requisite Investors pursuant to Section 10.1(c) (other than clauses (ii), (ix), (x), (xii), or (xvi) of Section 10.1(c)), and, within twelve (12) months after the date of such termination (A), any of the Debtors execute a definitive agreement with respect to, or consummate, an Alternate Transaction or (B) the Bankruptcy Court approves or authorizes an Alternate Transaction, which, in either case, would be a Superior

Transaction under clause (b) of the definition of Superior Transaction set forth in Article I of this Agreement, then the Debtors shall pay the Termination Payment (to the extent not previously paid) on the date of consummation of such Alternate Transaction.

Section 10.3   Effect of Termination.  Upon termination under this Article X, all rights and obligations of the Parties shall terminate without any liability of any Party to any other Party except (i) the provisions of the covenants and agreements made by the Parties herein under Article IV (Premiums and Expenses), this Article X (Termination) and Article XI (General Provisions) will survive termination of this Agreement and shall remain in full force and effect, in each case, until such obligations have been satisfied in accordance with their terms, (ii) nothing in this Section 10.3 shall relieve any Party from liability for its gross negligence or any willful or intentional breach of this Agreement.  For purposes of this Agreement, “willful or intentional breach” shall mean a breach of this Agreement that is a consequence of an act undertaken by the breaching party with the knowledge that the taking of such act would, or would reasonably be expected to, cause a breach of this Agreement.

ARTICLE XI

GENERAL PROVISIONS

Section 11.1   Notices.  All notices and other communications in connection with this Agreement will be in writing and will be deemed given (and will be deemed to have been duly given upon receipt) if delivered personally, sent via electronic facsimile or email (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as will be specified by like notice):

(a)	If to the Company or the Debtors:

Global Geophysical Services, Inc.
13927 South Gessner Road
Missouri City, TX 77489
	Facsimile:	(713) 808-7810
	Email:	james.brasher@GlobalGeophysical.com
sean.gore@GlobalGeophysical.com
	Attention:	James Brasher
Sean Gore

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.
910 Louisiana Street
Houston, TX 77002-4495
	Facsimile:	(713) 229-7710
	Email:	joe.poff@bakerbotts.com
luckey.mcdowell@bakerbotts.com
	Attention:	Joe S. Poff
C. Luckey McDowell

(b)	If to any Investor:

To the address set forth opposite such Investor’s name on
Schedule 1

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, New York 10036
	Facsimile:	(212) 872-1002
	Email:	apreis@akingump.com
tfeuerstein@akingump.com
	Attention:	Arik Preis
Tony Feuerstein

(c)	If to the Ad Hoc Counsel:

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, New York 10036
	Facsimile:	(212) 872-1002
	Email:	apreis@akingump.com
tfeuerstein@akingump.com
	Attention:	Arik Preis
Tony Feuerstein

Section 11.2   Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the Company and Requisite Investors, other than an assignment by an Investor in accordance with Section 3.5 (Designation and Assignment Rights), Section 7.13(d) (Transfer of Votable Claims), Section 11.7 (Waivers and Amendments; Rights Cumulative) or any other assignment expressly permitted by a provision of this Agreement and any purported assignment in violation of this Section 11.2 shall be void ab initio.  Except as provided in Article IX with respect to the Indemnified Persons, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person other than the Parties any rights or remedies under this Agreement.

Section 11.3   Prior Negotiations; Entire Agreement.

(a)           This Agreement (including the agreements attached as Exhibits to and the documents and instruments referred to in this Agreement) constitutes the entire agreement of the Parties and supersedes all prior agreements, arrangements or understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement (including but not limited to the Plan Term Sheet and the Original Agreement).

(b)           Notwithstanding anything to the contrary in the Plan (including any amendments, supplements or modifications thereto) or the Confirmation Order (and any amendments, supplements or modifications thereto) or an affirmative vote to accept the Plan submitted by any Investor, nothing contained in the Plan (including any amendments, supplements or modifications thereto) or Confirmation Order (including any amendments, supplements or modifications thereto) shall alter, amend or modify the rights of the Investors under this Agreement unless such alteration, amendment or modification has been made in accordance with Section 11.7.

Section 11.4   GOVERNING LAW; VENUE.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS RULES THEREOF, AND TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.  THE PARTIES CONSENT AND AGREE THAT ANY ACTION TO ENFORCE THIS AGREEMENT OR ANY DISPUTE, WHETHER SUCH DISPUTES ARISE IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY SHALL BE BROUGHT EXCLUSIVELY IN THE BANKRUPTCY COURT.  THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT.  EACH OF THE PARTIES HEREBY WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE BANKRUPTCY COURT, (II) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY THE BANKRUPTCY COURT OR (III) ANY LITIGATION OR OTHER PROCEEDING COMMENCED IN THE BANKRUPTCY COURT IS BROUGHT IN AN INCONVENIENT FORUM.  THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING TO AN ADDRESS PROVIDED IN WRITING BY THE RECIPIENT OF SUCH MAILING, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

Section 11.5   WAIVER OF JURY TRIAL.  EACH PARTY HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY JURISDICTION IN ANY ACTION, SUIT, OR

PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE AMONG THE PARTIES UNDER THIS AGREEMENT, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.

Section 11.6   Counterparts.  This Agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to each other Party (including via facsimile or other electronic transmission), it being understood that each Party need not sign the same counterpart.

Section 11.7   Waivers and Amendments; Rights Cumulative.

(a)           Except as expressly provided in this Section 11.7, this Agreement may be amended, modified, superseded, restated or changed only by a written instrument signed by the Debtors and the Requisite Investors, and subject, to the extent required, to the approval of the Bankruptcy Court; provided, that (a) any Investor’s prior written consent shall be required for any amendment that would, directly or indirectly:  (i) modify such Investor’s rights under Section 3.2 to participate in the DIP Conversion based on its pro rata share of outstanding principal of Term B Loans, (ii) increase the portion of the DIP Facility Claims that would be converted to New Common Stock in the DIP Conversion, (iii) increase or decrease the aggregate number of shares of New Common Stock to be offered pursuant to the Rights Offering or (iv) have a materially adverse and disproportionate effect on such Investor and (b) the prior written consent of each Investor shall be required for any amendment to the definition of “Requisite Investors.”

(b)           The terms and conditions of this Agreement (other than the conditions set forth in Section 8.1 and Section 8.3 the waiver of which shall be governed solely by Article VIII) may be waived (x) by the Company or the Debtors only by a written instrument executed by the Company and (y) by the Investors only by a written instrument executed by all of the Investors, and subject in each case, to the extent required, to the approval of the Bankruptcy Court.

(c)           No delay on the part of any Party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any Party of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement.

(d)           Except as otherwise expressly provided in this Agreement (including Section 11.9), the rights and remedies provided pursuant to this Agreement are cumulative and are not exclusive of any rights or remedies which any Party otherwise may have at law or in equity.

Section 11.8   No Presumption Against Drafting Party.  The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

Section 11.9   Specific Performance; Limitation on Remedies.

(a)           Each Debtor and each Investor acknowledges and agrees that, in the event any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached (including any provision requiring the payment of all or a portion of the Commitment Premium, Termination Payment and/or the Expense Reimbursement), (i) the Parties may not have an adequate remedy at law in the form of money damages and (ii) in addition to any other rights and remedies existing in its favor, the Parties shall have the right to bring an action to enforce specifically the terms and provisions of this Agreement and to obtain an injunction, injunctions or any form of equitable relief to prevent breaches of this Agreement without the necessity of posting a bond.

(b)           Notwithstanding anything to the contrary contained in this Agreement, the Debtors acknowledge and agree that no Person other than the Investors and their permitted assignees shall have any obligation under this Agreement and that, notwithstanding that the Investors (or any of their permitted assignees) may be a partnership or limited liability company, no recourse under this Agreement, the Plan or any documents or instruments delivered in connection herewith or therewith shall be had against any Related Party of the Investors (or any of their permitted assignees) based upon the relationship of such Related Party to any Investor, whether by or through attempted piercing of the corporate (or limited liability company or limited liability partnership) veil the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, or otherwise, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any such Related Party, as such, for any obligations of the Investors (or any of their permitted assignees) under this Agreement, the Plan or any documents or instruments delivered in connection herewith or therewith or for any claim based on, in respect of, or by reason of such obligation or their creation.

Section 11.10  Damages.  Notwithstanding anything to the contrary in this Agreement, (i) the liabilities and obligations of any Investor under this Agreement shall be several and not joint and (ii) none of the Parties will be liable for, and none of the Parties shall claim or seek to recover, any punitive, special, indirect or consequential damages or damages for lost profits.  A breach by any of the Investors shall not in any way relieve the Debtors of their obligations under this Agreement with respect to any of the non-breaching Investors.

Section 11.11  No Reliance.  No Investor or any of its Related Parties shall have any duties or obligations to the other Investors in respect of this Agreement, the Plan or the transactions contemplated hereby or thereby.  Without limiting the generality of the foregoing, (a) no Investor or any of its Related Parties shall be subject to any fiduciary or other implied duties to the other Investors, (b) no Investor or any of its Related Parties shall have any duty to take any discretionary action or exercise any discretionary powers on behalf of any other Investor, (c) (i) no Investor or any of its Related Parties shall have any duty to the other Investors to obtain, through the exercise of diligence or otherwise, to investigate, confirm, or disclose to the other Investors any information relating to the Debtors or any of their Subsidiaries or Joint Ventures that may have been communicated to or obtained by such Investor or any of its Affiliates in any capacity and (ii) no Investor may rely, and confirms that it has not relied, on any due diligence investigation that any other Investor or any Person acting on behalf of such other

Investor may have conducted with respect to the Company or any of its Affiliates or Subsidiaries or any of their respective securities and (d) each Investor acknowledges that no other Investor is acting as a placement agent, initial purchaser, underwriter, broker or finder.

Section 11.12  Publicity.  At all times prior to the Effective Date or the earlier termination of this Agreement in accordance with its terms, the Debtors and  Investors shall consult with each other prior to issuing any press releases (and provide each other a reasonable opportunity to review and comment upon such release) or otherwise making public announcements with respect to the transactions contemplated by this Agreement and the Plan, and the Debtors may not issue any such press releases or such other public announcements with respect to the transactions contemplated by this Agreement and the Plan without the consent of the Requisite Investors (such consent not to be unreasonably withheld, conditioned or delayed), it being understood that nothing in this Section 11.12 shall prohibit any Party from filing any motions or other pleadings or documents with the Bankruptcy Court in connection with the Chapter 11 Proceedings, provided that such motion, pleading or document is not inconsistent with this Agreement.

Section 11.13  Effectiveness.  This Agreement is expressly contingent on, and shall automatically become effective on such date as both (a) the BCA Approval Order has been entered by the Bankruptcy Court and (b) each Party to this Agreement has executed this Agreement; provided, that notwithstanding the foregoing, between September 23, 2014 and the date that the Bankruptcy Court holds a hearing for the BCA Approval Order, the Debtors may not reject, terminate or repudiate this Agreement; provided, further, that the Debtors’ obligations under Section 7.1 and Section 7.2 shall be effective and in full force and effect upon the execution of this Agreement by the Parties.

Section 11.14  Settlement Discussions.  This Agreement and the transactions contemplated herein are part of a proposed settlement of a dispute between the Parties.  Nothing herein shall be deemed an admission of any kind.  Pursuant to section 408 of the U.S. Federal Rule of Evidence and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any Legal Proceeding, except to the extent that this Agreement is filed with, or disclosed to, the Bankruptcy Court in connection with the Chapter 11 Proceedings.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

GLOBAL GEOPHYSICAL SERVICES, INC.

By:	/s/ Sean M. Gore
Name:	Sean M. Gore
Title:	Senior Vice President and Chief Financial Officer

AUTOSEIS DEVELOPMENT COMPANY

By:	/s/ Sean M. Gore
Name:	Sean M. Gore
Title:	Senior Vice President and Chief Financial Officer

AUTOSEIS, INC.

By:	/s/ Sean M. Gore
Name:	Sean M. Gore
Title:	Senior Vice President and Chief Financial Officer

GGS INTERNATIONAL HOLDINGS, INC.

By:	/s/ Sean M. Gore
Name:	Sean M. Gore
Title:	Senior Vice President and Chief Financial Officer

[Signature Page to First Amended and Restated Backstop Agreement]

ACCRETE MONITORING, INC.
(formerly known as GLOBAL MICROSEISMIC SERVICES, INC.),

By:	/s/ Sean M. Gore
Name:	Sean M. Gore
Title:	Senior Vice President and Chief Financial Officer

GLOBAL GEOPHYSICAL EAME, INC.
(formerly known as GGS LEASE CO., INC.,
formerly known as PAISANO LEASE CO., INC.)

By:	/s/ Sean M. Gore
Name:	Sean M. Gore
Title:	Senior Vice President and Chief Financial Officer

[Signature Page to First Amended and Restated Backstop Agreement]

CREDIT SUISSE LOAN FUNDING LLC

By:	/s/ Robert Healey
Name:	Robert Healey
Title:	Authorized Signatory

[Signature Page to First Amended and Restated Backstop Agreement]

PEAK6 ACHIEVEMENT MASTER FUND LTD.

By: Achievement Asset Management LLC, its investment manager

By:	/s/ Donna MacDonald
Name:	Donna MacDonald
Title:	Chief Compliance Officer

[Signature Page to First Amended and Restated Backstop Agreement]

BARCLAYS BANK PLC

By:	/s/ James R. Felty
Name:	James R. Felty
Title:	Managing Director

[Signature Page to First Amended and Restated Backstop Agreement]

WINGSPAN MASTER FUND, LP
By WINGSPAN GP, LLC, as its general partner

By:	/s/ Brendan Driscoll
Name:	Brendan Driscoll
Title:	CFO

[Signature Page to First Amended and Restated Backstop Agreement]

THIRD AVENUE TRUST, on behalf of THIRD AVENUE FOCUSED CREDIT FUND

By:	/s/ W. James Hall
Name:	W. James Hall
Title:	General Counsel

[Signature Page to First Amended and Restated Backstop Agreement]

CWD OC 522 MASTER FUND, LTD.

By:	/s/ David Koenig
Name:	David Koenig
Title:	Authorized Signatory

[Signature Page to First Amended and Restated Backstop Agreement]

CANDLEWOOD SPECIAL SITUATIONS MASTER FUND, LTD.

By:	/s/ David Koenig
Name:	David Koenig
Title:	Authorized Signatory

[Signature Page to First Amended and Restated Backstop Agreement]

LITESPEED MASTER FUND LTD.

By:	/s/ Charles Murphy
Name:	Charles Murphy
Title:	Chief Financial Officer

[Signature Page to First Amended and Restated Backstop Agreement]